                                                             OMB APPROVAL
                                                      --------------------------
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement.

[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2)).

[X]  Definitive Proxy Statement.

[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                            COVEST BANCSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     3) Filing Party:

--------------------------------------------------------------------------------

     4) Date Filed:

--------------------------------------------------------------------------------
PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                             [COVEST BANC LOGO]


                             COVEST BANCSHARES, INC.



                               October 31, 2003



Dear Fellow Stockholder:


      It is my pleasure to invite you to attend a special meeting of stockholders of CoVest Bancshares, Inc. to be held at the Casa Royale, located at 783 Lee Street/Mannheim Road, Des Plaines, Illinois, on December 4, 2003 at 9:00 a.m. local time.



      The purpose of this meeting is to consider and vote upon the Agreement and Plan of Merger dated as of September 11, 2003 among CoVest, First Midwest Bancorp, Inc. and First Midwest Acquisition Subsidiary, Inc., a wholly-owned subsidiary of First Midwest. If the merger is consummated, each share of CoVest common stock will be exchanged for $27.45 in cash.


      The enclosed proxy statement explains in detail the terms of the merger, as well as other information relating to CoVest and First Midwest. Please carefully review and consider all of this information.

      AFTER CAREFUL CONSIDERATION, THE COVEST BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THE MERGER TO BE ADVISABLE AND IN THE BEST INTERESTS OF COVEST'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE AGREEMENT AND PLAN OF MERGER.

      YOUR PARTICIPATION IN THE SPECIAL MEETING, IN PERSON OR BY PROXY, IS ESPECIALLY IMPORTANT. AN ABSTENTION OR FAILURE TO VOTE AT THE SPECIAL MEETING OR TO SUBMIT A PROXY WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER. IF YOU DO SUBMIT A PROXY AND DO NOT INCLUDE INSTRUCTIONS ON HOW TO VOTE YOUR PROXY, YOUR SHARES WILL BE VOTED "FOR" THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER. PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE THAT HAS BEEN PROVIDED FOR YOUR CONVENIENCE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON, IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                               Sincerely yours,

                               /s/ James L. Roberts

                               James L. Roberts
                               President and Chief Executive Officer

                             [COVEST BANC LOGO]


                             COVEST BANCSHARES, INC.



                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD DECEMBER 4, 2003



To CoVest Stockholders:



      You are cordially invited to attend a special meeting of stockholders of CoVest Bancshares, Inc. to be held at the Casa Royale, located at 783 Lee Street/Mannheim Road, Des Plaines, Illinois, on December 4, 2003, at 9:00 a.m. local time.


      At the meeting, we will ask you to act on the following matters:

            1. Merger. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 11, 2003, by and among First Midwest Bancorp, Inc., First Midwest Acquisition Subsidiary, Inc. and CoVest, as described in the attached proxy statement, providing for the merger of First Midwest Acquisition Subsidiary, Inc. with and into CoVest, with CoVest becoming a wholly-owned subsidiary of First Midwest Bancorp, Inc.

            2. Transaction of Other Business. To transact such other business as may properly come before the meeting and adjournment or adjournments thereof.

      As of the date of this document, the CoVest board of directors knows of no business that will be presented for consideration at the CoVest special meeting, other than matters described in the attached proxy statement.

      THE BOARD OF DIRECTORS OF COVEST UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER.


      If you were a stockholder of record at the close of business on October 28, 2003, you may vote at the special meeting or at any postponement or adjournment of the meeting.


      To ensure that your shares are voted at the special meeting, please promptly complete, sign and return the proxy card in the enclosed envelope.

                                         By Order of the Board of Directors



                                         /s/ Paul A. Larsen

Des Plaines, Illinois                    Paul A. Larsen
October 31, 2003                         Secretary and Chief Financial Officer

                             [COVEST BANC LOGO]


                             COVEST BANCSHARES, INC.


                   PROXY STATEMENT FOR COVEST BANCSHARES, INC.
                         SPECIAL MEETING OF STOCKHOLDERS

                                 ---------------


      Subject to the satisfaction of the conditions in the Agreement and Plan of Merger described in this proxy statement, the boards of directors of CoVest Bancshares, Inc. and First Midwest Bancorp, Inc. have agreed that First Midwest and CoVest will engage in a transaction whereby First Midwest will acquire CoVest in a merger. If the merger is completed, each outstanding share of CoVest common stock will be exchanged for $27.45 in cash.


      The merger cannot be completed unless the holders of a majority of the outstanding shares of common stock of CoVest approve and adopt the Agreement and Plan of Merger, which will be considered at a special meeting of stockholders to be held by CoVest at the Casa Royale, located at 783 Lee Street/Mannheim Road, Des Plaines, Illinois, on December 4, 2003, at 9:00 a.m. local time. For a complete description of the terms of this agreement, see "The Merger" beginning on page 15.


      THE BOARD OF DIRECTORS OF COVEST UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING, SIGNING AND MAILING THE ENCLOSED PROXY CARD TO US. YOUR VOTE IS VERY IMPORTANT.

      CoVest's common stock is traded on The Nasdaq Stock Market under the symbol "COVB."


      Please read carefully the detailed information about the merger contained in this proxy statement. To obtain additional information about CoVest or First Midwest, please see "Where You Can Find More Information" beginning on page 38.



              THE DATE OF THIS PROXY STATEMENT IS OCTOBER 31, 2003,
        AND WAS FIRST MAILED TO COVEST STOCKHOLDERS ON OCTOBER 31, 2003.

                                TABLE OF CONTENTS


                                                                        PAGE
                                                                        ----
Questions and Answers About the Merger..............................      1
Summary.............................................................      4
  General...........................................................      4
  The Companies.....................................................      4
  The Special Meeting...............................................      4
  Record Date; Vote Required........................................      4
  Revocability of Proxies...........................................      5
  Dissenters' Rights................................................      5
  The Merger........................................................      5
  Regulatory Approvals..............................................      6
  Interests of Certain Persons in the Merger and Effect of the
    Merger on Employee Benefit Plans................................      8
CoVest Bancshares, Inc..............................................      8
First Midwest Bancorp, Inc..........................................      8
Security Ownership of Certain Beneficial Owners and Management......      9
Special Meeting.....................................................     10
  Purpose of the Meeting............................................     10
  Record Date; Voting and Revocability of Proxies...................     10
  Vote Required; Quorum.............................................     12
  Solicitation of Proxies...........................................     12
Dissenters' Rights of Appraisal.....................................     12
The Merger..........................................................     15
  Structure of the Merger...........................................     15
  Merger Consideration..............................................     15
  Effective Time of the Merger......................................     15
  Surrender of Certificates.........................................     15
  Background of the Merger..........................................     16
  Recommendation of CoVest Board of Directors and Reasons for
    the Merger......................................................     18
  Opinion of CoVest's Financial Advisor.............................     19
  Federal Income Tax Consequences...................................     24
  Regulatory Approvals..............................................     25
  Representations and Warranties....................................     26
  Conduct of Business Pending the Merger and Certain Covenants......     27
  Takeover Proposals; Termination Fee...............................     29
  Conditions to Completion of the Merger............................     30
  Termination; Amendment; Waiver....................................     31
  Affiliate Agreement...............................................     32
  Interests of Certain Persons in the Merger and Effect of the
    Merger on Employee Benefit Plans................................     32
  Rights Plan.......................................................     37
Stockholder Proposals...............................................     38
Where You Can Find More Information.................................     38
Annexes:
  Annex A: Agreement and Plan of Merger, dated as of September 11, 2003, by and among First Midwest Bancorp, Inc., First Midwest Acquisition Subsidiary, Inc. and CoVest Bancshares, Inc. (excluding exhibits)
  Annex B:  Fairness Opinion of William Blair & Company, L.L.C.
  Annex C: Relevant portions of Section 262 of the Delaware General Corporation Law relating to Dissenters' Rights

               QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT AM I BEING ASKED TO VOTE ON?

A: CoVest stockholders are being asked to vote on an Agreement and Plan of Merger, which, if approved, will result in CoVest being acquired by First Midwest in the following manner:


   o First Midwest Acquisition Subsidiary, Inc., a wholly-owned subsidiary of First Midwest Bancorp, Inc., will be merged with and into CoVest, with CoVest being the surviving corporation wholly-owned by First Midwest;



   o following that initial merger, CoVest will be merged with and into First Midwest with First Midwest being the surviving corporation; and



   o following the merger of CoVest with and into First Midwest, CoVest Banc, National Association, CoVest's wholly-owned banking subsidiary, will be merged with and into First Midwest Bank, First Midwest's wholly-owned banking subsidiary, with First Midwest Bank being the surviving entity.


   These transactions are collectively referred to in this proxy statement as "the merger." You may be asked to consider other matters as may properly come before the special meeting. CoVest does not know of any other matters that will be presented for consideration at its special meeting.

Q: WHAT WILL I RECEIVE FOR MY SHARES OF COVEST COMMON STOCK?

A: You will receive $27.45 in cash for each share of CoVest common stock that you own at the effective time of the merger.


Q: WHY DOES COVEST WANT TO MERGE WITH FIRST MIDWEST?


A: The CoVest board of directors believes that the merger consideration offered by First Midwest is fair to, and in the best interests of, CoVest's stockholders, that First Midwest is a sound merger partner and that the merger is in the best interests of CoVest's employees, customers and the communities that CoVest serves.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We hope to complete the merger in the fourth quarter of 2003, assuming that the required stockholder approval is obtained at the CoVest special meeting. The merger is also subject to the approval of applicable federal and state banking regulatory authorities and the satisfaction of other closing conditions. We cannot assure you as to if and when all the conditions to the merger will be met, nor can we predict the exact timing of the merger. It is also possible that we will not complete the merger.

Q: WHEN AND WHERE WILL THE SPECIAL MEETING TAKE PLACE?


A: The CoVest special meeting will be held at 9:00 a.m., local time, on December
   4, 2003, at the Casa Royale, located at 783 Lee Street/Mannheim Road, Des Plaines, Illinois.


Q: WHAT STOCKHOLDER APPROVALS ARE NEEDED?


A: Holders of at least a majority of the outstanding shares of CoVest common stock as of the close of business on October 28, 2003, the record date for the special meeting, must approve and adopt the merger agreement at the CoVest special meeting. The affirmative vote of a majority of the 3,448,325 shares of CoVest's issued and outstanding common stock eligible to vote, or 1,724,163 shares, is needed to approve the merger.


Q: WHAT IS THE RECOMMENDATION OF THE COVEST BOARD OF DIRECTORS?

A: The board of directors of CoVest recommends that you vote "FOR" the approval and adoption of the merger agreement.

Q: HAS COVEST RETAINED A FINANCIAL ADVISOR WITH RESPECT TO THIS TRANSACTION?



A: Yes. CoVest retained William Blair & Company, L.L.C. to be its financial advisor regarding the transactions contemplated by the merger agreement and to evaluate the financial terms of the merger. On September 11, 2003, Blair delivered its written opinion addressed to CoVest's board of directors that, as of that date, the merger consideration to be received by CoVest stockholders, other than First Midwest, was fair to these stockholders from a financial point of view. Blair updated its opinion on October 31, 2003. The full text of Blair's written opinion dated October 31, 2003 is included as Annex B to, and is incorporated by reference into, this document. You are urged to read this opinion in its entirety. For a more detailed description of the opinion, as well as a description of the fees CoVest paid and will pay Blair in connection with the merger and this opinion, see "The Merger - Opinion of CoVest's Financial Advisor" beginning on page 19.


Q: HOW DO THE DIRECTORS AND EXECUTIVE OFFICERS OF COVEST PLAN TO VOTE?


A: All of CoVest's directors and executive officers have agreed to vote their shares in favor of the merger agreement. These individuals collectively have the right to vote, as of the October 28, 2003 record date for the CoVest special meeting, 329,043 shares, or approximately 9.5% of CoVest common stock eligible to vote, including shares held pursuant to employee benefit plans of CoVest under which such individuals are entitled to exercise voting rights. For a description of the interests of certain directors and officers of CoVest, see "The Merger -- Interests of Certain Persons in the Merger and Effect of the Merger on Employee Benefit Plans" beginning on page 32.


Q: WHAT DO I NEED TO DO NOW?

A: After reviewing this proxy statement, submit your proxy by executing and returning the enclosed proxy card. To enable your shares to be represented at the special meeting, you should execute the enclosed proxy card. By submitting your proxy, you authorize the individuals named on the proxy card to represent you and vote your shares at the special meeting of CoVest in accordance with your instructions. These persons also may vote your shares to adjourn the special meeting from time to time and will be authorized to vote your shares at any adjournments of the special meeting.

   YOUR PROXY VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

Q: I AM A COVEST EMPLOYEE AND I HOLD SHARES IN THE COVEST ESOP OR THE COVEST
   BANC PROFIT SHARING AND SAVINGS PLAN (OR BOTH). WILL I BE ABLE TO VOTE THOSE SHARES?

A: Each of the CoVest Bancshares, Inc. Employee Stock Ownership Plan (or ESOP) and the CoVest Banc Profit Sharing and Savings Plan permits each participant to direct the trustee how to vote shares attributable to the participant's plan account in connection with the merger. If you are a participant in either such plan, you will receive information concerning the procedures for submitting a separate instruction card with your voting directions for each plan.

Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES
   FOR ME?

A: Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you. Therefore, it is important that you follow your broker's instructions carefully and that you instruct your broker how to vote your shares.

Q: HOW WILL MY SHARES BE VOTED IF I RETURN A BLANK PROXY CARD?

A: If you sign, date and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote "FOR" the proposals identified in this document, including in favor of approval and adoption of the merger agreement, and in the discretion of the persons named as proxies on any other matters presented for a vote at the special meeting.

Q: WHAT WILL BE THE EFFECT IF I DO NOT VOTE?


A: If you "ABSTAIN" or do not return your proxy card or do not otherwise vote at the special meeting, your failure to vote will have the same effect as if you voted "AGAINST" the approval and adoption of the merger agreement.

Q: CAN I VOTE MY SHARES IN PERSON?

A: Yes, if the shares you own are registered in your name, you may attend the special meeting and vote your shares in person rather than signing and mailing your proxy card. However, to ensure that your vote is counted at the special meeting, we recommend that you sign, date and promptly mail the enclosed proxy card. If your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of the shares on the record date for voting at the special meeting.

Q: CAN I CHANGE MY MIND AND REVOKE MY PROXY?

A: Yes, you may revoke your proxy and change your vote at any time before the polls close at the special meeting by:


   o signing another proxy with a later date and delivering it prior to the special meeting;



   o giving written notice of the revocation of your proxy to the Secretary of CoVest prior to the special meeting; or



   o  voting in person at the special meeting.


   Your latest dated proxy or vote will be counted. You may request a new CoVest proxy card by calling Paul A. Larsen, Secretary and Chief Financial Officer, at (847) 294-6500.

Q: WHAT REGULATORY APPROVALS ARE REQUIRED TO COMPLETE THE MERGER?

A: To complete the merger, First Midwest must first obtain the prior written approval of the Board of Governors of the Federal Reserve System and the Illinois Office of Banks and Real Estate. The applications for these approvals are currently pending.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO COVEST STOCKHOLDERS?


A: In general, you will recognize taxable income or gain to the extent that the cash you receive for your shares of CoVest common stock exceeds your basis in the stock. To review the tax consequences to CoVest stockholders in greater detail, see "The Merger -- Federal Income Tax Consequences," beginning on page 24. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE MERGER.


Q: WHAT IF I OPPOSE THE MERGER?  DO I HAVE DISSENTER'S RIGHTS?

A: CoVest stockholders who do not vote in favor of the merger agreement and who otherwise comply with all of the procedures of Section 262 of the Delaware General Corporation Law will be entitled to receive a payment in cash of the estimated fair value of their CoVest shares as ultimately determined under the statutory process. A copy of these provisions is attached as Annex C to this document. This value could be more than, but also could be less than, $27.45 per share.

Q: SHOULD I SEND IN MY COVEST STOCK CERTIFICATES NOW?

A: No. Either at the time of closing or shortly after the merger, First
   Midwest's paying agent will send you a letter of transmittal with instructions informing you how to send in your stock certificates. You should use the letter of transmittal to surrender CoVest stock certificates for the merger consideration. DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q: WHO CAN ANSWER MY QUESTIONS ABOUT THE MERGER OR THIS PROXY STATEMENT?

A: If you have any questions regarding the merger or this proxy statement, you should contact:

   CoVest Bancshares, Inc.
   749 Lee Street
   Des Plaines, Illinois 60016-6469
   Attn: Secretary and Chief Financial Officer
   (847) 294-6500

                                     SUMMARY


   This brief summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document, including the annexes, and the other documents to which we refer. For more information about CoVest and First Midwest, see "Where You Can Find More Information" beginning on page 38. Each item in this summary contains a page reference directing you to a more complete description of that item.


GENERAL

   This proxy statement relates to the proposed merger of CoVest with First Midwest. CoVest believes that the merger will enhance stockholder value by allowing CoVest stockholders to receive cash in exchange for their shares of CoVest common stock.


THE COMPANIES (PAGE 8)



COVEST (PAGE 8)
COVEST BANCSHARES, INC.
749 LEE STREET
DES PLAINES, ILLINOIS 60016-6469
(847) 294-6500


   CoVest, a Delaware corporation, is a registered bank holding company headquartered in Des Plaines, Illinois. Its only direct subsidiary is CoVest Banc, National Association, a national banking association. CoVest's principal markets for financial services presently are in Des Plaines, Arlington Heights and Schaumburg, Illinois, and the areas immediately surrounding those communities. At June 30, 2003, CoVest had, on a consolidated basis, assets of approximately $624.2 million, deposits of approximately $490.9 million and stockholders' equity of approximately $50.5 million. CoVest common stock is traded on The Nasdaq Stock Market under the symbol "COVB."


FIRST MIDWEST (PAGE 8)
FIRST MIDWEST BANCORP, INC.
300 PARK BOULEVARD
SUITE 400
ITASCA, ILLINOIS  60143
(630) 875-7345



   First Midwest, a Delaware corporation, is a registered bank holding company headquartered in Itasca, Illinois. First Midwest conducts its principal activities through its banking and non-banking subsidiaries, including First Midwest Bank, its banking subsidiary. At June 30, 2003, on a consolidated basis, First Midwest had assets of approximately $6.46 billion, deposits of approximately $4.53 billion and stockholders' equity of approximately $508.0 million. First Midwest common stock is traded on The Nasdaq Stock Market under the symbol "FMBI."



THE SPECIAL MEETING (PAGE 10)



   A special meeting of the CoVest stockholders will be held at 9:00 a.m., local time, on December 4, 2003, at the Casa Royale, located at 783 Lee
Street/Mannheim Road, Des Plaines, Illinois 60016-6469. Holders of CoVest common stock outstanding as of the close of business on October 28, 2003, are entitled to vote at the meeting and will be asked to consider and vote upon:



   o the approval and adoption of the merger agreement; and



   o any other matters properly presented at the special meeting.



RECORD DATE; VOTE REQUIRED (PAGE 10)



   At the special meeting, the merger agreement must be approved by the affirmative vote of the holders of at least a majority of the 3,448,325 shares of CoVest common stock outstanding at the close of business on October 28, 2003, or 1,724,163 shares.

   As of October 28, 2003, CoVest's directors, executive officers and their affiliates had the right to vote, in the aggregate, approximately 329,043 shares (9.5%) of the outstanding CoVest common stock, of which 24,949 shares are beneficially held in the ESOP, and 21,583 shares are beneficially held in the CoVest Banc Profit Sharing and Savings Plan, in each case over which they have voting power as plan participants. CoVest's directors, executive officers and affiliates also beneficially held 437,379 unexercised, stock options (which have no voting rights). The directors and executive officers of CoVest have agreed to vote their shares in favor of the merger.


   Approval and adoption of the merger agreement will also authorize the CoVest board of directors to exercise its discretion on whether to proceed with the merger in the event CoVest has the right under the merger agreement to terminate the agreement. This determination may be made without notice to, or the resolicitation of proxies from, the CoVest stockholders.


REVOCABILITY OF PROXIES (PAGE 10)


   You may revoke your proxy at any time before it is exercised by:


   o filing with the Secretary of CoVest a written notice of revocation of your proxy;



   o  submitting a duly executed proxy bearing a later date; or



   o  voting in person at the special meeting.



DISSENTERS' RIGHTS (PAGE 12)


   CoVest stockholders who perfect their appraisal rights by complying with all of the provisions of Section 262 of the Delaware General Corporation Law will be entitled to receive, in lieu of the per share merger consideration contemplated in the merger agreement, following the commencement and conclusion of a statutory appraisal proceeding in the Delaware Court of Chancery, the amount of the fair value of their shares as determined by the court in the appraisal proceeding. To demand appraisal and payment for shares of CoVest common stock, a CoVest stockholder:


   o must deliver to CoVest before the vote on the merger agreement a written demand for appraisal of his or her shares; and



   o  must not vote in favor of the merger agreement.


   All written demands for appraisal should be delivered to CoVest at its principal executive offices at 749 Lee Street, Des Plaines, Illinois 60016-6469,
Attention: Secretary and Chief Financial Officer. Voting in favor of the merger agreement, or delivering a proxy in connection with the CoVest special meeting (unless the proxy votes against or expressly abstains from the vote on the merger agreement) will constitute waiver of a stockholder's appraisal rights.


   If you dissent from the merger and the conditions outlined above are met, your only right will be to receive the fair value of your shares as determined by mutual agreement between you and First Midwest or by appraisal of a court if you are unable to agree. YOU SHOULD BE AWARE THAT SUBMITTING A SIGNED PROXY CARD WITHOUT INDICATING A VOTE WITH RESPECT TO THE MERGER WILL BE DEEMED A VOTE "FOR" THE MERGER AND A WAIVER OF YOUR DISSENTERS' RIGHTS. A VOTE "AGAINST" THE MERGER DOES NOT DISPENSE WITH THE REQUIREMENTS TO REQUEST AN APPRAISAL UNDER THE DELAWARE GENERAL CORPORATION LAW.


   The appraised value MAY BE MORE OR LESS than the consideration you would have received under the terms of the merger agreement.


THE MERGER (PAGE 15)



   If approved by the CoVest stockholders, and if other conditions to the merger agreement are satisfied (including First Midwest obtaining necessary regulatory approvals), at the effective time of the merger, First Midwest Acquisition Subsidiary, Inc., a wholly-owned subsidiary of First Midwest, will merge with and into CoVest, with CoVest being the surviving corporation and a wholly-owned subsidiary of First Midwest. First Midwest will pay cash to the holders of common stock of CoVest for their shares of CoVest common stock. Immediately after the effective time, First Midwest intends to cause CoVest to merge with and into First

Midwest, with First Midwest being the surviving corporation, and also to cause CoVest Banc to merge with and into First Midwest Bank, its wholly-owned subsidiary, with First Midwest Bank being the surviving entity.



HOLDERS OF COVEST COMMON STOCK WILL RECEIVE CASH IN THE MERGER (PAGE 15)


   If the merger is completed, CoVest stockholders will have the right to receive $27.45 in cash for each share of CoVest common stock that they own as of the effective time of the merger.


REASONS FOR THE MERGER (PAGE 18)


   The CoVest board of directors believes that the merger consideration is fair to, and in the best interests of, CoVest's stockholders, that First Midwest is a sound merger partner and that the merger is in the best interests of CoVest's employees, customers and the communities that CoVest serves.


   You can find a more detailed discussion of the background to the merger agreement and CoVest's reasons for the merger in this document under "The Merger -- Background of the Merger" beginning on page 15 and "-- Recommendation of CoVest Board of Directors and Reasons for the Merger" beginning on page 18.



RECOMMENDATION TO COVEST STOCKHOLDERS (PAGE 18)



   THE COVEST BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, COVEST AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.



OPINION OF COVEST'S FINANCIAL ADVISOR (PAGE 19)


   Among other factors considered in deciding to approve the merger, the CoVest board of directors considered the opinion of William Blair & Company, L.L.C., CoVest's financial advisor. On September 5, 2003, the date on which the CoVest board of directors approved the merger and related agreements, Blair informed the CoVest board that Blair was prepared to deliver a written opinion as to the fairness of the merger consideration to CoVest's stockholders from a financial point of view upon execution of the merger agreement. Blair delivered its written opinion addressed to CoVest's board that as of September 11, 2003, and updated as of the date of this document, the merger consideration was fair to the holders of CoVest common stock, other than First Midwest, from a financial point of view. Blair's updated opinion is included as Annex B to, and is incorporated by reference into, this document. You should read this opinion in its entirety to understand the assumptions made, matters considered and limitations of the review undertaken by Blair in providing its opinion.


FEDERAL INCOME TAX CONSEQUENCES (PAGE 24)


   The exchange of your shares of CoVest common stock for cash may cause you to recognize taxable gain for federal income tax purposes, which may require you to pay tax on such gain. The expected material federal income tax consequences are set out in greater detail herein. Tax matters are very complicated and the tax consequences to you will depend on the facts of your own situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger on you.


REGULATORY APPROVALS (PAGE 25)



   To complete the merger, First Midwest must first obtain the prior written approval of the Federal Reserve Board of the merger of First Midwest Acquisition Subsidiary with and into CoVest and the merger of CoVest with and into First Midwest. First Midwest must also obtain the prior written approval of the Federal Reserve Board and the Illinois Office of Banks and Real Estate of the merger of CoVest Banc with and into First Midwest Bank. Finally, First Midwest must provide 60 days prior written notice to the Illinois Office of Banks and Real Estate of the acquisition of all of the outstanding capital stock of CoVest Banc's wholly-owned subsidiary, CoVest Investments, Inc., through the merger of CoVest Banc with and into First Midwest Bank. The applications for these approvals are currently pending.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 30)


   CoVest and First Midwest will complete the merger only if certain conditions are satisfied. Some of these conditions include:


   o  the approval of the merger agreement by CoVest's stockholders;



   o the receipt of certain regulatory approvals of the merger and all subsequent transactions described in the merger agreement and the expiration of any waiting periods;



   o the absence of an injunction or regulatory prohibition to completion of the merger and all subsequent transactions described in the merger agreement;



   o CoVest's "stockholders' equity," as defined in the merger agreement, shall not be less than $47,331,850 (CoVest's "stockholders' equity" was $50,484,000 as of June 30, 2003);



   o the aggregate number of dissenting shares shall not exceed fifteen percent of the issued and outstanding shares of CoVest common stock immediately prior to the closing of the merger;



   o the accuracy of the respective representations and warranties of First Midwest, First Midwest Acquisition Subsidiary and CoVest in the merger agreement, subject in most cases to exceptions that would not have a material adverse effect on First Midwest, First Midwest Acquisition Subsidiary or CoVest; and



   o the compliance by First Midwest, First Midwest Acquisition Subsidiary and CoVest with their respective covenants and agreements in the merger agreement, subject in most cases to exceptions that would not have a material adverse effect on First Midwest, First Midwest Acquisition Subsidiary or CoVest.


   Where the law permits, a party to the merger agreement could elect to waive a condition to its obligations to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.


RIGHT TO TERMINATE (PAGE 31)


   The boards of directors of First Midwest and CoVest may jointly agree to terminate the merger agreement without completing the merger. In addition (except as noted below), either company can individually terminate the merger agreement prior to the completion of the merger if:


   o the other party materially breaches the merger agreement and has failed to cure the breach;



   o  the merger is not completed by March 31, 2004;



   o  the parties do not obtain the required regulatory approvals;



   o  CoVest's stockholders do not approve and adopt the merger agreement; or



   o  other conditions to closing the merger have not been satisfied.



TAKEOVER PROPOSAL AND TERMINATION FEE (PAGE 29)


   CoVest may owe a termination fee to First Midwest if the merger is terminated because of CoVest's actions regarding a competing takeover proposal from a third party. The amount of the termination fee is $5,000,000. CoVest may also be required to pay a $5,000,000 termination fee to First Midwest in certain other limited circumstances.


COVEST AND FIRST MIDWEST MAY AMEND THE TERMS OF THE MERGER AND WAIVE CERTAIN CONDITIONS (PAGE 31)


   Prior to the special meeting of CoVest stockholders, First Midwest and CoVest may jointly amend the terms of the merger agreement, and each of them may waive the right to require the other party to adhere to those terms, to the extent legally permissible.

However, if the CoVest stockholders approve and adopt the merger agreement, any subsequent amendment or waiver that reduces or changes the amount or form of the consideration that CoVest stockholders will receive as a result of the merger or in any other way adversely affects the rights of CoVest's stockholders cannot be completed without the additional approval of the CoVest stockholders of this subsequent amendment or waiver. By approving the merger agreement, the CoVest stockholders will be permitting the board of directors of CoVest to determine, in the exercise of its fiduciary duties, to terminate the merger agreement, or to proceed with the merger, under certain circumstances. See "The Merger -- Merger Consideration" beginning on page 15.



INTERESTS OF CERTAIN PERSONS IN THE MERGER AND EFFECT OF THE MERGER ON EMPLOYEE BENEFIT PLANS (PAGE 32)


   When considering the CoVest board's recommendation that CoVest's stockholders vote to approve and adopt the merger agreement, you should be aware that certain CoVest directors and officers may have interests in the merger that are different from and in addition to their interests as stockholders. These interests exist because of the rights that these directors and officers have to receive payments under the terms of their CoVest benefit and compensation plans and various agreements with CoVest. These interests also arise from provisions of the merger agreement relating to director and officer indemnification and insurance.

   CoVest's board of directors knew about and considered these different and additional interests in approving the merger agreement.


EFFECT ON COVEST'S EMPLOYEE STOCK OWNERSHIP PLAN (PAGE 33)


   At the effective time of the merger, the CoVest Employee Stock Ownership Plan, or ESOP, will be terminated in accordance with its terms. Prior to the termination, the ESOP trustee may sell a sufficient number of unallocated shares of CoVest common stock to repay the then-outstanding ESOP loan in full. The ESOP trustee may sell such shares to CoVest. The remaining assets of the ESOP will be distributed to the participants and beneficiaries.

                             COVEST BANCSHARES, INC.

   CoVest is a bank holding company headquartered in Des Plaines, Illinois. Its only direct subsidiary is CoVest Banc, National Association, a national banking association. CoVest Banc's only subsidiary, CoVest Investments, Inc., an Illinois corporation, engages in the business of selling annuities and insurance products and offers complete securities brokerage services. CoVest's principal business consists of gathering savings deposits from the general public within its market area and investing those savings deposits in multifamily residential loans, commercial real estate loans, land, construction and development loans, one-to-four family residential mortgage loans, consumer loans (including loans secured by savings deposits), commercial lines of credit and obligations of the U.S. Government. CoVest's revenues are derived principally from interest on loans and securities. CoVest's primary sources of funds are savings deposits, proceeds from principal and interest payments on loans, investment securities and Federal Home Loan Bank advances.


   CoVest is a community-oriented financial institution which provides a variety of financial services to meet the needs of the communities which it serves. It serves the markets of Des Plaines, Illinois (749 Lee Street, Des Plaines), Arlington Heights, Illinois (770 West Dundee Road, Arlington Heights) and Schaumburg, Illinois (2610 West Schaumburg Road, Schaumburg) and the surrounding communities.


   As of June 30, 2003, CoVest had, on a consolidated basis, assets of approximately $624.2 million, deposits of approximately $490.9 million and stockholders' equity of approximately $50.5 million. CoVest common stock is traded on The Nasdaq Stock Market under the symbol "COVB."

                           FIRST MIDWEST BANCORP, INC.

   First Midwest is the premier relationship-based banking franchise in the wealthy and growing suburban Chicago banking markets. As the largest independent bank holding company and one of the overall largest banking companies in the Chicago metropolitan area, First Midwest provides a full range of both business and retail banking and trust and investment management services through 70 offices located in more than 40 communities, primarily in northern Illinois.

   At June 30, 2003, on a consolidated basis, First Midwest had assets of approximately $6.46 billion, deposits of approximately $4.53 billion and stockholders' equity of approximately $508.0 million. First Midwest common stock is traded on The Nasdaq Stock Market under the symbol "FMBI."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


      The following table sets forth information with respect to the beneficial ownership of CoVest common stock at October 28, 2003, by each person known by CoVest to be the beneficial owner of more than five percent of CoVest's outstanding common stock, by each of CoVest's directors, by certain of CoVest's executive officers and by all of CoVest's directors and executive officers as a group.



NAME OF INDIVIDUAL AND                    AMOUNT AND NATURE OF           PERCENT
NUMBER OF PERSONS IN GROUP               BENEFICIAL OWNERSHIP(1)        OF CLASS
--------------------------               -----------------------        --------

5% STOCKHOLDERS
CoVest Bancshares, Inc.
Employee Stock Ownership Plan
749 Lee Street
Des Plaines, IL  60016                         335,187 (2)                 9.7%

Michael and Frances Halikias
15750 S. Harlem Avenue
Orland Park, IL 60462                          317,250 (3)                 9.2%

DIRECTORS
George T. Drost                                 91,786 (4)                 2.6%
David M. Miller                                 28,183 (5)                   *
Gerald T. Niedert                               82,294 (6)                 2.4%
James L. Roberts                               140,134 (7)                 3.9%
David B. Speer                                  14,738 (8)                   *
Frank A. Svoboda, Jr.                          108,705 (9)                 3.1%

OTHER NAMED EXECUTIVE OFFICERS
Paul A. Larsen                                 113,021 (10)                3.2%
J. Stuart Boldry, Jr.                           38,580 (11)                1.1%
Michael A. Sykes                                63,244 (12)                1.8%
Joseph J. Gillings                              58,593 (13)                1.7%

All directors and executive officers
as a group (11 persons)                        766,422 (14)               19.7%



---------------------------
*     Less than one percent.



(1) The information contained in this column is based upon information furnished to us by the persons named above except as set forth in the footnotes below. The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as set forth in the footnotes below. Inclusion of shares shall not constitute an admission of beneficial ownership or voting and investment power over included shares. Includes shares held directly, shares allocated to the respective individual under the CoVest employee stock ownership plan, shares obtainable within the next 60 days pursuant to options granted under the CoVest 1992 stock option and stock incentive plan and the CoVest 1996 stock option plan, shares held in retirement accounts or in a fiduciary capacity and shares held by certain family members, with respect to which shares the listed individuals or group members may be deemed to have shared or sole voting or investment power. Each of the CoVest ESOP and CoVest Banc Profit Sharing and Savings Plan permit each plan participant to direct the trustee of such plan how to vote shares attributable to the participant's plan account in connection with the merger. Under the ESOP, unallocated shares held in the suspense account and allocated shares for which no voting directions are received will be voted by the ESOP trustees in a manner calculated to most accurately reflect the voting directions received from participants regarding the allocated stock, subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, or ERISA.



(2) James L. Roberts, Paul A. Larsen and Barbara A. Buscemi serve as co-trustees of the CoVest ESOP, and are deemed to have shared voting and investment power over shares held by the ESOP. The ESOP holds 66,307 shares that have not yet been allocated to employees' accounts.


(3) As reported in a Schedule 13G filed under the Securities Exchange Act of 1934, as amended, dated March 5, 1995, Mr. and Mrs. Halikias reported shared voting and investment power over all such shares.

(4) Includes 15,750 shares subject to options granted under our stock option plans, over which Mr. Drost has no voting and sole investment power, 29,430 shares held by Mr. Drost's spouse, as trustee, over which Mr. Drost has no voting and no investment power, and 7,100 shares held by the Drost, Kivlahan & McMahon Ltd. Profit Sharing Plan, as trustee, over which Mr. Drost has sole voting and investment power.


(5) Includes 13,500 shares subject to options granted under our stock option plans, over which Mr. Miller has no voting and sole investment power.

(6) Includes 15,750 shares subject to options granted under our stock option plans, over which Mr. Niedert has no voting and sole investment power.


(7) Excludes 335,187 shares over which Mr. Roberts is deemed to have voting and/or investment power as co-trustee of the ESOP. Includes 124,338 shares subject to options granted under our stock option plans, over which Mr. Roberts has no voting and sole investment power.


(8) Includes 11,250 shares subject to options granted under our stock option plans, over which Mr. Speer has no voting and sole investment power.


(9) Includes 11,250 shares subject to options granted under our stock option plans, over which Mr. Svoboda has no voting and sole investment power, 4,500 shares for which Mr. Svoboda serves as co-trustee, over which shares Mr. Svoboda has sole voting and investment power, 3,375 shares held by Mr. Svoboda's spouse, over which shares Mr. Svoboda has no voting and no investment power and 2,250 shares for which Mr. Svoboda serves as co-trustee, over which shares Mr. Svoboda has shared voting and investment power.



(10) Excludes 335,187 shares over which Mr. Larsen is deemed to have voting and/or investment power as a co-trustee of the ESOP. Includes 84,266 shares subject to options granted under our stock option plans, over which Mr. Larsen has no voting and sole investment power.


(11) Includes 34,798 shares subject to options granted under our stock option plans, over which Mr. Boldry has no voting and sole investment power.

(12) Includes 53,578 shares subject to options granted under our stock option plans, over which Mr. Sykes has no voting and sole investment power.

(13) Includes 52,644 shares subject to options granted under our stock option plans, over which Mr. Gillings has no voting and sole investment power.


(14) Excludes 335,187 shares over which Messrs. Roberts and Larsen and Ms. Buscemi are deemed to have shared voting and/or investment power as co-trustees of the ESOP.


                                 SPECIAL MEETING


   This document and the accompanying proxy card are being furnished to you in connection with the solicitation by the board of directors of CoVest of proxies to be used at the special meeting of stockholders to be held at 9:00 a.m., local time, on December 4, 2003, at the Casa Royale, located at 783 Lee Street/Mannheim Road, Des Plaines, Illinois, and at any adjournments thereof. This document, the enclosed notice of special meeting and proxy card are first being sent to you on or about October 31, 2003.


PURPOSE OF THE MEETING

   The purpose of the special meeting of stockholders is to:


   o consider and vote upon the proposal to approve and adopt the merger agreement relating to the merger of CoVest and First Midwest (see "The Merger -- Structure of the Merger" beginning on page 15); and



   o in addition, stockholders may be asked to consider such other matters as are properly brought before the special meeting, including a proposal to adjourn the special meeting to permit further solicitation of proxies by the CoVest board of directors in the event that there are an insufficient number of votes to approve and adopt the merger agreement at the time of the special meeting.


   As of the date of this document, the CoVest board of directors knows of no business that will be presented for consideration at the special meeting, other than matters described in this document.

RECORD DATE; VOTING AND REVOCABILITY OF PROXIES


   The CoVest board of directors has fixed the close of business on October 28, 2003, as the record date for stockholders entitled to notice of and to vote at the special meeting. Only holders of record of CoVest common stock on that date are entitled to notice of and to vote at the special meeting. Each share of CoVest common stock you own entitles you to one vote. On the record date, 3,448,325 shares of CoVest common stock were outstanding and entitled to vote at the special meeting, held by approximately 1,400 stockholders of record.

   Under the CoVest ESOP, each participant is entitled to direct the trustee with respect to voting of the shares of CoVest common stock allocated to such participant's account in the ESOP. James L. Roberts, Paul A. Larsen and Barbara
A. Buscemi serve as the trustees for the ESOP. Subject to their duties under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, the ESOP trustees will vote all allocated shares held in the ESOP in accordance with the directions received. As of the record date, 268,880 of the 335,187 shares of CoVest common stock in the ESOP had been allocated to participating employees, including 24,949 shares which have been allocated to accounts of current executive officers. Under the ESOP, unallocated shares held in the suspense account and allocated shares for which no voting directions are received will be voted by the ESOP trustees in a manner calculated to most accurately reflect the voting directions received from participants regarding the allocated stock, subject to the provisions of ERISA.


   Under the CoVest Banc Profit Sharing and Savings Plan, each participant having an account under the plan that includes shares of CoVest common stock may direct the plan trustee with respect to voting such shares. Subject to its duties under ERISA, the trustee will vote such shares in accordance with the directions received. The plan trustee will not vote any shares for which no voting directions are received from plan participants.

   A separate notice of a special meeting of stockholders, proxy statement, voting direction form and return envelope will be provided to each participant in the ESOP and the Profit Sharing Plan. Those participants should return the applicable voting direction form or forms directly to the ESOP trustees or the plan trustee in the envelope or envelopes provided. The ESOP trustees and the plan trustee will maintain as confidential the directions set forth on the direction form and will not disclose such information to CoVest and its directors and officers.

   If you are a registered stockholder, that is, if you hold your stock in your own name as registered with CoVest's stock transfer agent, Computershare Investor Services, L.L.C., you may vote at the special meeting using any one of the following methods:


   o You May Vote by Mail. You may complete and sign the accompanying proxy card and return it in the enclosed envelope. The enclosed envelope requires no additional postage if mailed in the United States.



   o You May Vote in Person at the Meeting. If you plan to attend the special meeting and wish to vote in person, we will give you a ballot at the meeting. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of CoVest common stock on October 28, 2003, the record date for voting at the special meeting.


   Stockholders who execute proxies retain the right to revoke them at any time prior to their exercise. Unless revoked, the shares represented by proxies will be voted at the special meeting and all adjournments thereof. Proxies may be revoked by:


   o providing written notice to the Secretary of CoVest Bancshares, Inc., 749 Lee Street, Des Plaines, Illinois 60016-6469;



   o filing a later dated proxy prior to a vote being taken on a particular proposal at the CoVest special meeting; or



   o  attending the special meeting and voting in person.


Your latest dated proxy or vote will be counted.

   Proxies solicited by the CoVest board will be voted in accordance with the directions given on the proxy cards. If you sign and return your proxy card, but do not indicate your vote on the proxy card, your proxy will be voted "FOR" approval and adoption of the merger agreement.


   If you hold shares of CoVest common stock in "street name," you must instruct your broker to vote your shares on the proposal to approve and adopt the merger agreement following the directions provided to you by your broker. Your failure to instruct your broker to vote on the proposal to approve and adopt the merger agreement will be the equivalent of voting against the proposal. Therefore, you are encouraged to instruct your broker how to vote your shares.



   The proxies confer discretionary authority on the persons named on the proxy cards to vote your common stock with respect to matters incident to the conduct of the special meeting. If any other business is presented at the special meeting, proxies will be voted in accordance with the discretion of the proxy holders.

VOTE REQUIRED; QUORUM


   The affirmative vote of the holders of at least a majority of the CoVest common stock outstanding is required to approve and adopt the merger agreement. All of CoVest's directors and executive officers have agreed to vote their shares in favor of the merger. These individuals collectively have the right to vote, as of the record date for the special meeting, 329,043 shares, or approximately 9.5% of CoVest common stock eligible to vote. The affirmative vote of a majority of the shares, or 1,724,163 shares, of CoVest's issued and outstanding common stock eligible to vote is needed to approve the merger. For a description of the interests of certain directors and officers of CoVest, see "The Merger -- Interests of Certain Persons in the Merger and Effect of the Merger on Employee Benefit Plans" beginning on page 32.


   BECAUSE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE COVEST COMMON STOCK OUTSTANDING, ABSTENTIONS AND FAILURES TO VOTE WILL HAVE THE SAME EFFECT AS VOTES AGAINST THE PROPOSAL. If you do not return your proxy card, mark "ABSTAIN" on your proxy card or do not otherwise vote at the special meeting, it will have the same effect as if you voted "AGAINST" the approval and adoption of the merger agreement. Under the National Association of Securities Dealers, Inc. conduct rules, your broker may not vote your shares without instructions from you on the proposal to approve and adopt the merger agreement. Without your voting instructions, a broker non-vote will occur. Broker non-votes have the same effect as votes "AGAINST" the merger.

   A majority of the shares of CoVest common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the special meeting for a quorum to be present for purposes of transacting business. Abstentions and broker non-votes will be counted in determining whether a quorum is present. In the event that a quorum is not present, it is expected that the special meeting will be adjourned or postponed to solicit proxies. The affirmative vote of the holders of a majority of the shares of CoVest common stock present and voting on the matter may authorize the adjournment of the special meeting.

   No proxy that is voted against the proposal to approve and adopt the merger agreement will be voted in favor of adjournment to solicit further proxies for such proposal.

SOLICITATION OF PROXIES

   CoVest will pay all the costs of soliciting proxies. CoVest will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of CoVest common stock. In addition to solicitations by mail, directors, officers and employees of CoVest may solicit proxies personally or by telephone without additional compensation. CoVest has also retained Morrow & Company, Inc. to assist, as necessary, in the solicitation of proxies for a fee estimated not to exceed $8,000.

   DO NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARDS. AS SOON AS PRACTICABLE AFTER THE COMPLETION OF THE MERGER, THE PAYING AGENT WILL MAIL TRANSMITTAL FORMS WITH INSTRUCTIONS FOR THE SURRENDER OF COVEST STOCK CERTIFICATES.

                         DISSENTERS' RIGHTS OF APPRAISAL

GENERAL

   Stockholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled under relevant state laws to appraisal or dissenters' rights in connection with the proposed transaction depending on the circumstances. These rights generally confer on stockholders who oppose a merger or the consideration to be received in a merger the right to receive, in lieu of the consideration being offered in the merger, the fair value for their shares as determined in a judicial appraisal proceeding.

   Each CoVest stockholder has the right to demand the appraised value of his or her shares of CoVest common stock in cash if the stockholder follows all of the procedures set forth under Section 262 of the Delaware General Corporation Law, or the DGCL. A copy of this section is attached as Annex C hereto.


HOW TO DISSENT


   Under the DGCL, a CoVest stockholder may demand an appraisal of the fair value (as determined pursuant to Section 262 of the DGCL) of his or her shares of CoVest common stock and receive payment of the fair value in cash if the merger is consummated.

First Midwest, as the surviving corporation, will pay to a stockholder the fair value of the stockholder's shares of CoVest common stock if the stockholder:


   o files with CoVest, prior to the vote at the CoVest special meeting, a written demand for an appraisal of the fair value of his or her shares;



   o does not vote in favor of the approval and adoption of the merger agreement;



   o continues to hold his or her shares through the effective time of the merger; and



   o does not withdraw the demand for appraisal within a period of 60 days after the effective time. A demand will be sufficient if it reasonably informs CoVest of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of his or her shares.



   A proxy or vote "AGAINST" the approval and adoption of the merger agreement will not, by itself, be regarded as a written objection for purposes of asserting appraisal rights. A vote "FOR" the approval and adoption of the merger agreement will constitute a waiver of a stockholder's appraisal rights.


   All written demands for appraisal should be addressed and delivered to:
CoVest Bancshares, Inc., 749 Lee Street, Des Plaines, Illinois, 60016-6469
Attention: Secretary and Chief Financial Officer, before the taking of the vote concerning the merger at the CoVest special meeting, and should be executed by, or on behalf of, the holder of record.

WHO MAY DISSENT

   To be effective, a demand for appraisal must be executed by or for the stockholder of record who held CoVest shares on the date of making the demand, and who continuously holds such shares through the effective time of the merger, fully and correctly, as the stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such case, have the registered owner submit the required demand in respect of the shares.

   If CoVest common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in this fiduciary capacity. If CoVest common stock is owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds CoVest common stock as nominee for others may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In this case, the written demand should set forth the number of shares as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of CoVest common stock registered in the name of the dissenting record owner.

WITHDRAWAL OF DEMAND FOR APPRAISAL

   A stockholder may withdraw his or her demand for appraisal at any time within the 60-day period after the effective time. If the stockholder does so, he or she will be deemed to have accepted the terms offered pursuant to the merger. After the 60-day withdrawal period, a stockholder may withdraw only with the consent of First Midwest.

NOTICE FROM FIRST MIDWEST

   Within 10 days after the effective time of the merger, First Midwest (as the surviving corporation in the merger) must give written notice that the merger has become effective to each CoVest stockholder who filed a written demand for appraisal and who did not vote in favor of the approval and adoption of the merger agreement. Within 120 days after the effective time, any stockholder who has validly perfected appraisal rights will be entitled, upon written request, to receive from First Midwest a statement setting forth the aggregate number of shares of CoVest common stock not voted in favor of the merger with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. First Midwest must respond to this request within 10 days after receipt or within 10 days after the date of the special meeting, whichever is later.

APPRAISAL PROCEEDING

   Within 120 days after the effective time of the merger, First Midwest or any CoVest stockholder seeking appraisal may file a petition in the Delaware Court of Chancery demanding a determination of the value of the CoVest common stock held by stockholders seeking appraisal. The DGCL contemplates a single proceeding in the Court of Chancery that will apply to all stockholders who have perfected their appraisal rights, whether or not such stockholders have individually filed a petition with the Court of Chancery seeking appraisal. If neither First Midwest nor any of the CoVest stockholders who have perfected their appraisal rights has filed a petition in the Court of Chancery within the 120-day period following the effective time, all appraisal rights will be waived, and the stockholders will be entitled to receive, upon surrender of the certificates evidencing their shares of CoVest common stock, cash equal to $27.45 per share.

   If a petition for appraisal is filed by a CoVest stockholder, a copy of the petition will be served on First Midwest, which then will have 20 days after such service to file with the office of the Register in Chancery a verified list of CoVest stockholders who have perfected appraisal rights, but have not yet reached agreement as to value with First Midwest. If the petition is filed by First Midwest, such verified list must accompany the filing. The Register in Chancery, if so ordered by the Court, will give notice of the time and place fixed for hearing of the petition, by registered or certified mail, to First Midwest and each CoVest stockholder named on the verified list. This notice must also be published at least one week prior to the hearing in one or more newspapers of general circulation in Wilmington, Delaware, and in such other publications as directed by the Court.

   The Court will conduct a hearing on the petition for appraisal at which the Court will determine the CoVest stockholders who have properly perfected appraisal rights with respect to their shares and may require these stockholders to submit to the Register in Chancery the certificates evidencing their shares of CoVest common stock for notation thereon of the pendency of the appraisal proceeding. Failure to comply with such direction may result in dismissal of the proceeding as to such non-complying stockholder. After determining the stockholders entitled to appraisal, the Court, after taking into account all relevant factors, will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Upon application of either First Midwest or any of the stockholders entitled to appraisal, the Court may permit discovery or other pretrial proceedings and may proceed to trial prior to a final determination of the stockholders entitled to appraisal. Any CoVest stockholder whose name appears on the verified list submitted by First Midwest and who has submitted to the Register in Chancery the stockholder's certificates of stock if that is required, may participate in the appraisal proceedings until it is finally determined by the Court that the stockholder is not entitled to appraisal rights. The judgment will be payable only upon and simultaneously with the surrender to First Midwest of the certificate(s) representing the shares of CoVest common stock. Upon payment of the judgment, the stockholder who sought appraisal will cease to have any interest in his or her shares or in CoVest.

FAIR VALUE

   Section 262 of the DGCL provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." The Delaware Supreme Court has construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and are not the product of speculation, may be considered." Stockholders who are considering seeking an appraisal should bear in mind that the fair value of their shares of CoVest common stock determined under Section 262 could be more than, the same as or less than the merger consideration if they seek appraisal of their shares of common stock, and that an opinion of an investment banking firm as to fairness is not an opinion as to fair value under Section 262.

EXPENSES; INTEREST

   Costs of the appraisal proceeding may be assessed against the parties thereto (i.e., First Midwest and the CoVest stockholders participating in the appraisal proceeding) by the Court as the Court deems equitable in the circumstances. Upon the application of any stockholder, the Court may determine the amount of interest, if any, to be paid upon the value of the stock of stockholders entitled thereto. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

   FAILURE TO COMPLY STRICTLY WITH THESE PROCEDURES WILL CAUSE A COVEST STOCKHOLDER TO LOSE HIS OR HER APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WHO DESIRES TO EXERCISE HIS OR HER APPRAISAL RIGHTS IS URGED TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

   THE PRECEDING DISCUSSION IS A SUMMARY OF THE PROVISIONS UNDER THE DGCL REGARDING APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY THE TEXT OF
SECTION 262 OF THE DGCL WHICH IS ATTACHED HERETO AS ANNEX C. COVEST STOCKHOLDERS WHO ARE INTERESTED IN PERFECTING APPRAISAL RIGHTS PURSUANT TO THE DGCL IN CONNECTION WITH THE MERGER SHOULD CONSULT WITH THEIR COUNSEL FOR ADVICE AS TO THE PROCEDURES REQUIRED TO BE FOLLOWED.

                                   THE MERGER

   THE FOLLOWING DESCRIPTION SUMMARIZES THE MATERIAL TERMS OF THE MERGER AGREEMENT, WHICH IS DATED AS OF SEPTEMBER 11, 2003. WE URGE YOU TO READ THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS ANNEX A TO THIS DOCUMENT AND IS INCORPORATED BY REFERENCE INTO THIS DOCUMENT.

STRUCTURE OF THE MERGER


   Pursuant to the terms of the merger agreement, First Midwest Acquisition Subsidiary, Inc. will merge with and into CoVest, with CoVest being the surviving corporation. First Midwest will pay to CoVest stockholders the amount of $27.45 in cash for each share of issued and outstanding CoVest common stock (other than shares with respect to which dissenters' rights have been perfected and treasury and other shares held in a non-fiduciary capacity by CoVest or any of its subsidiaries). Please read the section entitled "Merger Consideration" below and "Dissenters' Rights of Appraisal" beginning on page 12 for additional information. Immediately following this merger, First Midwest will cause CoVest to merge with and into First Midwest, with First Midwest being the surviving corporation, and, immediately following this merger, First Midwest will cause CoVest Banc, National Association to merge with and into First Midwest Bank, one of First Midwest's wholly-owned subsidiaries, with First Midwest Bank being the surviving entity.


MERGER CONSIDERATION

   First Midwest will pay to CoVest stockholders the amount of $27.45 in cash for each share of CoVest common stock (excluding treasury and other shares held in a non-fiduciary capacity by CoVest or any of its subsidiaries, and shares with respect to which dissenters' rights have been perfected). With respect to any CoVest stock options, First Midwest will pay to the holder thereof an amount in cash equal to the difference between $27.45 and the option exercise price applicable to such stock option.

EFFECTIVE TIME OF THE MERGER

   Unless both CoVest and First Midwest agree otherwise, the effective time of the merger will occur within seven business days after all conditions contained in the merger agreement have been met or waived, including the expiration of all applicable waiting periods. CoVest and First Midwest anticipate the effective time of the merger to occur during the fourth quarter of 2003. CoVest and First Midwest each will have the right, but not the obligation, to terminate the merger agreement, among other reasons, if the effective time of the merger does not occur on or before March 31, 2004, provided that the terminating party is not in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement.

SURRENDER OF CERTIFICATES


   At or before the effective time of the merger, First Midwest will deposit, or cause to be deposited, with the paying agent cash to be paid upon the surrender of the shares of CoVest common stock (see "The Merger -- Interests of Certain Persons in the Merger and

Effect of the Merger on Employee Benefit Plans" beginning on page 32). First Midwest Bank, Trust Division, will act as the paying agent for the benefit of the holders of certificates of CoVest common stock.


   After the effective time of the merger, CoVest stockholders will cease to have any rights as holders of CoVest common stock, and their sole right will be the right to receive $27.45 in cash for each share of CoVest common stock that they owned immediately prior to the effective time of the merger.


   Within three business days after the effective time of the merger, the paying agent will send to CoVest stockholders a notice and letter of transmittal for use in submitting to the paying agent certificates formerly representing shares of CoVest common stock to be surrendered for cash which each CoVest stockholder is entitled to receive as a result of the merger. You will also receive instructions for handling share certificates which have been lost, stolen, destroyed or mislaid. YOU SHOULD NOT SUBMIT SHARE CERTIFICATES FOR COVEST COMMON STOCK UNTIL YOU HAVE RECEIVED WRITTEN INSTRUCTIONS TO DO SO.


   At the effective time of the merger, the stock transfer books of CoVest will be closed and no transfer of CoVest common stock will be made on CoVest's stock transfer books. If a certificate formerly representing CoVest common stock is presented to CoVest or First Midwest, it will be forwarded to the paying agent for cancellation and payment in cash.

BACKGROUND OF THE MERGER

   Effective June 30, 1992, CoVest (then known as FirstFed Bancshares, Inc.) became the holding company for CoVest Banc, National Association (then known as First Federal Bank for Savings) upon its conversion from mutual form to stock ownership. As part of the mutual-to-stock conversion, CoVest completed an initial public offering of 3,220,000 shares of its common stock at an issuance price of $10.00 per share. Subsequently, on each of May 15, 1996, and December 1, 1997, CoVest completed a three-for-two stock split in the form of a 50% stock dividend, resulting in a split-adjusted initial public offering price of $4.44 per share.

   Following the conversion, CoVest's financial initiatives centered upon stock-repurchase programs and, to a lesser extent, cash dividends. Since September 1992, CoVest has completed 25 periodic stock-repurchase programs totaling in excess of 4 million split-adjusted shares, representing nearly 60% of the total shares issued in the initial public offering.

   CoVest continued to operate as a thrift institution for the five years following its mutual-to-stock conversion and CoVest's business initiatives primarily involved new offices and balance sheet management. CoVest purchased its Arlington Heights branch office in March 1994, and opened its Schaumburg branch office one year later. In 1996, CoVest undertook a balance sheet restructuring project to reduce emphasis on long-term fixed-rate mortgages in favor of adjustable-rate and shorter-term loans and investments.

   In mid-1997, CoVest adopted a new community-banking strategy, changed its name to CoVest from First Federal, and changed its charter from a thrift institution to a national bank. As part of this strategy, CoVest redirected its new-business development efforts toward multi-family, commercial and commercial real estate, and construction lending as well as cash-management services. In 1998, CoVest opened a mortgage-origination office in McHenry, Illinois.

   In January 1999, CoVest recruited a new chief executive officer and began to increase its emphasis on earnings performance. In the first quarter of 1999, CoVest completed a right-sizing initiative and established new, on-going cost controls. During the third quarter of 2000, CoVest discontinued mortgage banking as a separate line of business and selectively integrated the business into its core banking operations. CoVest continued its new lending strategies and in 2001 expanded and reconstituted its retail deposit and investment product offerings. As a result of these business initiatives and on-going capital-management activities, CoVest's diluted earnings per share increased from $0.87 in 1998 to $1.84 in 2002 and were $0.87 for the first six months of 2003.

   During the last several years, the CoVest board of directors has intensified its business and strategic planning efforts, sometimes with the assistance of outside advisors. As part of these efforts, CoVest actively pursued acquisition opportunities and also opportunities to affiliate with similar-sized and larger organizations. From March 2000 to August 2001, CoVest engaged in preliminary discussions with three other banking companies with respect to possible merger-of-equals transactions and sought to purchase three other smaller, privately held banks. None of these opportunities led to a transaction for CoVest.

   During the third quarter of each of 1999, 2000 and 2001, the CoVest board of directors held strategic-planning sessions that included the participation of a representative of William Blair & Company, L.L.C. During these sessions, the CoVest board, among other things, received an outside investment-banking firm's perspective on CoVest's historical and prospective business and financial results, securities and financial-stock market conditions, the relative valuation of CoVest stock in market-trading and merger-and-acquisition contexts and strategic options possibly available to CoVest. At a meeting held in October of 2001, the CoVest board reviewed the success of CoVest's business and financial strategies as reflected in its substantially improved earnings per share and share price, the difficulties encountered in CoVest's efforts to acquire smaller banks and to affiliate with similar-size banks and the possible investments necessary to continue CoVest's earnings trends. After discussing these factors, the CoVest board considered the possibility that an affiliation by CoVest with a larger entity might result in improved stockholder value as compared to continuation as an independent, publicly traded company. The CoVest board noted, however, the considerable uncertainties confronting the United States in the wake of the terrorist attacks on the United States on September 11, 2001, and decided to revisit these issues after six months.

   In the spring of 2002, the CoVest board held a strategic-planning session in which a representative of Blair also participated. The CoVest board received an update of Blair's presentation from the October 2001 meeting, and a detailed review of possible strategic partners. After careful consideration of the business, financial, market and valuation issues discussed, the CoVest board determined that a possible affiliation by CoVest with a larger entity might produce superior value for CoVest's stockholders and authorized CoVest's management, with Blair's assistance, to pursue a review of CoVest's strategic options.

   In September of 2002, Blair reviewed with the CoVest board the current status of the strategic options process. At that time, there were three companies, including Midwest Banc Holdings, Inc., which is not affiliated with First Midwest Bancorp, Inc., that continued to express interest in a possible affiliation with CoVest. The CoVest board discussed at length Midwest Banc Holdings' written proposal and considered the other two companies and their continuing interest in CoVest. At the conclusion of this review, the CoVest board decided to continue serious consideration of Midwest Banc Holdings' proposal. Over the ensuing weeks and with regular updates to the CoVest board, CoVest's chief executive officer and chief financial officer and a Blair representative engaged in negotiations with Midwest Banc Holdings.

   On November 1, 2002, the CoVest board held a meeting also attended by representatives of Blair and Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC, counsel to CoVest. The board received an update on negotiations and related actions that had occurred since the date of the last meeting and directors asked additional questions concerning the terms of the transaction and possible effect on stockholders. After the conclusion of this review and additional discussion, the CoVest board unanimously approved an Agreement and Plan of Reorganization with Midwest Banc Holdings and authorized its chief executive officer to execute the Agreement and Plan of Reorganization on behalf of CoVest.

   CoVest and Midwest Banc Holdings executed the Agreement and Plan of Reorganization on November 1, 2002. Thereafter, Midwest Banc Holdings experienced regulatory delays in the approval of its applications to acquire CoVest. After several months of delay and because CoVest and Midwest Banc Holdings were unable to agree upon the terms of an extension following the date the Agreement and Plan of Reorganization was to become terminable by either party, the parties mutually agreed to terminate that agreement effective June 30, 2003.

   Following the termination of the agreement with Midwest Banc Holdings, the CoVest board once again reviewed CoVest's strategic alternatives and concluded that a merger with a larger entity might produce superior value for stockholders as compared to remaining independent. Accordingly, CoVest directed Blair to recontact any financial institutions that had previously expressed an interest in affiliating with CoVest to determine their current level of interest. Blair contacted substantially all of the companies that Blair had previously contacted regarding a possible affiliation with CoVest, and also a few additional companies that Blair recommended or had contacted Blair after the termination of CoVest's agreement with Midwest Banc Holdings.

   Blair reported the results of these contacts at a meeting of the board of directors of CoVest on July 28, 2003. At the meeting, Blair reported that it had received either written or oral initial expressions of interest from seven companies for transactions offering consideration in the form of stock or cash or a combination of stock and cash. The directors asked Blair a number of questions regarding the expressions of interest and their terms. They also engaged in a lengthy discussion among themselves regarding the advisability of proceeding with any type of strategic transaction, and if so, the relative advantages and disadvantages of the various expressions of interest. The board ultimately concluded that, given the relative merits of the proposals presented by Blair, the proposal by First Midwest was the most attractive proposal available to CoVest and would be in the best interests of CoVest's stockholders. Accordingly, the directors reached a consensus to proceed with further negotiations with First Midwest along the terms indicated in its expression of interest.

   During the following weeks, CoVest and First Midwest engaged in extensive negotiations over the specific terms of the merger and merger agreement. During these negotiations, the CoVest board was presented with several drafts of the merger agreement. After careful consideration of the terms of the merger agreement and after extensive discussion of the merits of proceeding with the merger, the CoVest board, at a meeting on September 5, 2003, approved the form of the merger agreement, subject to the resolution of certain remaining outstanding issues. After continued negotiations between CoVest and First Midwest over the following days, the parties agreed upon and executed the merger agreement on September 11, 2003. The merger agreement is attached hereto as Annex A.


   The terms of the merger were the result of arm's-length negotiations between representatives of First Midwest and representatives of CoVest. Based upon its consideration of the factors discussed above, the board of directors of CoVest approved the merger agreement and the merger as being in the best interests of CoVest and its stockholders.

RECOMMENDATION OF COVEST BOARD OF DIRECTORS AND REASONS FOR THE MERGER

   CoVest's board of directors believes that the merger is fair to, and in the best interests of, CoVest and its stockholders and that First Midwest is a sound merger partner. Additionally, CoVest's board of directors believes that the merger will have a positive effect on CoVest's employees, customers and the communities that CoVest serves. Accordingly, CoVest's board of directors has unanimously approved the merger agreement and unanimously recommends that stockholders vote "FOR" approval and adoption of the merger agreement.

   In reaching its decision to approve the merger agreement, CoVest's board of directors consulted with CoVest management, as well as with its financial and legal advisors, and considered a number of factors, including, without limitation, the following:


   o the belief that the merger would result in stockholders of CoVest receiving a sound financial return on their investment through the payment of cash;



   o the current and prospective economic and competitive environments facing CoVest and other financial institutions characterized by:


      -- intensifying competition from both banks and non-bank financial services organizations;

      -- the increasing pressure on maintenance of the current net interest margin;

      -- the escalating necessity for strong fee-based income producing components within a bank holding company; and

      -- the growing costs and complexity associated with regulatory compliance for public companies in the banking industry;


   o the high costs of technology and new facilities required to continue to grow assets and income and the uncertainty of whether CoVest could continue to achieve results equal to its historical levels;



   o a review of the likelihood of regulators approving the merger without undue conditions or delay;



   o CoVest's and First Midwest's compatible banking philosophies and impact of the merger on CoVest's local communities and employees; and



   o the oral opinion of Blair provided to the board on September 5, 2003 and confirmed in writing on September 11, 2003, that the merger consideration was fair from a financial point of view to holders of CoVest common stock, other than First Midwest. See "-- Opinion of CoVest's Financial Advisor" on page 19.


   CoVest's board of directors also considered a variety of risks and other potentially negative factors concerning the merger, including:


   o the potential disruption of CoVest's business that might result from the announcement of the merger; and



   o the uncertainty regarding stockholders', customers' and employees' perceptions of the merger.


   CoVest's board of directors viewed these considerations as not being sufficient, individually or in the aggregate, to outweigh the advantages of the merger.

   This discussion of the information and factors considered by the CoVest board of directors is not intended to be exhaustive, but includes all of the material factors it considered. In reaching its determination to approve and recommend the merger, the CoVest board of directors did not assign any relative or specific weights to these factors. Individual directors may have given different weight to different factors.

   AFTER CONSIDERING ALL OF THESE FACTORS AS OF THE DATE OF THIS PROXY STATEMENT, COVEST'S BOARD OF DIRECTORS CONTINUES TO BELIEVE THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, COVEST'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF COVEST COMMON STOCK VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF COVEST'S FINANCIAL ADVISOR

   William Blair & Company, L.L.C. has acted as financial advisor to CoVest in connection with the merger. CoVest selected Blair based on its experience, expertise and familiarity with CoVest and its business. Blair has been engaged in the investment-banking business since 1935 and continually undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions.

   In connection with Blair's engagement, CoVest asked Blair to evaluate the fairness of the merger consideration to CoVest's stockholders from a financial point of view. At the September 5, 2003, meeting of the CoVest board to evaluate the merger, Blair informed the CoVest board that Blair was prepared to deliver a written opinion as to the fairness of the merger consideration to CoVest's stockholders from a financial point of view upon execution of the merger agreement. On September 11, 2003, the date of the merger agreement, Blair delivered its written opinion to the CoVest board that, as of September 11, 2003, and based upon and subject to various matters set forth in its opinion, the merger consideration was fair to CoVest's stockholders from a financial point of view. Blair has also delivered to the CoVest board an updated opinion dated as of the date of this proxy statement.

   CoVest did not impose any limitations upon the scope of investigation or procedures Blair followed in connection with its opinion, nor did CoVest give Blair any specific instructions in connection with its opinion. The merger consideration was determined through arm's-length negotiations between CoVest and First Midwest, although Blair advised CoVest during the merger negotiations. A copy of Blair's updated opinion is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. You should read Blair's opinion completely, along with the summary of the opinion set forth in this proxy statement, to understand the assumptions made, procedures followed, matters considered and limitations of the review Blair undertook in providing its opinion.

   Blair's opinion was provided for the use and benefit of CoVest's board of directors and addresses only the fairness of the merger consideration to holders of CoVest common stock from a financial point of view. Blair's opinion does not address the merits of CoVest's underlying decision to engage in the merger nor does it constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed merger. The summary of Blair's opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

   In arriving at its opinion, Blair, among other things:


   o  reviewed the merger agreement;



   o reviewed certain of CoVest's publicly available financial information as well as certain of CoVest's internal management reports;



   o  reviewed certain other publicly available information on CoVest;



   o  reviewed CoVest's senior management-prepared financial forecast for 2003;



   o discussed CoVest's historical and prospective business, financial position and financial performance with CoVest's senior management;



   o reviewed historical market prices and trading activity in CoVest's common stock and compared the merger consideration to selected historical market prices of CoVest common stock;



   o compared a recent market price for CoVest common stock and the merger consideration to selected market pricing multiples and ratios of certain other publicly traded companies Blair deemed relevant;

   o performed a discounted cash flow analysis of CoVest's common stock on a "stand-alone" basis and compared CoVest's recent stock price and the merger consideration to the imputed values yielded by this analysis; and



   o compared the merger consideration with the financial terms, to the extent publicly available, of certain other financial institution merger-and-acquisition transactions that Blair deemed relevant.


   In connection with its engagement, and at the request of the CoVest board, Blair approached and held discussions with certain third parties to solicit indications of interest in a possible transaction with CoVest. In arriving at its opinion, Blair considered the nature, extent and results of these efforts on CoVest's behalf.

   In rendering its opinion, Blair assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with Blair for purposes of its opinion including, without limitation, the financial forecast provided by the senior management of CoVest. Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of CoVest.

   The following is a summary of the material financial analyses Blair employed and summarized for the CoVest board in connection with the board's September 5, 2003, evaluation of the merger and Blair's opinion dated as of September 11, 2003. In connection with its updated opinion dated as of the date of this proxy statement, Blair reviewed the assumptions, analyses and other factors considered in connection with its opinion dated as of September 11, 2003, and reviewed a draft of this proxy statement. In updating its opinion, Blair did not use any method of analysis in addition to those described below.

   In the following analyses, for comparison purposes, Blair interchangeably uses per-share merger consideration of $27.45 and aggregate merger consideration of $102.5 million, reflecting the purchase of CoVest's issued and outstanding stock options at their net values.

STOCK TRADING HISTORY AND RELATIVE PERFORMANCE

   Blair presented a graph of CoVest's stock price since its initial public offering completed in June 1992. On the graph, Blair noted the June 1992 split-adjusted initial public offering price of $4.44 per share, the upward trend in CoVest's stock price commencing in the middle of 2000 following CoVest's recruitment of a new chief executive officer in 1999, the significant upward spike in CoVest's stock price following the November 1, 2002, announcement of a proposed merger transaction with Midwest Banc Holdings, and the $27.45 per-share merger consideration. Blair expressed its belief that CoVest's stock price since the announcement of the merger of CoVest and Midwest Banc Holdings appeared to reflect a market expectation of another possible merger transaction following the June 30, 2003, termination of the merger with Midwest Banc Holdings. Blair observed that the per-share merger consideration of $27.45 exceeded 600% of CoVest's split-adjusted initial public offering price of $4.44 per share, yet due to apparent merger expectations, the $27.45 per share merger consideration represented a relatively small 3.6% premium over CoVest's closing market price per share of $26.50 on August 27, 2003.

   Blair further examined the total-return performance of CoVest common stock during the three-year period preceding the date of Blair's analysis relative to the S&P 500 Index, the S&P Smallcap Bank Index and an index of the companies Blair selected for use in the "Comparable Companies" analysis of CoVest described below and referred to as the CoVest Comparable Index. The graph showed that over the three-year period, CoVest stock outperformed the CoVest Comparable Index, S&P Smallcap Bank Index and S&P 500 Index by approximately 40, 57 and 161 percentage points, respectively. Blair noted that CoVest's stock outperformed the CoVest Comparable Company Index by approximately 28 percentage points on the day following the Midwest Banc Holdings merger announcement and expressed its belief that CoVest's relative total-return performance also appeared to reflect continued market expectation of another merger transaction following the termination of the proposed Midwest Banc Holdings merger.

COMPARABLE COMPANIES

   Blair compared selected pricing multiples and ratios implied by CoVest's recent stock price and the merger consideration to corresponding current trading-market multiples and ratios of comparable companies Blair deemed relevant to CoVest. Blair selected publicly traded bank and thrift holding companies according to the following criteria:


   o  geographic emphasis on metropolitan and mid-size Midwestern markets;

   o  market capitalization generally between $40 million and $160 million;



   o  total assets generally between $350 million and $950 million; and



   o excluding companies sufficiently large to be an acquirer of CoVest and targets of pending merger and acquisition transactions.


   The selected CoVest comparable companies included the following fifteen organizations:


        Dearborn Bancorp, Inc., Dearborn, MI                  MutualFirst Financial, Inc., Muncie, IN
        EFC Bancorp Inc., Elgin, IL                           Northern States Financial Corp., Waukegan, IL
        Exchange National Bancshares, Jefferson City, MO      Princeton National Bancorp, Princeton, IL
        Franklin Bancorp, Inc., Southfield, MI                Pulaski Financial Corp., St. Louis, MO
        Guaranty Federal Bancshares, Inc., Springfield, MO    PVF Capital Corp, Solon, OH
        Home Federal Bancorp, Columbus, IN                    UnionBancorp Inc., Ottawa, IL
        Centrue Financial Corporation, Kankakee, IL           Winton Financial Corp., Cincinnati, OH
        Lincoln Bancorp, Plainfield, IN


   Blair calculated and presented the selected market pricing multiples and ratios summarized below using market price data as of August 28, 2003, and financial data as of the then-most-recently available financial statement date, and for the twelve-month period then ended.


                                                         CoVest       Comparable Market Range       CoVest
                                                      Current Stock   -----------------------       Merger
                                                          Price         Low   Median    High     Consideration
                                                      -------------   ------  ------   ------    -------------
      Multiple of market price to:
        Reported earnings                                 14.6x        10.5x   14.5x    20.0x        15.9x
        Tangible core earnings                            13.1          8.1    14.5     20.0         14.2
        Capital-equivalent tangible core earnings         12.5          7.9    12.2     18.2         13.6
        Current-year estimated earnings                   13.8         11.4    13.3     19.2         14.4

      Ratio of market price to:
        Book value                                       176.4%       108.4%  143.0%   183.7%       203.0%
        Tangible book value                              180.0        111.6   144.0    220.9        207.1
        Capital-equivalent tangible book value           191.6        124.8   156.6    235.0        222.7


   In the preceding analysis, "tangible core earnings" excludes intangible-asset amortization expense and non-recurring income and expense items. "Estimated earnings" are those prepared by securities analysts following CoVest and each comparable company. "Capital-equivalent" figures include adjustments to price, tangible core earnings (based on an assumed earnings rate) and tangible book value, in each case for the "excess" or deficit capital of each company relative to a 7% tangible equity-to-assets ratio.

   Blair noted that CoVest's market pricing multiples and ratios represented a premium to the median values of the CoVest comparable companies overall. In particular, Blair observed that three of the four market price/earnings multiples presented for CoVest were higher than the corresponding median multiples of the CoVest comparable companies. With respect to the comparison of CoVest's market price/tangible core earnings multiple, which was above the low, but below the median, of the CoVest comparable companies, Blair indicated that the multiples calculated using core earnings were less reliable than those using reported earnings due to the effects of the terminated prior merger transaction. In calculating core earnings, Blair made estimates of non-recurring expenses incurred, but did not make estimates of operating expenses deferred, due to the terminated merger. Additionally, Blair observed that all three of the market price/book value ratios presented for CoVest were significantly above the corresponding median values of the CoVest comparable companies.

   Blair noted that, in comparison to CoVest's stock price per share, the merger consideration per share represented a higher premium than the median values of the CoVest comparable companies. In comparing the merger consideration to measures of book value, Blair observed that the ratios of merger consideration to book value were near or above corresponding maximum values for the CoVest comparable companies.

STAND-ALONE DISCOUNTED CASH FLOWS

   Blair compared CoVest's recent stock price and the merger consideration to the imputed values yielded by a discounted cash flow, or DCF, analysis Blair performed of CoVest on a "stand-alone" basis, assuming CoVest would continue to operate as an independent, publicly traded company. The DCF analysis involved a review of CoVest's historical and present earnings and growth patterns and a projection of income statements and balance sheets for a five-year period using CoVest's assumptions of its prospective growth, interest margins, loan losses, non-interest income and expenses, income taxes, cash dividends and stock repurchases. The financial projections and underlying assumptions in the DCF analysis were reviewed with CoVest's senior management. To estimate projected net cash flows, projected earnings were adjusted for certain non-cash expense items such as loan loss provisions and certain intangibles amortization and stock-related benefit plans. The terminal value (the value of cash flows following the five-year projection period) was based upon a growth-adjusted perpetuity of the fifth projected year's estimated net cash flow. To estimate the present value of the five years' estimated net cash flows and terminal value, a discount rate of 13.5% was used. The DCF analysis, which Blair tested over a range of balance sheet growth, net interest spread, loan-loss provision, discount rate and stock-repurchase assumptions, yielded imputed values for CoVest common stock ranging from $21.17 to $29.53 per share with a midpoint of $25.01 per share, compared to a recent stock price of $26.50 per share and merger consideration of $27.45 per share.

   Blair observed that the merger consideration was near or above the maximum imputed values yielded by the DCF analysis. Blair specifically noted the sensitivity of the DCF analysis to assumed share repurchases. The DCF analysis included an assumption that CoVest would repurchase 150,000 shares annually. Blair estimated that without the assumed on-going share-repurchase program, the DCF analysis would have yielded imputed values of $21 to $22 per CoVest share, compared to a midpoint imputed value of $25.01 per CoVest share and $27.45 of merger consideration per CoVest share.

   In addition to the analysis of CoVest as a stand-alone entity and the related comparisons of prices and merger consideration described above, Blair presented the following transaction analysis.

COMPARABLE TRANSACTIONS

   Blair compared selected pricing multiples and ratios implied by the merger consideration to corresponding merger and acquisition pricing multiples and ratios observed in transactions Blair deemed relevant to the merger. Blair selected bank and thrift industry merger and acquisition transactions according to the following criteria:


   o  transactions announced since July 1, 2001;



   o  geographic emphasis on selling companies operating in Midwestern markets;



   o  total assets of seller generally between $200 million and $1.2 billion;
      and



   o  excluding "merger-of-equals" transactions.


   The eighteen comparable transactions selected included the following:


                       BUYER                                              SELLER

  Sky Financial Group, Inc., Bowling Green, OH         GLB Bancorp, Inc., Mentor, OH
  First Federal Capital Corp., La Crosse, WI            Liberty Bancshares, Inc., St. Paul, MN
  Bridgeview Bancorp, Inc., Bridgeview, IL             Upbancorp, Chicago, IL
  Charter One Financial, Inc., Cleveland, OH           Advance Bancorp, Inc., Homewood, IL
  Standard Bancshares, Inc., Hickory Hills, IL         East Side Bancorporation, Inc., Chicago, IL
  MAF Bancorp, Inc., Clarendon Hills, IL               Fidelity Bancorp, Inc., Chicago, IL
  MB Financial, Inc., Chicago, IL                      South Holland Bancorp, Inc., South Holland, IL*
  First Merchants Corporation, Muncie, IN              CNBC Bancorp, Worthington, OH
  Charter One Financial, Inc., Cleveland, OH           Charter National Bancorp, Inc., Taylor, MI
  MB Financial, Inc., Chicago, IL                      First Lincolnwood Corporation, Lincolnwood, IL
  Marshall & Ilsley Corporation, Milwaukee, WI         Century Bancshares, Inc., Eden Prairie, MN
  Marshall & Ilsley Corporation, Milwaukee, WI         Richfield State Agency, Inc., Richfield, MN
  First Merchants Corporation, Muncie, IN              Lafayette Bancorporation, Lafayette, IN

  Dakota Bancshares, Inc., Mendota Heights, MN         Midway National Bank of St. Paul, St. Paul, MN
  Associated Banc-Corp, Green Bay, WI                  Signal Financial Corp., Mendota Heights, MN
  First National of Nebraska, Incorporated, Omaha, NE  Castle BancGroup, Incorporated, DeKalb, IL*
  First Banks, Incorporated, St. Louis, MO             Plains Financial Corporation, Des Plaines, IL*
  MAF Bancorp, Inc., Clarendon Hills, IL               Mid Town Bancorp, Inc., Chicago, IL


* Blair acted as financial advisor to the party indicated.


   Blair calculated and presented the selected pricing multiples and ratios summarized below using financial data for CoVest and each acquired company as of the most recent financial statement date available at the time the transaction was announced, and for the twelve-month period then ended. Blair used merger and acquisition transaction prices and related multiples and ratios as of the respective announcement dates for each of the comparable transactions.



                                                         Comparable Transactions Range       CoVest
                                                         ----------------------------        Merger
                                                          Low       Median      High     Consideration
                                                         ------     ------    -------    -------------
      Multiple of transaction price to:
        Reported earnings                                 12.4x      16.2x      33.5x         15.9x
        Recurring earnings                                12.4       16.5       18.0          14.4
        Forward earnings                                  15.7       15.9       16.1          14.4

      Ratio of transaction price to:
        Book value                                       126.8%     172.9%     257.2%        203.0%
        Tangible book value                              128.2      184.2      266.8         207.1
        Capital-equivalent tangible book value           145.5      194.1      276.9         222.7

      Transaction price premium over market price:
        One day before announcement                       11.8%      31.5%      61.5%          3.6%
        One month before announcement                     28.1       45.8       59.8           6.0
        Three months before announcement                  18.6       43.5       71.9           5.3
        One year before announcement                      36.5       69.4       82.0          31.4


   In the preceding analysis, "capital-equivalent" figures include adjustments to price and tangible book value, in each case for the "excess" or deficit capital of each company relative to a 7% tangible equity-to-assets ratio.

   The analysis showed that the merger consideration represented multiples of earnings near the corresponding median values for the comparable transactions and ratios of book value significantly above the corresponding median values for the comparable transactions.

GENERAL

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the process underlying Blair's opinion. In arriving at its fairness determination, Blair considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to CoVest or the merger. The analyses were prepared solely for the purposes of Blair's opinion provided to CoVest's board as to the fairness from a financial point of view of the merger consideration to be received by the stockholders of CoVest pursuant to the merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or Blair, none of CoVest, Blair or any other person assumes responsibility if future results are materially different from those projected.

BLAIR'S ENGAGEMENT

   CoVest retained Blair by engagement letter agreement dated August 8, 2001, to render certain investment-banking services in connection with one or more possible business-combination transactions whereby CoVest would acquire or be acquired by another entity. In connection with this engagement, CoVest paid Blair a cash retainer fee of $25,000 and a cash fairness opinion fee of $25,000 following delivery of its September 11, 2003 fairness opinion. Upon delivery of its updated opinion as of the date of this proxy statement, CoVest will pay Blair an additional cash fairness opinion fee equal to $25,000. Upon closing of the merger, CoVest will pay Blair a cash completion fee equal to 0.85% of transaction consideration (as defined in the engagement letter), reduced by the retainer and fairness opinion fees previously paid in connection with the merger and in connection with the terminated merger agreement with Midwest Banc Holdings. CoVest also agreed in the engagement letter agreement to reimburse Blair for its out-of-pocket expenses reasonably incurred in connection with its engagement and to indemnify Blair against certain liabilities, including liabilities under securities laws.

FEDERAL INCOME TAX CONSEQUENCES

GENERAL

   The following discussion addresses the material United States federal income tax consequences of the merger that are generally applicable to CoVest stockholders who hold their CoVest stock as a capital asset. It does not address the tax consequences of the merger under foreign, state or local tax laws or the tax consequences of transactions completed before or after the merger, such as the cash out of the CoVest stock options. Also, the following discussion does not address all federal income tax considerations that may be relevant to certain stockholders who are subject to special rules in light of their particular circumstances, such as stockholders who:


   o  are dealers in securities;



   o  are insurance companies or tax-exempt organizations;



   o  are subject to alternative minimum tax;



   o hold their shares as part of a hedge, straddle or other risk reduction transaction;



   o  are foreign persons; or



   o acquired their CoVest common stock through the exercise of stock options or otherwise as compensation.


   STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM BASED ON THEIR OWN CIRCUMSTANCES, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

   The following discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as of the date of this proxy statement and all of which are subject to change. Any such change could be applied to transactions that were completed before the change, and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the merger to CoVest and the CoVest stockholders.

TAX CONSEQUENCES OF THE MERGER

   The receipt by a stockholder of cash in exchange for his or her shares of CoVest common stock in the merger will be a taxable transaction for federal income tax purposes. In general, a stockholder will recognize gain or loss equal to the difference between the amount of cash received in the exchange and his or her adjusted tax basis in the CoVest common stock surrendered. Provided that the stockholder holds his or her CoVest common stock as a capital asset, this gain or loss will be either:


   o long-term capital gain or loss if the stockholder held the common stock for more than one year as of the effective time of the merger; or



   o short-term capital gain or loss if the common stock was held for one year or less.


   Certain limitations apply to the deductibility of capital losses.

WITHHOLDING

   Cash payments in respect of CoVest common stock may be subject to the information reporting requirements of the Internal Revenue Service and to backup withholding at the current rate of 28%. Backup withholding will not apply to a payment made to you if you complete and sign the substitute Form W-9 that will be included as part of the transmittal letter and notice from First Midwest's paying agent, or you otherwise prove to First Midwest and its paying agent that you are exempt from backup withholding.

WARNING REGARDING FEDERAL INCOME TAX INFORMATION

   THE INFORMATION INCLUDED IN THIS PROXY STATEMENT REGARDING THE INCOME TAX CONSEQUENCES OF THE MERGER IS NOT BINDING ON THE INTERNAL REVENUE SERVICE OR THE COURTS. THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES OF THE MERGER THAT MAY BE RELEVANT TO A PARTICULAR STOCKHOLDER. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU AS A RESULT OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

REGULATORY APPROVALS

FEDERAL RESERVE BOARD; OBRE

   The merger is subject to the approval of an application requesting the Federal Reserve Board to approve First Midwest's acquisition of CoVest through the merger of CoVest with and into First Midwest Acquisition Subsidiary, Inc., First Midwest's wholly-owned subsidiary, the merger of CoVest with and into First Midwest and the merger of CoVest Banc with and into First Midwest Bank. First Midwest submitted this application to the Federal Reserve Board on September 30, 2003. In reviewing this application, the Federal Reserve Board takes into consideration, among other things, competition, the financial and managerial resources and future prospects of the banks and the convenience and needs of the communities to be served. Federal law prohibits the Federal Reserve Board from approving these mergers if the mergers would result in undue concentration of resources or decreased or unfair competition, unless the anti-competitive effects of the mergers are clearly outweighed by the benefits to the public.

   The Federal Reserve Board has the authority to deny First Midwest's application if the Federal Reserve Board concludes that the combined organization would have an inadequate capital structure, taking into account, among other factors, the nature of the business and operations and plans for expansion. Furthermore, the Federal Reserve Board must also evaluate the record of First Midwest in meeting the credit needs of its local communities, including low- and moderate-income neighborhoods, consistent with safe and sound operation. First Midwest Bank has received an "outstanding" rating on its most recent Community Reinvestment Act examination.

   The merger of CoVest Banc with and into First Midwest Bank is also subject to the prior written approval of the Illinois Office of Banks and Real Estate, or the OBRE. Additionally, First Midwest must provide 60 days prior written notice to the OBRE of the acquisition of all of the outstanding capital stock of CoVest Banc's wholly-owned subsidiary, CoVest Investments, Inc., through the merger of CoVest Banc with and into First Midwest Bank. First Midwest submitted its application for OBRE approval on September 30, 2003.

   Under the merger agreement, First Midwest will not be obligated to accept any regulatory approval with regard to the merger if such approval contains non-standard conditions or restrictions that First Midwest reasonably determines would have a material adverse effect on CoVest or First Midwest.

STATUTORY WAITING PERIOD

   Under federal banking laws, a 30-day waiting period must expire following the Federal Reserve Board's approval of the bank merger. Within that 30-day waiting period, the Department of Justice may file objections to the merger under federal antitrust laws. The Federal Reserve Board may reduce the waiting period to 15 days with the concurrence of the Department of Justice. The Department of Justice could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger unless divestiture of an acceptable number of branches to a competitively suitable purchaser can be made. If the Department of Justice commences an action challenging the merger on antitrust grounds during either the 30-day or 15-day waiting periods, commencement of that action would stay the effectiveness of the regulatory approval, unless a court of competent jurisdiction specifically orders otherwise.

   The merger cannot proceed in the absence of these regulatory approvals and the expiration of the statutory waiting period. First Midwest and CoVest are not aware of any reasons why these regulatory approvals will not be received. First Midwest and CoVest have agreed to use their reasonable best efforts to obtain all necessary regulatory approvals. HOWEVER, THERE CAN BE NO ASSURANCE THAT APPROVALS WILL BE OBTAINED, NOR CAN THERE BE ASSURANCE AS TO THE DATE OF ANY APPROVAL. THERE ALSO CAN BE NO ASSURANCE THAT ANY APPROVALS WILL NOT CONTAIN NON-STANDARD CONDITIONS OR RESTRICTIONS.

REPRESENTATIONS AND WARRANTIES

   In the merger agreement, First Midwest, First Midwest Acquisition Subsidiary, Inc. and CoVest have made numerous representations and warranties to each other relating to, among other things, the following:


   o incorporation, good standing, corporate power and similar corporate matters;



   o authorization, execution, delivery and performance and the enforceability of the merger agreement and the absence of violations;



   o  litigation; and



   o conflicts under charter documents, required consents or approvals and violations of agreements or law.


In addition, CoVest made additional representations and warranties to First Midwest relating to, among other things:


   o  the inapplicability of anti-takeover provisions;



   o  capitalization;



   o  employee benefit plans;



   o  insurance;



   o absence of certain material adverse events, changes, effects, defaults or undisclosed liabilities;



   o  allowance for loan losses;



   o  compliance with laws, including environmental laws;



   o  taxes;



   o  licenses;



   o  ownership of property;



   o  the absence of material changes since June 30, 2003;



   o the accuracy of documents filed with the SEC and other regulatory agencies;



   o  financial statements;



   o  loans;



   o  investment securities;



   o  corporate records; and



   o  indemnification obligations.

   THE FOREGOING IS AN OUTLINE OF THE TYPES OF REPRESENTATIONS AND WARRANTIES MADE BY FIRST MIDWEST AND COVEST CONTAINED IN THE MERGER AGREEMENT AT ANNEX A. YOU SHOULD CAREFULLY REVIEW THE ENTIRE AGREEMENT AND IN PARTICULAR ARTICLES III AND IV, CONTAINING THE DETAILED REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

CONDUCT OF BUSINESS PENDING THE MERGER AND CERTAIN COVENANTS

   Prior to the effective time of the merger, except as expressly contemplated or permitted by the merger agreement, CoVest has agreed to, and to cause its subsidiaries to:

GENERAL


   o carry on their respective businesses in, and only in, the usual, regular and ordinary course consistent with safe and sound banking and business practices, maintain their respective books in accordance with past practices, conduct and use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them;



   o comply promptly with all federal or state law requirements with respect to the merger and promptly cooperate with and furnish information to each other, in connection with any requirements imposed upon any of them in connection with the merger;



   o obtain any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the merger;



   o not knowingly or willfully take any action that would adversely affect the ability of CoVest to perform its obligations under the merger agreement;



   o cooperate with First Midwest and use their reasonable best efforts to prepare and file promptly all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to complete the merger and to comply with the terms and conditions of the permits, consents, approvals and authorizations of those governmental entities; and



   o promptly advise First Midwest of any event or series of events which has resulted in or is reasonably likely to result in a Material Adverse Effect (as defined in the merger agreement) to CoVest or which may adversely affect the satisfaction of any conditions to the consummation of the merger.


   Furthermore, prior to the effective time, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, CoVest has agreed that, without the consent of First Midwest, it and its subsidiaries will not, among other things:

DIVIDENDS; STOCK REPURCHASES; CAPITAL STOCK


   o declare or pay any dividends on or make other distributions in respect of its capital stock, except for the regular quarterly cash dividend of $0.08 per share, and not repurchase any shares of its capital stock; and



   o issue, sell, authorize or propose the issuance of, or purchase or propose the purchase of, permit the conversion of or otherwise acquire or transfer for any consideration any shares of the capital stock of any class of CoVest or a CoVest subsidiary or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, or to increase or decrease the number of shares of capital stock by split-up, reclassification, reverse split, stock dividend or change in par or stated value.


ASSETS


   o sell, lease or otherwise dispose of any assets, except in the ordinary course of business, which are material, individually or in the aggregate, to the business or financial condition of CoVest or its subsidiaries;

   o acquire any business or any corporation, partnership, association or other business organization or division thereof;



   o enter into any material lease or license with respect to any property or any other contract, agreement or commitment for goods or services which has a term of six months and involves the payment of more than $50,000 in the aggregate; and



   o fail to use its reasonable best efforts: (a) to maintain its properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted; and (b) to maintain and keep in full force and effect all policies of insurance presently in effect, including the insurance of accounts with the FDIC.


INDEBTEDNESS


   o incur any indebtedness for money borrowed or issue or sell any debt securities other than in the ordinary course of business or consistent with past practices as to inter-company borrowings or permit or suffer the imposition on any shares of stock held by CoVest or by CoVest Banc of any lien, charge or encumbrance.


DIRECTORS; OFFICERS AND EMPLOYEES


   o grant to any director, officer or employee any increase in compensation (except in accordance with existing policies, plans or agreements), or pay any bonus (except in accordance with existing policies, plans or agreements) or increase in any severance or termination pay, or enter into or amend any employment or severance agreement with any such person;



   o adopt or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, whether written or oral (except as may be necessary to fully vest and accelerate any benefits thereunder as of the closing date of the merger); and



   o enter into, increase or renew any loan or credit commitment (including letters of credit) to any executive officer or director of CoVest or the Bank, any 5% stockholder of CoVest, or any entity controlled, directly or indirectly, by any of those individuals or engage in any such transaction with any of the foregoing prohibited by certain federal statutes.


LOANS; INVESTMENTS


   o enter into, renew or increase any loan or credit commitment (including letters of credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment except as provided in the merger agreement;



   o materially restructure or change its investment securities portfolio or the manner in which the portfolio is classified or reported, or execute individual investment transactions of greater than $250,000 for U.S. Treasury Securities, mortgage backed securities and all other investment instruments; and



   o enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risks.


MISCELLANEOUS


   o fail to take any requisite action pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters known by CoVest which could reasonably give rise to a claim prior to the closing date; and



   o amend its certificate of incorporation, charter or by-laws or those similar documents of any of its subsidiaries.


ACCESS

   Until the effective time of the merger, CoVest will give to First Midwest reasonable access to its properties, books, contracts, commitments and records and will permit First Midwest to discuss such information directly with CoVest's officers, directors, employees, attorneys and accountants and permit First Midwest to perform various accounting procedures, testing or analysis as First Midwest deems reasonably appropriate. CoVest will allow a representative of First Midwest to attend as an observer all meetings of the board of directors of CoVest and CoVest Banc. First Midwest's representative will not have any voting rights with respect to matters discussed at these meetings.

   THE FOREGOING IS A SUMMARY OF SOME OF THE NEGATIVE AND AFFIRMATIVE COVENANTS OF THE MERGER AGREEMENT. YOU ARE ENCOURAGED TO CAREFULLY READ THE TERMS OF THE MERGER AGREEMENT AT ANNEX A, INCLUDING THE SPECIFIC COVENANTS CONTAINED IN ARTICLES V AND VI.

TAKEOVER PROPOSALS; TERMINATION FEE

   Under the terms of the merger agreement, neither CoVest nor any of its representatives:


   o may solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or the making of any proposal relating to a takeover proposal or a potential takeover proposal with respect to CoVest or any CoVest subsidiary; or



   o may (a) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or proposal, or (b) enter into any agreement, arrangement or understanding (whether written or oral), regarding any proposal or transaction providing for or requiring CoVest to abandon, terminate or fail to consummate the merger, or compensating CoVest or any CoVest subsidiary under any of the instances described above.


   A "takeover proposal" includes, but is not limited to, a proposal relating to the disposition of all or a significant portion of CoVest's or any CoVest subsidiary's business or assets or the acquisition of 9.9% or more of CoVest's common stock or a merger, consolidation or similar business combination transaction involving CoVest or any CoVest subsidiary with a party other than First Midwest.

   CoVest is allowed to provide information at the request of, or enter into negotiations with a third party with respect to, an unsolicited takeover proposal if the board of directors of CoVest determines, in good faith, that the exercise of its fiduciary duties to its stockholders under applicable law, as advised by legal counsel, requires it to take such action. CoVest may not provide to such third party any information that it has not provided to First Midwest.

   If First Midwest terminates the merger agreement because the CoVest stockholders fail to vote on the merger agreement at a duly convened meeting, or if the CoVest board fails to recommend the CoVest stockholders approve the merger agreement, or withdraws that recommendation or modifies it in a way adverse to First Midwest, or fails to call a stockholder meeting to vote on the merger agreement, then CoVest must pay First Midwest a termination fee of $5 million. In addition, if First Midwest terminates the merger agreement because the stockholders of CoVest do not approve the merger agreement after a vote taken thereon at a meeting called for such purpose and prior thereto or within 18 months after termination:


   o CoVest shall have entered into an agreement amounting to a takeover proposal or arising in connection with a takeover proposal;



   o  or a takeover proposal shall have occurred; or



   o the board of directors of CoVest shall have authorized or approved a takeover proposal or shall have publicly announced an intention to authorize or approve or shall have recommended that the stockholders of CoVest approve or accept any takeover proposal, then CoVest must also pay First Midwest the same termination fee of $5 million.

   THE FOREGOING IS A SUMMARY OF THE PROVISIONS OF THE MERGER AGREEMENT REGARDING DISCUSSIONS WITH THIRD PARTIES AND TERMINATION FEE. YOU ARE ENCOURAGED TO READ THE TERMS OF THE MERGER AGREEMENT AT ANNEX A, INCLUDING THE SPECIFIC PROVISIONS CONTAINED IN SECTIONS 5.04 (CERTAIN ACTIONS), 8.01 (TERMINATION) AND
8.03 (EFFECT OF TERMINATION) OF THE MERGER AGREEMENT.

CONDITIONS TO COMPLETION OF THE MERGER


   Each party's obligation to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions:



   o  approval of the merger agreement by CoVest stockholders;



   o receipt of all regulatory approvals required to complete the merger and all those approvals remaining in effect and all statutory waiting periods with respect to those approvals having expired;



   o no preliminary or permanent injunction or other order by any federal or state court, which prevents the consummation of the merger, shall have been issued or remain in effect;



   o the representations and warranties of each party will be true and correct as of September 11, 2003, and as of the closing date of the merger, except in most cases where any inaccuracy would not have a Material Adverse Effect; and



   o each party will have performed all obligations and shall have complied with all agreements and covenants to be performed or complied with by it prior to or at the closing date, except where any failure would not have a Material Adverse Effect.


   In addition, First Midwest's obligation to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions:


   o neither CoVest nor any of its subsidiaries shall have suffered a Material Adverse Effect since September 11, 2003;



   o there shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the merger by any federal or state government or governmental agency or instrumentality or court, which would prohibit First Midwest's ownership or operation of all or a material portion of CoVest's business or assets, or would compel First Midwest to dispose of or hold separate all or a material portion of CoVest's business or assets or which would render First Midwest or CoVest unable to consummate the transactions contemplated by the merger agreement;



   o if, as of the effective time of the merger, CoVest or any of its subsidiaries is a party to any agreement with, or directive or order issues by, the Federal Reserve Board, the FDIC, the OCC or any other bank regulatory authority, which imposes any material restrictions or requirements with respect to the conduct of the business of CoVest or any of its subsidiaries, First Midwest shall have received written confirmation from each bank regulatory authority which has entered into such an agreement with CoVest or a CoVest subsidiary or which has issued such a directive or order, in form and substance satisfactory to First Midwest, to the effect that such agreement, directive or order will not be binding on or in any way to CoVest, any CoVest subsidiary, First Midwest or any subsidiary of First Midwest following the effective time;



   o to the extent any material lease, license, loan or financing agreement or other contract or agreement to which CoVest or any CoVest subsidiary, as the case may be, is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by the merger agreement, such consent or waiver shall have been obtained;



   o First Midwest shall have received evidence reasonably satisfactory to it that the Rights Agreement between CoVest and the Rights Agent and the rights associated therewith have been terminated (see "Rights Plan" below);



   o First Midwest shall have received the written resignations, effective as of the closing of the merger, of each director and officer of CoVest and of its subsidiaries identified in writing by First Midwest not less than ten business days prior to the closing of the merger;



   o the aggregate number of dissenting shares shall not exceed fifteen percent of the issued and outstanding shares of CoVest common stock immediately prior to the closing of the merger;



   o First Midwest shall have received satisfactory proof that CoVest has paid any costs, fees and expenses incurred by it or its subsidiaries in connection with the merger;



   o the aggregate merger consideration payable to CoVest shall not exceed $102.5 million; and

   o CoVest's "stockholders' equity" as defined in the merger agreement shall not be less than $47,331,850 (CoVest's "stockholders' equity" as defined in the merger agreement was $50,484,000 as of June 30, 2003).



   WE CANNOT ASSURE YOU IF, OR WHEN, WE WILL OBTAIN THE REQUIRED REGULATORY APPROVALS NECESSARY TO CONSUMMATE THE MERGER, OR WHETHER ALL OF THE OTHER CONDITIONS PRECEDENT TO THE MERGER WILL BE SATISFIED OR WAIVED BY THE PARTY PERMITTED TO DO SO. IF THE MERGER IS NOT COMPLETED ON OR BEFORE MARCH 31, 2004, EITHER FIRST MIDWEST OR COVEST MAY TERMINATE THE MERGER AGREEMENT, PROVIDED THE TERMINATING PARTY IS NOT IN MATERIAL BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR OTHER AGREEMENT.


   THE FOREGOING IS A SUMMARY OF THE CONDITIONS OF THE MERGER AGREEMENT. YOU ARE ENCOURAGED TO READ THE TERMS OF THE MERGER AGREEMENT AT ANNEX A, INCLUDING THE SPECIFIC PROVISIONS CONTAINED IN ARTICLE VII OF THE MERGER AGREEMENT.

TERMINATION; AMENDMENT; WAIVER

   The parties may terminate the merger agreement and abandon the merger at any time prior to the effective time, whether before or after approval by the holders of CoVest common stock:


   o by written agreement of First Midwest and CoVest, with the approval of the board of directors of each;



   o by First Midwest or CoVest if there has been a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of the merger agreement is illegal, invalid or unenforceable (unless waived by the affected party) or denying any regulatory application the approval of which is a condition precedent to any party's obligations under the merger agreement;



   o by First Midwest or CoVest in the event that any of the conditions precedent to the obligations of the other to the merger are rendered impossible to be satisfied or fulfilled by the closing date (other than by reason of a breach by the party seeking to terminate);



   o by First Midwest or CoVest, in the event of a material breach by the other of any representation, warranty, covenant or agreement contained in the merger agreement, which breach would result in the failure to satisfy a closing condition and which breach cannot be or is not cured within 30 days after written notice of such breach is given by the non-breaching party to the party committing such breach; and



   o  by either First Midwest or CoVest on or after March 31, 2004.


   Subject to compliance with applicable law, First Midwest and CoVest may amend the merger agreement by action taken or authorized by their respective boards of directors at any time before or after approval of the merger agreement by CoVest stockholders.

   At any time prior to the effective time, First Midwest and CoVest, by action taken or authorized by their respective boards of directors, may, if legally allowed:


   o extend the time for the performance of any of the obligations or other acts of the other party;



   o waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and



   o waive compliance with any of the agreements or conditions contained in the merger agreement.


   However, after any approval of the merger agreement by the stockholders of CoVest, there may not be, without further approval of those stockholders, any amendment to the merger agreement that reduces the amount or changes the form of the consideration to be delivered to the holders of CoVest common stock under the merger agreement.

   THE FOREGOING IS A SUMMARY OF THE TERMINATION, AMENDMENT AND WAIVER PROVISIONS OF THE MERGER AGREEMENT. YOU ARE ENCOURAGED TO READ THE TERMS OF THE MERGER AGREEMENT AT ANNEX A, INCLUDING THE SPECIFIC PROVISIONS CONTAINED IN SECTIONS 8.01 (TERMINATION), 8.05 (AMENDMENT) AND 8.06 (WAIVER) OF THE MERGER AGREEMENT.

AFFILIATE AGREEMENT


   All of the directors and executive officers of CoVest have entered into an Affiliate Agreement with First Midwest. These individuals beneficially own, as of October 28, 2003, in the aggregate and in a non-fiduciary capacity, shares representing approximately 9.5% of CoVest's issued and outstanding common stock. The CoVest Affiliate Agreement requires these individuals to vote their shares of CoVest common stock in favor of the merger agreement at the special meeting. In addition, each individual agreed not to sell or transfer any of his shares of CoVest common stock except as permitted by such agreement and agreed not to be involved in a takeover proposal with a third party.


   The Affiliate Agreement binds the actions of these individuals only in their capacity as stockholders of CoVest. Those individuals who serve as directors of CoVest are not and could not be contractually bound to abrogate their fiduciary duties as directors of CoVest. Accordingly, while each CoVest director is contractually bound to vote as a CoVest stockholder in favor of the merger, his fiduciary duties as a director nevertheless require him to act in his capacity as a director in the best interest of CoVest when considering the merger. Additionally, Mr. Roberts, Mr. Larsen and Ms. Barbara A. Buscemi executed the Affiliate Agreement and also serve as trustees of the ESOP. The Affiliate Agreement does not require them, in their capacities as trustees, to vote the shares that are held by the ESOP for the merger. However, it does require them to vote the shares held for their benefit by the ESOP and the Profit Sharing Plan in favor of the merger agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND EFFECT OF THE MERGER ON EMPLOYEE BENEFIT PLANS


   As of October 28, 2003, excluding options, directors and executive officers of CoVest beneficially own, in the aggregate, 329,043 shares of CoVest common stock, representing approximately 9.5% of the outstanding shares of CoVest common stock. None of First Midwest or its directors, executive officers or affiliates is the holder of record of any shares of CoVest common stock.


   Some members of CoVest management and board of directors have interests in the merger that are in addition to their interests as CoVest stockholders generally. As described below, these individuals have entered into agreements that will, effective upon the completion of the merger, provide for certain benefits.

STOCK OPTIONS

   Directors and certain officers and employees of CoVest hold stock options granted pursuant to CoVest's 1992 and 1996 stock option and incentive plans. Under the merger agreement, each holder's options will be cancelled at the time of the merger in return for a cash payment equal to the merger consideration of $27.45 per option less the option exercise price applicable to each such option.

   Set forth below is certain information with respect to the amount of the cash payment to be made to each director and executive officer who holds stock options in connection with the cancellation of the stock options. The amount set forth below is based on a value of $27.45 less the applicable exercise price of each option.


                                         COVEST SHARES
                                            COVERED          ESTIMATED
                     NAME               BY STOCK OPTIONS    CASH PAYMENT
      --------------------------------  ----------------    ------------

      George T. Drost ................       15,750          $  221,087
      David M. Miller ................       13,500             180,574
      Gerald T. Niedert ..............       15,750             221,087
      James L. Roberts ...............      134,338           1,909,194
      David B. Speer .................       11,250             144,021
      Frank A. Svoboda, Jr ...........       11,250             144,021
      Paul A. Larsen .................       87,612           1,414,051
      J.Stuart Boldry, Jr ............       38,064             540,333
      Michael A. Sykes ...............       56,648             722,014
      Joseph J. Gillings .............       55,676             668,058
      Barbara A. Buscemi .............       23,168             293,302
                                            -------          ----------
                                            463,006          $6,457,743
                                            =======          ==========

ESOP

   CoVest's ESOP is a "leveraged ESOP" covering all of its full-time employees. Under the ESOP, certain shares of CoVest common stock are allocated to participant accounts and other shares are held in a suspense account to secure a loan made by CoVest Banc to the ESOP to acquire the shares. Under the terms of the merger agreement, prior to the effective time of the merger CoVest will make a contribution to pay off the then-current balance of the loan. As a result, all unallocated shares in the ESOP will be allocated to the participants' accounts. The number of unallocated shares at December 31, 2002 was 66,307. At the effective time of the merger, all participant accounts will be fully vested. Upon the closing of the merger, the ESOP will be terminated and following receipt of a favorable determination letter from the Internal Revenue Service all participant accounts will be distributed. Prior to the effective time of the merger, CoVest and CoVest Banc may make additional contributions to the ESOP for the purpose of making prepayments on the ESOP loan, provided such prepayments are fully deductible by CoVest or CoVest Banc under the Code.

   Set forth below are the number of estimated shares of CoVest common stock (including the allocation of ESOP suspense shares at a price of $27.45 per share of CoVest stock) and corresponding amount of cash anticipated to be distributable from the ESOP to the executive officers at the effective time of the merger:


                                       NUMBER OF ESTIMATED SHARES    ESTIMATED
                  NAME                   OF COVEST COMMON STOCK    CASH PAYMENT
      -------------------------------  --------------------------  ------------
      James L. Roberts ..............             3,674              $100,851
      Paul A. Larsen ................            14,921               409,581
      J. Stuart Boldry, Jr ..........             2,670                73,292
      Michael A. Sykes ..............             4,160               114,192
      Joseph J. Gillings ............             3,754               103,047
      Barbara A. Buscemi ............             4,518               124,019
                                                 ------              --------
                                                 33,697              $924,982
                                                 ======              ========


BANK PROFIT SHARING PLAN

   The Profit Sharing Plan is a tax-qualified defined contribution plan adopted by CoVest Banc and covering all of its eligible employees. In addition to employee contributions, CoVest Banc has also made certain additional contributions to the Profit Sharing Plan that have been allocated to participants' accounts based upon their compensation. Prior to the closing of the merger with First Midwest and as permitted by the terms of the merger agreement, the CoVest board of directors will amend the Profit Sharing Plan to fully vest all participants and distribute their benefits thereunder.

   Upon the closing of the merger, the Profit Sharing Plan will be terminated and following receipt of a favorable determination letter from the Internal Revenue Service all participant accounts will be distributed. The number of shares of CoVest common stock allocated to the accounts of CoVest's executive officers and the corresponding amounts anticipated to be distributed from the Profit Sharing Plan to CoVest's executive officers are as follows:


                                       NUMBER OF ESTIMATED SHARES    ESTIMATED
                  NAME                   OF COVEST COMMON STOCK    CASH PAYMENT
      -------------------------------  --------------------------  ------------
      James L. Roberts ..............             5,752              $157,892
      Paul A. Larsen ................             7,103               194,977
      J. Stuart Boldry, Jr ..........             2,049                56,245
      Michael A. Sykes ..............             3,413                93,687
      Joseph J. Gillings ............             1,001                27,477
      Barbara A. Buscemi ............             2,265                62,174
                                                 ------              --------
                                                 21,583              $592,453
                                                 ======              ========


COVEST DIRECTOR RETIREMENT PLAN


   CoVest has established a Director Retirement Plan to provide recognition and retirement compensation and medical benefits to eligible members of the board of directors of CoVest and to facilitate CoVest's ability to attract, retain and reward members of the board. The Director Retirement Plan also allows eligible members of the board of directors of CoVest to continue to participate in the CoVest medical plan. The Director Retirement Plan entitles eligible directors of CoVest to certain monthly payments following their service on the board based upon their compensation prior to the completion of their service, their age at retirement and their number of years of service on the board.

   The merger of CoVest and First Midwest will constitute a change of control under the terms of the Director Retirement Plan. As a result, the Director Retirement Plan provides that directors of CoVest will be entitled to receive in a cash lump-sum payment the maximum benefit available under the Plan, regardless of the number of years that the director in question has served on the board of directors. A lump-sum payment may also be made for the value of medical coverage if the directors elect. The lump-sum payment must be paid to the director within sixty-five (65) days of the effective time of the merger.


   The following chart sets forth the maximum liability as of October 28, 2003, of all potential payments under the CoVest Director Retirement Plan to current and former directors following a change in control excluding the value of any medical benefits:



             FORMER DIRECTORS            AMOUNT
      ------------------------------    -------
      Donald J. Cameron ............    $ 94,000 In payout status
      John A. Flink ................     183,456 In payout status
      David E. Spiegler ............     141,480 In payout status
      Thomas TenHoeve ..............     193,113 In payout status
      Larry G. Gillie ..............      38,720 In payout status
                                        --------
                                        $650,769
                                        ========



             CURRENT DIRECTORS          AMOUNT
      ------------------------------  ----------
      George T. Drost ..............  $  180,000
      David M. Miller ..............     180,000
      Gerald T. Niedert ............     180,000
      James L. Roberts .............     180,000
      David B. Speer ...............     180,000
      Frank A. Svoboda, Jr .........     180,000
                                      ----------
                                      $1,080,000
                                      ==========


BANK INCENTIVE PLAN

   CoVest Banc has established the Bank Incentive Plan to provide persons in key management positions with a proprietary interest in CoVest in a manner designed to encourage such key persons to remain with CoVest Banc. Shares of CoVest common stock reserved under the Bank Incentive Plan vest over a five-year period after being awarded, and all of the plan shares have been awarded to key personnel.

   Under the merger agreement, the Bank Incentive Plan will be terminated following the closing of the merger, all shares will be fully vested and distributed to participants and all restrictions placed on plan shares will be lifted. Set forth below is information with respect to the number of shares of CoVest common stock distributable to participants under this plan and the value of those shares based on a value of $27.45 per share:


                                              COVEST SHARES
                   NAME                  COVERED BY BANK INCENTIVE PLAN    ESTIMATED VALUE
      ------------------------------    ------------------------------     ----------------
      James L. Roberts .............                  407                      $11,172
      Paul A. Larsen ...............                  200                        5,490
      J. Stuart Boldry, Jr .........                  200                        5,490
      Michael A. Sykes .............                  100                        2,745
      Joseph J. Gillings ...........                  100                        2,745
      Barbara A. Buscemi ...........                  100                        2,745
                                                    -----                      -------
                                                    1,107                      $30,387
                                                    =====                      =======


DEFERRED DIRECTORS' FEE PLAN


   CoVest has established a Deferred Directors' Fee Plan for its directors, and the directors of its affiliates, to enable them to elect to defer a portion of the fees payable to the directors by CoVest, or any of its affiliates, on account of the directors' service. Directors participating in the Deferred Directors' Fee Plan are entitled to elect to defer certain portions of their fees during their service as directors and are generally entitled to receive payment of these deferred fees upon the earlier of the date that their service as a director terminates and the attainment of the age specified in their deferral election.


   The merger of CoVest and First Midwest will trigger certain accelerated payment provisions of the Deferred Directors' Fee Plan. Under the Deferred Directors' Fee Plan, a participant is entitled to receive the entire unpaid balance of his deferred fee account in the form of a lump-sum payment in the event of the merger of CoVest. Upon the closing of the merger, current and former members of the CoVest board will receive the following payments under this Plan:



                FORMER DIRECTORS                AMOUNT
      -------------------------------------    --------
      Thomas TenHoeve .....................    $ 54,466 In payout status
      Donald J. Cameron ...................      70,270
                                               --------
                                               $124,736
                                               ========



                CURRENT DIRECTORS               AMOUNT
      -------------------------------------    --------
      George T. Drost .....................    $334,549
      David M. Miller .....................     376,105
      David B. Speer ......................     115,977
      Frank A. Svoboda, Jr ................     117,555
                                               --------
                                               $944,186
                                               ========


DEFERRED COMPENSATION AGREEMENTS WITH DIRECTORS

   CoVest has entered into Deferred Compensation Agreements with certain current and former directors of CoVest. These agreements provide for guaranteed payments to the director or to the director's beneficiary in the event of the director's death, for a specified period (ranging from 60 to 180 months) after a specified age is attained (ranging from age 60 to age 81). The liability for each covered director is being accrued over the vesting period. The Deferred Compensation Agreements provide that each director may elect following a "change in control" to receive a lump-sum payment equal to the total sum payable under the director's Deferred Compensation Agreement. This lump-sum payment must be paid to the director within sixty-five (65) days of the "change in control." The merger constitutes a "change in control" under the terms of the Deferred Compensation Agreements.

   The payment of deferred compensation under the Deferred Compensation Agreements is binding upon any successor of CoVest, including any successor by merger or consolidation. First Midwest would be considered a successor to CoVest under the terms of the Deferred Compensation Agreements following the merger of CoVest and First Midwest. CoVest has entered into Deferred Compensation Agreements with the following former directors: Donald J. Cameron, Thomas H. TenHoeve, Jr. and David E. Spiegler, and the following current directors: George
T. Drost, Gerald T. Niedert and Frank A. Svoboda, Jr. The maximum amount remaining to be distributed under the terms of the Deferred Compensation Agreements with current and former directors is as follows:


                FORMER DIRECTORS                AMOUNT
      -------------------------------------    --------
      Donald J. Cameron ...................    $ 33,610 In payout status
      David E. Spiegler ...................      60,144 In payout status
      Thomas TenHoeve .....................     135,199 In payout status
                                               --------
                                               $228,953
                                               ========



                CURRENT DIRECTORS               AMOUNT
      -------------------------------------    --------
      George T. Drost .....................  $  898,180 In deferred status
      Gerald T. Niedert ...................     740,719 In deferred status
      Frank A. Svoboda, Jr ................      76,371 In payout status
                                             ----------
                                             $1,715,270
                                             ==========


EMPLOYMENT AGREEMENTS; CHANGE OF CONTROL AGREEMENTS; RETENTION AGREEMENTS


   Mr. Roberts' Agreements. James L. Roberts, president and chief executive officer of CoVest, entered into an employment agreement with CoVest on January 20, 1999, which was further amended on May 30, 2002 and on July 28, 2003. The merger of First Midwest and CoVest will constitute a "change of control" under the terms of Mr. Roberts' employment agreement. In the event of a change of control, Mr. Roberts' employment agreement provides that the term of his employment shall extend to the earlier of (i) the date that is 36 months from the date of the change of control or (ii) the date Mr. Roberts attains the age of 65. Mr. Roberts' employment agreement provides for certain payments to be made to Mr. Roberts in the event of his termination without cause, or in the event of his voluntary termination within one year of the date of any change of control of CoVest or CoVest Banc. Following such termination, Mr. Roberts is entitled to receive his regular salary payments under the employment agreement during the remainder of the term of his employment. Additionally, Mr. Roberts is entitled to continue to receive health insurance coverage comparable to the coverage provided to him as of the date of his termination until the earlier of
(i) the date that Mr. Roberts attains the age of 67 or (ii) the date on which Mr. Roberts would be eligible for coverage under Medicare or any successor program. Mr. Roberts is not required to pay any greater premium amount than that which he was paying on the date of his termination for the continuation of such coverage and may add dependents to such coverage at the same cost, if any, paid by similarly situated senior executives for dependent coverage. The cash payable to Mr. Roberts is estimated to be $735,000 plus the provision of health care coverage. Mr. Roberts is entitled to an additional gross-up payment to compensate him for the amount of any excise tax imposed pursuant to Section 4999 of the Internal Revenue Code on payments made under his employment agreement or otherwise and for any taxes imposed on this additional payment. Mr. Roberts is entitled to receive approximately $687,000 in payments related to taxes that he may be required to pay as a result of the merger.

   Mr. Roberts' receipt of all continuing payments under his employment agreement is contingent upon his complying with the terms of a certain non-compete agreement that he entered into with CoVest at the time of the effectiveness of his employment agreement. As described herein and as a result of the merger, Mr. Roberts will also receive distributions under the ESOP, Profit Sharing Plan, Director Retirement Plan and Bank Incentive Plan, and cash payments for all stock options granted to him under CoVest's stock option and incentive plans.

   Mr. Larsen's Agreements. Paul A. Larsen, executive vice president and chief financial officer of CoVest, entered into an employment agreement with CoVest on April 27, 1999, which was further amended on May 30, 2002 and July 28, 2003. The merger of First Midwest and CoVest will constitute a "change of control" under the terms of Mr. Larsen's employment agreement. In the event of a change of control, Mr. Larsen's employment agreement provides that the term of his employment shall extend to the earlier of (i) the date that is 24 months from the date of the change of control or (ii) the date that Mr. Larsen attains the age of 65. Mr. Larsen's employment agreement provides for certain payments to be made to Mr. Larsen in the event of his termination without cause, or in the event of his voluntary termination within one year of the date of any change of control of CoVest or CoVest Banc. Following such termination, Mr. Larsen is entitled to receive his regular salary payments under the employment agreement during the remainder of the term of his employment. Additionally, Mr. Larsen is entitled to continue to receive health insurance coverage comparable to the coverage provided to him on the date of his termination until the earlier of (i) the date that Mr. Larsen attains the age of 67 or (ii) the date on which Mr. Larsen would be eligible for coverage under Medicare or any successor program. Mr. Larsen is not required to pay any greater premium amount for such coverage than the amount that he is paying on the date of his termination. Mr. Larsen may also add additional dependents to such coverage at the same cost, if any, paid by similarly situated senior executives for dependent coverage. The cash payable to Mr. Larsen is estimated to be $306,600, plus the provision of health care coverage.

   Mr. Larsen's receipt of all continuing payments under his employment agreement is contingent upon his complying with the terms of a certain non-compete agreement that he entered into with CoVest at the time of the effectiveness of his employment agreement. As described herein and as a result of the merger, Mr. Larsen will also receive distributions under the ESOP, Profit Sharing Plan and Bank Incentive Plan, and cash payments for all stock options granted to him under CoVest's stock option and incentive plans.


   Mr. Boldry's Agreements. J. Stuart Boldry, Jr., executive vice president retail banking of CoVest, entered into an employment agreement with CoVest on December 31, 1999, which was further amended on July 28, 2003. The merger of First Midwest and CoVest will constitute a "change of control" under the terms of Mr. Boldry's employment agreement. In the event of a change of control, Mr. Boldry's employment agreement provides that the term of his employment shall extend to the earlier of (i) the date that is twelve months from the date of the change of control or (ii) the date that Mr. Boldry attains the age of sixty-five
(65). Mr. Boldry's employment agreement provides for certain payments to be made to Mr. Boldry in the event of his termination without cause or in the event of his voluntary termination within one year of the date of any change of control of CoVest or CoVest Banc. Following such termination, Mr. Boldry is entitled to receive his regular salary payments under the employment agreement during the remainder of the term of his employment. Additionally, Mr. Boldry is entitled to continue to receive all medical insurance benefits provided for in his employment agreement for the remainder of the term of his employment as if the termination had not occurred. The cash payable to Mr. Boldry is estimated to be $137,250, plus the provision of health care coverage.


   Mr. Boldry's receipt of all continuing payments under his employment agreement is contingent upon his complying with the terms of a certain non-compete agreement that he entered into with CoVest at the time of the effectiveness of his employment agreement. As described herein and as a result of the merger, Mr. Boldry will also receive distributions under the ESOP, Profit Sharing Plan and Bank Incentive Plan, and cash payments for all stock options granted to him under CoVest's stock option and incentive plans.


   Change of Control Agreements. Joseph J. Gillings, Jr. and Barbara A. Buscemi, executive officers of CoVest, entered into change of control agreements with CoVest on June 4, 2002, and Michael Sykes, executive vice president of CoVest, entered into a change of control agreement with CoVest on July 28, 2003. The merger of First Midwest and CoVest will constitute a "change of control" under the terms of each of these agreements. Each agreement provides for certain severance payments to be made to the executive in the event of the executive's termination either (i) without cause within six months prior to or twelve months following the date of any change of control of CoVest, or (ii) the executive's voluntary termination within twelve months of the date of the change of control and following a change in the executive's duties with CoVest. Under the agreement, a change in duties would occur generally through a significant change in the nature and scope of the executive's duties with CoVest, a reduction in the executive's base salary below that on the date of the change of control, a change in the executive's principal place of employment, or the executive not being able to participate in CoVest's benefits plans on the same basis as other executives of CoVest. Following such termination, the executive is entitled to receive all amounts accrued but unpaid through the date of termination of the executive's employment, including any amount owed by CoVest on the executive's base salary and vacation pay, plus one year's salary, in equal amounts over the twelve months following the date of the executive's termination. The cash payable to Ms. Buscemi, Mr. Gillings and Mr. Sykes is estimated to be $90,300, $114,400 and $124,800 respectively.


   The executive's receipt of all continuing payments under his or her respective change of control agreement is contingent upon the executive complying with the terms of certain non-compete provisions in the agreement. As described herein, and as a result of the merger, each executive will also receive distributions under the ESOP, Profit Sharing Plan and Bank Incentive Plan, and cash payments for stock options granted to each of them under CoVest's stock option and incentive plans.

CONTINUED INDEMNIFICATION AND DIRECTORS' AND OFFICERS' INSURANCE

   The merger agreement provides that for a period of not less than three years after the closing of the merger, First Midwest will maintain all rights of indemnification currently provided by CoVest and the CoVest subsidiaries in favor of the current and former employees, directors, officers and agents on terms no less favorable than those provided in the charter documents of CoVest, otherwise in effect on September 11, 2003, or as otherwise required by Delaware law. First Midwest also has agreed that before the consummation of the merger, CoVest may secure prior acts and omissions coverage under its directors' and officers' liability insurance for current and former employees, officers, directors and agents of CoVest and the CoVest subsidiaries for a period of at least three years following the closing of the merger. This insurance will contain at least the same coverage and amounts, and contain terms and conditions not less advantageous as that coverage currently provided by CoVest and the CoVest subsidiaries. In addition, CoVest may purchase an additional three years of insurance coverage prior to the closing of the merger, but may not spend more than $300,000 to obtain this insurance. In the event CoVest does not obtain the above-mentioned additional three years of insurance, First Midwest will use its reasonable best efforts to secure such insurance coverage after such three-year period, provided that First Midwest shall not be obligated to purchase this coverage if the cost exceeds $300,000.


   CoVest's board of directors knew about and considered these interests in approving the merger agreement.


RIGHTS PLAN


   The board of directors of CoVest adopted a Rights Plan in 1997 pursuant to which each share of CoVest common stock is accompanied by one preferred share purchase right (a "right"). Each right entitles the holder, under certain limited circumstances, to purchase from CoVest one one-thousandth of a share of Series A Junior Participating Preferred Stock of CoVest at a price of $65.00 (the "purchase price").


   The rights are not exercisable until the distribution date. The rights will expire on July 28, 2007, unless such date is advanced or extended or unless the rights are earlier redeemed or exchanged by CoVest.

   Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, an "acquiring person") has acquired beneficial ownership of 15% or more of the outstanding shares of common stock of CoVest or (ii) 10 business days (or such later date as may be determined by action of the CoVest board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of CoVest common stock (the earlier of such dates being called the "distribution date"), the rights will be evidenced, with respect to any of the common stock certificates outstanding as of the record date, by such common stock certificate.


   Because of the nature of the preferred stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of preferred stock purchasable upon exercise of each right should approximate the value of one share of CoVest common stock.

   In the event that any person or group of affiliated or associated persons becomes an acquiring person, each holder of a right other than rights beneficially owned by the acquiring person (which will thereupon become void), will thereafter have the right to receive, upon exercise of a right and the payment of $65.00 per right, shares of CoVest common stock having a market value of $130.00.

   In the event that, after a person or group has become an acquiring person, CoVest is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a right (other than rights beneficially owned by an acquiring person which will have become void) will thereafter have the right to receive, upon the exercise of a right and the payment of $65.00 per right, shares of common stock of the person with whom CoVest has engaged in the foregoing transaction (or its parent) having a market value of $130.00.

   At any time after any person or group becomes an acquiring person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by such acquiring person of 50% or more of the outstanding shares of CoVest common stock, the board of directors of CoVest may exchange the rights (other than rights owned by such acquiring person which will have become void), in whole or in part, for shares of common stock or preferred stock (or a series of the CoVest's preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of common stock, or a fractional share of preferred stock (or other preferred stock) equivalent in value thereto, per right.

   At any time prior to the time an acquiring person becomes such, the board of directors of CoVest may redeem the rights in whole, but not in part, at a price of $.01 per right (the "redemption price"). Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

   For so long as the rights are then redeemable, CoVest may, except with respect to the redemption price, amend the rights agreement in any manner. After the rights are no longer redeemable, CoVest may, except with respect to the redemption price, amend the rights agreement in any manner that does not adversely affect the interests of holders of the rights.

   CoVest has amended the Rights Plan to provide that First Midwest will not be treated under the Rights Agreement as an acquiring person because of the merger agreement with CoVest.

                              STOCKHOLDER PROPOSALS

  It is not currently anticipated that CoVest will hold its annual meeting in 2004, unless the merger has not been completed or the merger agreement has been terminated. In the event that the merger has not been completed or the merger agreement has been terminated, CoVest will hold its next annual meeting of stockholders in April, 2004. Under the rules of the Securities and Exchange Commission, proposals of CoVest stockholders intended to be presented at that meeting and included in CoVest's proxy statement must be received by December 4, 2003, by CoVest at its principal executive offices at 749 Lee Street, Des Plaines, Illinois 60016.

                       WHERE YOU CAN FIND MORE INFORMATION


   First Midwest and CoVest file annual, quarterly and current reports, proxy statements and other information with the SEC. Stockholders may read and copy reports, proxy statements and other information filed by First Midwest and CoVest at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; The Woolworth Building, 233 Broadway, New York, New York 10279; or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. First Midwest's and CoVest's reports, proxy statements and other information are also available from commercial document retrieval services and at the SEC's website located at http://www.sec.gov. You can also inspect reports, proxy and information statements and other information about First Midwest and CoVest at the offices of The Nasdaq Stock Market, 1735 K Street, NW, Washington, D.C. 20006.



   TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE SPECIAL MEETING OF STOCKHOLDERS, ANY REQUEST SHOULD BE MADE BY NOVEMBER 15, 2003.

                                                                         ANNEX A


                          Agreement and Plan of Merger

                                  by and among

                          First Midwest Bancorp, Inc.,
                             a Delaware corporation,

                   First Midwest Acquisition Subsidiary, Inc.,
                             a Delaware corporation,

                                       and

                            CoVest Bancshares, Inc.,
                             a Delaware corporation


                         Dated as of September 11, 2003

                               TABLE OF CONTENTS



SECTION                                                HEADING                                                   PAGE


Article I                  Definitions..........................................................................   1

   Section 1.01.           Definitions..........................................................................   1
   Section 1.02.           Principles of Construction...........................................................   9

Article II                 The Merger; Effect; Payment; Closing.................................................   10

   Section 2.01.           The Merger...........................................................................   10
   Section 2.02.           Closing; Effective Time..............................................................   10
   Section 2.03.           Effects of Merger....................................................................   10
   Section 2.04.           Effects of Merger on Capital Stock and Stock Options.................................   11
   Section 2.05.           Payment for Participating Company Common Stock.......................................   12
   Section 2.06.           Payment for Company Stock Options....................................................   13
   Section 2.07.           Escheat..............................................................................   14
   Section 2.08.           Dissenting Shares....................................................................   14
   Section 2.09.           Aggregate Merger Consideration.......................................................   14

Article III                Representations and Warranties of Buyer and NewCo....................................   14

   Section 3.01.           Organization.........................................................................   14
   Section 3.02.           Authorization........................................................................   14
   Section 3.03.           Conflicts............................................................................   15
   Section 3.04.           Litigation...........................................................................   15
   Section 3.05.           Sufficient Funds.....................................................................   15
   Section 3.06.           Fees.................................................................................   15
   Section 3.07.           Buyer SEC Reports....................................................................   16
   Section 3.08.           Governmental Approvals...............................................................   16
   Section 3.09.           No Other Representation or Warranty..................................................   16

Article IV                 Representations and Warranties of Company............................................   16

   Section 4.01.           Organization.........................................................................   16
   Section 4.02.           Authorization........................................................................   17
   Section 4.03.           Conflicts............................................................................   17
   Section 4.04.           Antitakeover Provisions Inapplicable.................................................   18
   Section 4.05.           Capitalization.......................................................................   18
   Section 4.06.           Company Financial Statements; Material Changes.......................................   18
   Section 4.07.           Company Subsidiaries.................................................................   19
   Section 4.08.           Company Filings......................................................................   21
   Section 4.09.           Company Reports......................................................................   21
   Section 4.10.           Compliance with Laws.................................................................   21
   Section 4.11.           Litigation...........................................................................   23
   Section 4.12.           Licenses.............................................................................   23
   Section 4.13.           Taxes................................................................................   23
   Section 4.14.           Insurance............................................................................   24
   Section 4.15.           Loans; Investments...................................................................   25
   Section 4.16.           Allowance for Loan Losses............................................................   26
   Section 4.17.           Company Benefit Plans................................................................   26


   Section 4.18.           Compliance with Environmental Laws...................................................   29
   Section 4.19.           Material Matters.....................................................................   30
   Section 4.20.           Defaults.............................................................................   33
   Section 4.21.           Materiality..........................................................................   33
   Section 4.22.           Operations Since June 30, 2003.......................................................   33
   Section 4.23.           Corporate Records....................................................................   35
   Section 4.24.           Undisclosed Liabilities..............................................................   36
   Section 4.25.           Assets...............................................................................   36
   Section 4.26.           Trust or Agency Agreements...........................................................   36
   Section 4.27.           Indemnification......................................................................   37
   Section 4.28.           Insider Interests....................................................................   37
   Section 4.29.           Fees.................................................................................   37
   Section 4.30.           Disclosure...........................................................................   38
   Section 4.31.           Governmental Approvals...............................................................   38
   Section 4.32.           No Other Representation or Warranty..................................................   38

Article V                  Covenants............................................................................   38

   Section 5.01.           Conduct of Business by Company Until the Closing Date................................   38
   Section 5.02.           Affiliate Agreement; Company Stock Options...........................................   42
   Section 5.03.           Indemnification......................................................................   43
   Section 5.04.           Certain Actions......................................................................   43
   Section 5.05.           Title Matters........................................................................   44
   Section 5.06.           Environmental Investigation..........................................................   45
   Section 5.07.           Buyer's Conduct Prior to Closing.....................................................   46


Article VI                 Additional Agreements................................................................   46

   Section 6.01.           Inspection of Records; Confidentiality...............................................   46
   Section 6.02.           Cooperation..........................................................................   48
   Section 6.03.           Regulatory Applications..............................................................   48
   Section 6.04.           Company Stockholder Approval.........................................................   48
   Section 6.05.           Financial Statements and Reports.....................................................   49
   Section 6.06.           Notice...............................................................................   49
   Section 6.07.           Press Releases.......................................................................   50
   Section 6.08.           Delivery of Supplements to Disclosure Schedules......................................   50
   Section 6.09.           Resolution of Company Benefit Plans..................................................   50
   Section 6.10.           Conforming Entries...................................................................   54
   Section 6.11.           Stockholder Equity Statement.........................................................   54


Article VII                Conditions...........................................................................   55


   Section 7.01.           Conditions to the Obligations of Buyer and NewCo.....................................   55
   Section 7.02.           Conditions to the Obligations of Company.............................................   57
   Section 7.03.           Conditions to the Obligations of the Parties.........................................   58

Article VIII               Termination; Amendment; Waiver.......................................................   58

   Section 8.01.           Termination..........................................................................   58
   Section 8.02.           Expenses.............................................................................   59
   Section 8.03.           Effect of Termination................................................................   59
   Section 8.04.           Survival of Agreements...............................................................   60
   Section 8.05.           Amendment............................................................................   60
   Section 8.06.           Waiver...............................................................................   60


Article IX                 General Provisions...................................................................   61

   Section 9.01.           Survival..............................................................................  61
   Section 9.02.           Delivery of Disclosure Schedules......................................................  61
   Section 9.03.           Notices...............................................................................  61
   Section 9.04.           Specific Enforceability...............................................................  62
   Section 9.05.           Applicable Law; Jurisdiction..........................................................  62
   Section 9.06.           Severability..........................................................................  62
   Section 9.07.           Entire Agreement; Binding Effect; Non-Assignment; Counterparts........................  63
   Section 9.08.           Waiver of Jury Trial..................................................................  63

LIST OF EXHIBITS

EXHIBIT 2.03(b) Amended and Restated Certificate of Incorporation of the Surviving Corporation
EXHIBIT 2.03(c)      Amended and Restated bylaws of the Surviving Corporation
EXHIBIT 5.02         Company Affiliate Agreement
EXHIBIT 7.01(k)      Form of Opinion of Counsel for Company
EXHIBIT 7.02(d)      Form of Opinion of Counsel for Buyer and NewCo

LIST OF SCHEDULES -- BUYER AND NEWCO

SCHEDULE 3.03        Conflicts and Scheduled Buyer Governmental Filings and
                     Approvals
SCHEDULE 3.04        Litigation of Buyer and NewCo

LIST OF SCHEDULES -- COMPANY

SCHEDULE 4.03        Conflicts and Scheduled Company Governmental Filings and
                     Approvals
SCHEDULE 4.05        Company Stock Option Plan and Bank Incentive Plan
SCHEDULE 4.06        Material Changes
SCHEDULE 4.07(a)     Company Subsidiaries
SCHEDULE 4.07(e)     Affiliates and Company Off Balance Sheet Transactions
SCHEDULE 4.07(f)     Intercompany Agreements
SCHEDULE 4.10        Compliance with Laws and CRA Agreements
SCHEDULE 4.11        Litigation of Company
SCHEDULE 4.13        Taxes
SCHEDULE 4.14        Insurance Claims
SCHEDULE 4.15        Loans; Investments and OREO
SCHEDULE 4.17        Company Benefit Plans
SCHEDULE 4.18        Compliance with Environmental Laws
SCHEDULE 4.19        Material Matters
SCHEDULE 4.22        Operations Since June 30, 2003
SCHEDULE 4.24        Undisclosed Liabilities
SCHEDULE 4.25        Assets
SCHEDULE 4.26        Trust or Agency Agreements
SCHEDULE 4.29        Transaction Expenses
SCHEDULE 4.30        Indemnification
SCHEDULE 4.32        Transaction Expenses
SCHEDULE 5.01(i)     Compensation
SCHEDULE 5.01(j)     Leases and Licenses
SCHEDULE 5.01(q)     Changes to Company Business
SCHEDULE 6.09(e)     Payment to Executive Officers of Company

                          AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 11th day of September, 2003, by and among First Midwest Bancorp, Inc., a Delaware corporation ("Buyer"), First Midwest Acquisition Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer ("NewCo"), and CoVest Bancshares, Inc., a Delaware corporation ("Company").

                                   WITNESSETH:

Whereas, Buyer and Company are both registered bank holding companies under the Bank Holding Company Act of 1956, as amended (the "BHC"); and

Whereas, Company owns 100% of the issued and outstanding common stock of CoVest Banc, National Association, a national banking association (the "Bank"); and

Whereas, Buyer desires to acquire Company by causing NewCo to merge with and into Company in accordance with this Agreement, which provides, among other things, that Company shall be the Surviving Corporation (the "Merger"); and

Whereas, Buyer desires immediately upon the consummation of the Merger to merge Surviving Corporation with and into Buyer, such that Buyer will be the survivor, then immediately thereafter merge the Bank with and into First Midwest Bank, an Illinois state bank ("Buyer Bank"), such that Buyer Bank will be the survivor (the "Related Mergers"); and

Whereas, the boards of directors of Buyer, NewCo and Company deem it advisable that NewCo be merged with and into Company in accordance with this Agreement; and

Whereas, the parties hereto desire to enter into this Agreement for the purpose of effecting the Merger; and

Whereas, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also desire to set forth various conditions precedent to the Merger.

Now, Therefore, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

Section 1.01. Definitions. In addition to capitalized terms otherwise defined herein, as used in this Agreement the following capitalized terms shall have the meanings provided in this Section 1.01:

"Affiliate" shall mean, when used with reference to a specified Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person. For purposes of this definition, the term "controls" or "controlled by" or "under common control" means (a) possession of twenty-five percent (25%) or more of the voting rights of the specified Person or the right to appoint a majority of the managers or directors of the specified Person or (b) the direct or indirect beneficial ownership of twenty-five percent (25%) or more of any equity of the specified Person.

"Affiliate Agreement" shall have the meaning set forth in Section 5.02(a) hereof.

"Aggregate Merger Consideration" shall mean the sum of all consideration payable to the Participating Stockholders and the holders of Participating Company Stock Option(s) under this Agreement less the aggregate amount paid to Company in exchange for shares of Company Common Stock issued pursuant to the exercise of a Company Stock Option on or after the date hereof but prior to the Effective Time.

"Agreement" shall have the meaning set forth in the Preamble.

"Bank" shall have the meaning set forth in the Preamble.

"Bank Reports" shall have the meaning set forth in Section 4.06 hereof.

"BFKPN" shall have the meaning set forth in Section 5.04 hereof.

"BHC" shall have the meaning set forth in the Preamble.

"Business Day" shall mean any day other than a Saturday or Sunday or any other day that the Bank is authorized or required to be closed.

"Buyer" shall have the meaning set forth in the Preamble.

"Buyer Bank" shall have the meaning set forth in the Preamble.

"Buyer Benefit Plans" shall have the meaning set forth in Section 6.09(b) hereof.

"Buyer Governmental Filings and Approvals" shall have the meaning set forth in
Section 3.03 hereof.

"Certificate of Merger" shall have the meaning set forth in Section 2.02 hereof.

"Closing" shall mean the actions required to consummate the Merger which shall take place as provided in Article II hereof after the satisfaction or waiver of all of the conditions set forth in Article VII hereof.

"Closing Date" shall mean the date on which the Closing occurs.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Commissioner" shall mean the Commissioner of the Illinois Office of Banks and Real Estate.

"Company" shall have the meaning set forth in the Preamble.

"Company Benefit Plans" shall have the meaning set forth in Section 4.17(a) hereof.

"Company Certificate" shall mean a stock certificate evidencing ownership of share(s) of Company Common Stock.

"Company Common Stock" shall have the meaning given such term in Section 4.05(a) hereof.

"Company Employees" shall have the meaning set forth in Section 6.09(b) hereof.

"Company Financial Statements" shall have the meaning set forth in Section 4.06 hereof.

"Company Governmental Filings and Approvals" shall have the meaning set forth in
Section 4.03 hereof.

"Company Investments" shall mean CoVest Investments, Inc., an Illinois corporation.

"Company Off Balance Sheet Transaction" shall have the meaning set forth in
Section 4.07(e) hereof.

"Company Stock Option" shall have the meaning set forth in Section 4.05(b) hereof.

"Company Stock Option Plan" shall have the meaning set forth in Section 4.05(b) hereof.

"Company Subsidiary" or "Company Subsidiaries" shall have the meaning set forth in Section 4.07(a) hereof.

"CRA" shall mean the Community Reinvestment Act of 1977 and the regulations promulgated thereunder.

"DGCL" shall mean the Delaware General Corporation Law, as amended.

"Data Process Employee" shall mean each employee of Company or any Company Subsidiary identified in writing by Buyer to Company prior to the Closing Date as an individual who Buyer reasonably believes is necessary in connection with the integration of the operations of Company and Company Subsidiaries with those of Buyer and its Subsidiaries after the Closing Date.

"Determination Date" shall have the meaning set forth in Section 6.11 hereof.

"Disclosure Schedule of Buyer and NewCo" has the meaning set forth in Section
3.03 hereof.

"Disclosure Schedule of Company" shall have the meaning set forth in Section
4.03 hereof.

"Dispute Arbitrator" shall have the meaning set forth in Section 6.11 hereof.

"Dissenting Shares" shall mean a share of Company Common Stock held by a Person who properly exercises (including timely perfection and timely compliance with all other requirements under Section 262 of the DGCL) any appraisal rights under the DGCL with respect to such share.

"ERISA" shall have the meaning set forth in Section 4.17(a) hereof.

"Effective Time" shall have the meaning set forth in Section 2.02 hereof.

"Environmental Laws" shall mean all laws (civil or common), ordinances, rules, regulations, guidelines, and orders that: (i) regulate air, water, soil, and solid waste management, including the generation, release, containment, storage, handling, transportation, disposition, or management of any Hazardous Substance;
(ii) regulate or prescribe requirements for air, water, or soil quality; (iii) are intended to protect public health or the environment; or (iv) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance.

"ESOP" shall have the meaning set forth in Section 4.17(b) hereof.

"ESOP Loan" shall have the meaning set forth in Section 4.17(b) hereof.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Fairness Opinion" shall have the meaning set forth in Section 6.04 hereof.

"FASB" shall mean the Financial Accounting Standards Board.

"FDIC" shall mean the Federal Deposit Insurance Corporation.

"Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

"GAAP" shall mean the generally accepted accounting principles in the United States of America.

"Governmental Approvals" shall mean all the consents, approvals and authorizations associated with the Buyer Governmental Filings and Approvals and the Company Governmental Filings and Approvals.

"Hazardous Substance" shall have the meaning set forth in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.A., Section 9601 et seq., and also includes any substance now or hereafter regulated by or subject to any Environmental Laws and any other pollutant, contaminant, or waste, including petroleum, asbestos, fiberglass, radon, and polychlorinated biphenyls.

"Insider Loan" shall have the meaning set forth in Section 4.15(f) hereof.

"Intercompany Agreement" shall mean all agreements between Company and any Company Subsidiary or among any Company Subsidiaries.

"IRS" shall mean the Internal Revenue Service.

"Joint Resolution Period" shall have the meaning set forth in Section 6.11 hereof.

"Knowledge" or "to the Knowledge of" shall mean (unless otherwise expressly provided herein) with respect to a party hereto, the actual knowledge, after due inquiry, of any of the members of the board of directors or the executive officers having responsibility for the matter in question of Company and the Company Subsidiaries in the case of Company and of Buyer in the case of Buyer.

"Lend to" shall have the meaning set forth in Section 5.01(n) hereof.

"Letter of Transmittal" shall have the meaning set forth in Section 2.05(c) hereof.

"Liability" shall mean all of the material obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) arising out of transactions or events heretofore entered into, or any action or inaction, including Taxes with respect to or based upon transactions or events heretofore occurring.

"Material Adverse Effect" with respect to any Person, means any condition, event, change or occurrence that has or may reasonably be expected to (i) have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations, of that Person; or (ii) impair in any material respect the ability of that Person to timely perform its obligations under this Agreement; it being understood that a Material Adverse Effect with respect to any Person that is a party hereto shall not include: (1) a change with respect to, or effect on, that Person and its Subsidiaries resulting from a change in law, rule, regulation, GAAP or regulatory accounting principles, as such would apply to the financial statements of such Person; (2) the payment of any amounts due to, or the provision of any benefits to, any officer or employee under employment contracts or employee benefit plans, severance agreements, consulting agreements or other arrangements in existence as of the date hereof and disclosed on Schedule 4.17 of the Disclosure Schedule of Company; (3) a change with respect to, or effect on, that Person or any of its Subsidiaries resulting from any other matter affecting depository institutions generally (including financial institutions and their holding companies) including changes in general economic conditions and changes in prevailing interest and deposit rates; (4) actions or omissions taken by that Person as required hereunder and actions or omissions by such Person with the prior written consent of the other party hereto; and (5) a change with respect to, or effect on, the Company and its consolidated Subsidiaries resulting from expenses (such as legal, accounting and investment bankers) incurred in connection with the transactions contemplated by this Agreement, including the costs of litigation defending any of the transactions contemplated herein.

"Material Loan" shall mean any loan from Company or any Company Subsidiary to any Person in an amount equal to or in excess of $250,000.

"Merger" shall have the meaning set forth in the Preamble.

"Mortgaged Premises" shall mean each (i) real property interest (including any fee or leasehold interest) which is encumbered or affected by any mortgage, deed of trust, deed to secure debt or other similar document or instrument granting to either Company or any Company Subsidiary (as applicable) a lien on or security interest in such real property interest and (ii) any other real property interest upon which is situated assets or other property affected or encumbered by any document or instrument granting to either Company or any Company Subsidiary (as applicable) a lien thereon or security interest therein.

"NASD" shall mean the National Association of Securities Dealers.

"NewCo" shall have the meaning set forth in the Preamble.

"OBRE" shall mean the Office of Banks and Real Estate of the State of Illinois.

"OCC" shall mean the Office of the Comptroller of the Currency.

"OREO" shall have the meaning set forth in Section 4.15(a) hereof.

"Option Spread" shall have the meaning set forth in Section 2.04(d) hereof.

"Participating Company Certificate" shall have the meaning set forth in Section 2.04(b) hereof.

"Participating Company Common Stock" shall have the meaning set forth in Section 2.04(a) hereof.

"Participating Company Stock Option" shall have the meaning set forth in Section 2.04(d) hereof.

"Participating Facility" shall mean any property in which either Company or any Company Subsidiary (as applicable) participates in the management of such property and, where the context requires, includes the owner or operator of such property.

"Participating Stockholder" shall have the meaning set forth in Section 2.05(c) hereof.

"Participating Stockholder Merger Consideration" shall have the meaning set forth in Section 2.05(c) hereof.

"Paying Agent" shall mean First Midwest Bank, Trust Division, as agent for the parties hereunder for the purpose of effectuating the payment of the Participating Stockholder Merger Consideration in accordance with Article II hereof.

"PBGC" shall have the meaning set forth in Section 4.17(d) hereof.

"Permitted Lien" shall have the meaning set forth in Section 4.22(c) hereof.

"Per Share Merger Consideration" shall mean the right to receive $27.45 in cash.

"Person" shall mean any individual, corporation, limited liability company, business trust, association, partnership, joint venture or other entity, or any government or governmental department or agency.

"Phase I" shall have the meaning set forth in Section 5.06(a) hereof.

"Proxy Statement" shall have the meaning set forth in Section 6.04 hereof.

"Records" means all documents, microfiche, microfilm and computer records (including but not limited to, magnetic tape, disc storage, card forms and printed copy) maintained by the Company or any of the Company Subsidiaries that relate to the Trust or Agency Agreements or any Tax imposed on or in connection with any Trust or Agency Agreement.

"Related Mergers" shall have the meaning set forth in the Preamble.

"Representatives" shall have the meaning set forth in Section 5.04 hereof.

"Regulatory Applications" shall have the meaning set forth in Section 6.03 hereof.

"Rights Agreement" shall have the meaning set forth in Section 4.05(a) hereof.

"SEC" shall mean the Securities and Exchange Commission.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Significant Subsidiary" shall have the meaning set forth in the definition of "Takeover Proposal" set forth in this Section 1.01.

"Stockholder Approval" shall mean the approval of this Agreement and the Merger by the requisite vote of the stockholders of Company.

"Stockholder Equity" shall mean Company's stockholder equity as determined in accordance with GAAP; provided, however, notwithstanding anything to the contrary herein or under GAAP, (i) Transaction Expenses, (ii) conforming entries made by Company or any Company Subsidiary pursuant to 6.10 hereof, (iii) stock repurchases of Company Common Stock made with the permission or at the request of Buyer and (iv) FASB 115 shall not be considered for purposes of such determination.

"Stockholder Equity Statement" shall have the meaning set forth in Section 6.11 hereof.

"Subsidiary" shall mean all those corporations, banks, associations, and other entities of which a Person owns or controls 51% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 51% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired in good faith through foreclosure, or any such entity to the extent that the equity securities of such entity are owned or controlled in a bona fide fiduciary capacity, through a small business investment corporation, or otherwise as an investment by an entity that invests in unaffiliated companies in the ordinary course of business.

"Surviving Corporation" shall have the meaning given such term in Section 2.01 hereof.

"Surviving Corporation Common Stock" shall have the meaning set forth in Section 2.04(d) hereof.

"Takeover Proposal" shall mean, with respect to Company, any of the following:
(i) a merger or consolidation, or any similar transaction (other than the Merger) of any Person with either Company or any significant subsidiary (as defined in Rule 1.02 of Regulation S-X of the SEC) of Company (a "Significant Subsidiary"), (ii) a purchase, lease or other acquisition of all or substantially all the assets of either Company or any Significant Subsidiary,
(iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group (but not including the ESOP) to become the beneficial owner of securities representing 9.9% or more of the voting power of either Company or any Significant Subsidiary, (iv) a tender or exchange offer to acquire securities representing 9.9% or more of the voting power of Company, (v) a public proxy or consent solicitation made to the stockholders of Company seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement that has been recommended by the board of directors of Company, (vi) the filing by any Person (but not including the ESOP in the case of an event described in clause (iii) above) of an application or notice with the Federal Reserve Board, the FDIC, the OCC, the OBRE or any other federal or state regulatory authority seeking approval to engage in one or more of the transactions referenced in clauses (i) through (v) above, or (vii) the making of a bona fide proposal to Company or the stockholders of Company by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

"Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, prohibited transaction, stamp, occupation, premium, property or windfall profits tax, environmental tax, customs duty, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, workers' compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other tax, fee or assessment imposed by a taxing jurisdiction, including any interest, penalties or additional amounts in respect of the foregoing, for each party hereto and its Affiliates.

"Transaction Expenses" shall mean the aggregate amount of the costs, fees and expenses paid or incurred at any time either directly or indirectly by Company or any Company Subsidiary (and by any of their stockholders, directors, officers, employees or agents, to the extent such costs, fees and expenses are payable by Company or any Company Subsidiary) in connection with or arising or resulting from the Merger or in connection with any transaction or action taken with respect to the Merger (including, but not limited to, the negotiation and preparation of this Agreement and the preparation of the Proxy Statement and the payment of any Change in Control Benefit, as defined below) or otherwise contemplated by this Agreement.

"Transaction Services" shall have the meaning set forth in Section 4.29(b) hereof.

"Trust or Agency Agreement" shall mean any instrument, indenture, declaration, agreement, testamentary will, contract, resolution or other agreement under which a Person acts as a trustee or agent (including custodian) and exercises fiduciary powers, as such term is defined in 12 CFR Section 5.26 of the OCC's rules and regulations.

Section 1.02. Principles of Construction. In this Agreement, unless otherwise stated or the context otherwise requires, the following usages apply: (a) unless otherwise provided herein, actions permitted but not required under this Agreement may be taken at any time, and from time to time, in the actor's sole discretion; (b) in computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including," and the words "to," "until" and "ending on" (and the like) mean "to, and including"; (c) headings are inserted for convenience of reference only and are not a part of, nor shall they affect any construction or interpretation of this Agreement; (d) unless otherwise specified, indications of time of day mean Chicago, Illinois time; (e) all references to Articles, Sections, Schedules and Exhibits are to Articles, Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified; (f) references to a statute shall refer to the statute and any successor statute, and to all regulations and rules promulgated under or implementing the statute or successor, as in effect at the relevant time; (g) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (h) "including" shall mean "including, but not limited to;" (i) unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders; (j) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; (k) all references to dollars ($) shall mean United States currency; (l) words such as "herein," "hereinafter," "hereof," "hereto," and "hereunder" refer to this Agreement as a whole unless the context requires otherwise; and (m) all accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. This Agreement and the other instruments and documents to be delivered pursuant hereto shall not be construed more favorably against one party than the other based on who drafted the same, it being acknowledged that all parties hereto contributed meaningfully to the drafting of this Agreement.

                                   ARTICLE II
                      THE MERGER; EFFECT; PAYMENT; CLOSING

Section 2.01. The Merger. In accordance with the terms and subject to the conditions of this Agreement, Buyer and Company shall cause the Merger to be consummated, pursuant to which NewCo shall be merged with and into Company and the separate corporate existence of NewCo shall thereupon cease, and Company shall be the surviving corporation in the Merger (the "Surviving Corporation").

Section 2.02. Closing; Effective Time. Subject to the terms and conditions of this Agreement, the Closing of the Merger shall occur on a date that is mutually agreed upon by the parties, which shall be no later than the seventh (7th) Business Day following the date on which the conditions set forth in Article VII have been satisfied or waived. The Closing shall take place at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603, at a time to be mutually agreed upon by the parties. The Merger shall become effective (the "Effective Time") upon the filing of a certificate of merger on the Closing Date with the Secretary of State of the State of Delaware with respect to the Merger in accordance with the provisions of the DGCL (the "Certificate of Merger"), or at such time thereafter as Buyer and Company may agree upon in writing and provide in the Certificate of Merger.

Section 2.03. Effects of Merger.

(a) At and after the Effective Time, the Surviving Corporation shall be governed by the laws of the State of Delaware with all of its rights, privileges, powers and franchises unaffected by the Merger, and shall possess all assets and property of every description, whether real, personal or mixed, and every interest in the assets and property, contingent or otherwise, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each of Company and NewCo, including all debts due on whatever account, all choses in action, and each and every interest of or belonging or due to each of Company and NewCo, all of which shall vest in the Surviving Corporation without further act or deed; and the title to all real estate, or any interest therein, vested in any of such corporations shall not revert or in any way be impaired by the Merger. At and after the Effective Time, the Merger shall have the further effects as set forth in Sections 251, 259, 260 and 261 of the DGCL.

(b) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit 2.03(b) attached hereto and shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and the DGCL.

(c) At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated as set forth in Exhibit 2.03(c) attached hereto and shall be the bylaws of the Surviving Corporation until altered, amended or repealed as provided therein, or in accordance with the certificate of incorporation of the Surviving Corporation and the DGCL.

(d) The directors of the Surviving Corporation shall be the Persons who were directors of NewCo immediately prior to the Effective Time. The officers of the Surviving Corporation shall be the Persons who were officers of NewCo immediately prior to the Effective Time.

Section 2.04 Effects of Merger on Capital Stock and Stock Options. Upon the Merger becoming effective at the Effective Time:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger that does not qualify as a Dissenting Share ("Participating Company Common Stock") shall, ipso facto and without any action on the part of any holder thereof, become and be converted into the right to receive the Per Share Merger Consideration from Buyer. No interest shall accrue or be payable with respect to the Per Share Merger Consideration.

(b) Each Company Certificate representing share(s) of Participating Company Common Stock ("Participating Company Certificate"), shall represent only the right to receive from Buyer the Per Share Merger Consideration with respect to each share of Participating Company Common Stock represented thereby.

(c) Each share of issued and outstanding Company Common Stock owned of record immediately prior to the Effective Time by Buyer, Company or any of their respective Subsidiaries, including, but not limited to, treasury stock, shall be canceled and retired, and no cash shall be payable with respect thereto; provided, however, that shares of Company Common Stock owned of record immediately prior to the Effective Time by the ESOP, Buyer, Company or any of their respective Subsidiaries in a fiduciary capacity shall not be cancelled and retired as provided above.

(d) Each Company Stock Option outstanding and unexercised immediately prior to the Effective Time ("Participating Company Stock Option") shall, ipso facto and without any action on the part of holder thereof, become and be converted into the right to receive the difference between the Per Share Merger Consideration and the option exercise price applicable to such Participating Company Stock Option (the "Option Spread") with respect to each share of Company Common Stock covered by such Participating Company Stock Option. Prior to the Effective Time, the board of directors of Company and the committee or committees established under the Company Stock Option Plan, shall take such actions or make such determinations as may be required under the Company Stock Option Plan, subject to the approval of Buyer, to effect the provisions of this Agreement, including amending the Company Stock Option Plan so that each Participating Company Stock Option, whether vested or not, will, at the Effective Time, be converted into cash equal to an amount calculated as provided herein. No interest shall accrue or be payable with respect to the Option Spread.

(e) Each share of the common stock of NewCo that is issued and outstanding immediately prior to the Effective Time of the Merger shall, ipso facto and without any action on the part of the holder thereof, become and be converted into one (1) issued and outstanding share of the common stock of the Surviving Corporation ("Surviving Corporation Common Stock"), and all of such shares of Surviving Corporation Common Stock shall be owned by Buyer. The certificates representing shares of common stock of NewCo issued and outstanding immediately prior to the Effective Time of the Merger shall be deemed to represent an identical number of shares of Surviving Corporation Common Stock.

Section 2.05. Payment for Participating Company Common Stock.

(a) As soon as practicable after the Effective Time, the parties hereto shall deliver or cause to be delivered to the Paying Agent a list of the names and addresses of all the Participating Stockholders. At and after the Effective Time there shall be no further registrations or transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.

(b) Promptly after the Effective Time, Buyer shall make available or cause to be made available to the Paying Agent amounts sufficient in the aggregate, and shall provide all funds necessary, for the Paying Agent to make all payments to the Participating Stockholders required to be made under this Agreement.

(c) As soon as reasonably practicable after the Effective Time (but in no event later than three (3) Business Days after the Effective Time), Buyer shall cause the Paying Agent to send by regular U.S. mail to each holder of share(s) of Participating Company Common Stock ("Participating Stockholder"), or send by overnight mail or messenger delivery to a Participating Stockholder who requests such delivery (at such Participating Stockholder's expense), a letter of transmittal and instructions for use in effecting the surrender of such Participating Stockholder's Participating Company Certificate(s) ("Letter of Transmittal"). Upon a Participating Stockholder's surrender to the Paying Agent of his, her or its Participating Company Certificate(s) (or such documentation as is acceptable to and required by the Paying Agent with respect to lost Participating Company Certificate(s), including, but not limited to, a lost certificate affidavit and a bond in a form and amount reasonably acceptable to the Paying Agent), together with a Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, such Participating Stockholder shall be entitled to receive from the Paying Agent, and Buyer shall cause the Paying Agent to promptly pay such Participating Stockholder, by means of a check mailed via regular U.S. mail to such Participating Stockholder, an amount equal to the Per Share Merger Consideration multiplied by the number of shares of Participating Company Common Stock represented by such Participating Stockholder's Participating Company Certificate(s) so surrendered (the "Participating Stockholder Merger Consideration"). Buyer shall cause the Paying Agent to take all steps reasonable or advisable to permit each Participating Stockholder to surrender his, her or its Participating Company Certificate(s) prior to the Effective Time so as to receive prompt payment of the Participating Stockholder Merger Consideration with respect thereto after the Effective Time.

(d) If payment is to be made to a Person other than the registered holder of the Participating Company Certificate(s) surrendered, it shall be a condition of any such payment that the Participating Company Certificate(s) so surrendered shall be properly endorsed or otherwise executed in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Participating Company Certificate(s) surrendered, or establish to the satisfaction of Buyer or the Paying Agent that any such Tax has been paid or is not applicable.

(e) One hundred eighty (180) days following the Effective Time, (i) Buyer shall cause the Paying Agent to deliver to Buyer a list of the names and addresses of all Participating Stockholders who have not then surrendered their Participating Company Certificate(s) to receive the Participating Stockholder Merger Consideration to which they are entitled to hereunder, and (ii) Buyer shall be entitled at its election to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to Participating Stockholders. Upon the delivery of such funds to Buyer, such Participating Stockholders shall be entitled to look to Buyer only as general creditors thereof with respect to the payment of the Participating Stockholder Merger Consideration required to be made according to the terms hereof.

(f) The Participating Stockholder Merger Consideration paid to each Participating Stockholder pursuant to this Section 2.05 shall constitute and represent full satisfaction of all rights pertaining to each share of Participating Company Common Stock held by such Participating Stockholder.

(g) Except as otherwise provided herein or in the Letter of Transmittal, Buyer shall pay all charges and expenses, including those of the Paying Agent, in connection with the payment of the Participating Stockholder Merger Consideration to each Participating Stockholder in exchange for the shares of Participating Company Common Stock held by such Participating Stockholder.

Section 2.06. Payment for Company Stock Options. Immediately prior to the Effective Time, all Participating Company Stock Options shall become immediately exercisable and fully vested. On the Closing Date, (a) Company shall deliver to Buyer a list of the names and addresses of all holders of Participating Company Stock Options; and (b) at the Effective Time, all Participating Company Stock Options shall be cancelled. Immediately after the Effective Time, Buyer shall pay, or shall cause one of its Subsidiaries to pay, each holder of a Participating Company Stock Option identified on the list delivered by Company to Buyer as provided above, for each Participating Company Stock Option held, whether vested or not, an amount in cash equal to the number of shares of Company Common Stock represented by such Participating Company Stock Option multiplied by the Option Spread, less any required Tax withholdings. The payment of the consideration pursuant to this Section 2.06 shall be in full satisfaction of all rights pertaining to the Company Stock Option Plan and the Participating Company Stock Options.

Section 2.07. Escheat. Notwithstanding anything in this Article II or elsewhere in this Agreement to the contrary, neither the Paying Agent nor any party hereto shall be liable to a former holder of shares of Company Common Stock or Company Stock Options for any funds delivered to a public official pursuant to any applicable escheat or abandoned property laws.

Section 2.08. Dissenting Shares. The holder of any Dissenting Shares shall have the rights, subject to the limitations, provided by Section 262 of the DGCL. If at any time a holder of Dissenting Shares shall lose or withdraw such holder's rights to appraisal with respect to such holder's shares of Company Common Stock, then each such share shall be converted into the right to receive the Per Share Merger Consideration as provided in Section 2.04 herein. Company shall give Buyer (i) prompt notice of any notices of dissent filed pursuant to Section 262 of the DGCL received by Company, withdrawals of demands for payment and any other instruments served in connection with the exercise by stockholders of Company of their dissenters' rights pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to notices of dissent and demands for payment under the DGCL. Company shall not, except with the prior written consent of Buyer, (x) make any payment with respect to any such notice of dissent or demand for payment or (y) offer to settle or settle any such notice of dissent or demand for payment.

Section 2.09. Aggregate Merger Consideration. Notwithstanding anything in this Agreement to the contrary, under no circumstances shall the Aggregate Merger Consideration exceed $102,500,000.

                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF BUYER AND NEWCO

Buyer and NewCo hereby represent and warrant to Company that:

Section 3.01. Organization. Each of Buyer and NewCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. Each of Buyer and NewCo is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Material Adverse Effect on Buyer or NewCo, respectively. Buyer is duly registered as a bank holding company under the BHC.

Section 3.02. Authorization. Each of Buyer and NewCo has the corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery by each of Buyer and NewCo of this Agreement and the consummation by each of Buyer and NewCo of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on the part of Buyer and NewCo and this Agreement constitutes the legal, valid and binding obligation of Buyer and NewCo enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines).

Section 3.03. Conflicts. Subject to the second sentence of this Section 3.03, the execution and delivery of this Agreement by Buyer and NewCo do not, and the consummation of the transactions contemplated hereby will not violate or conflict with any provision of the certificate of incorporation or by-laws of Buyer or NewCo (as the case may be), or any mortgage, indenture, lease, agreement or other instrument, permit concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or NewCo (as the case may be) or their respective properties, other than any of the foregoing which (i) individually or in the aggregate do not have a Material Adverse Effect on Buyer or NewCo (as the case may be), (ii) will be cured or waived prior to Closing or (iii) except as disclosed in Schedule 3.03 of the Disclosure Schedule of Buyer and NewCo which was delivered by Buyer to Company on the date hereof (the "Disclosure Schedule of Buyer and NewCo"). No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to Buyer or NewCo (as the case may be) in connection with the execution and delivery of this Agreement by Buyer or NewCo, or the consummation of the transactions contemplated hereby, the absence of which would have a Material Adverse Effect upon Buyer or NewCo (as the case may be) except for: (a) the Regulatory Applications and all consents, approvals and authorizations associated therewith; (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (c) any anti-trust filings, consents, waivers or approvals and (d) the filings, approvals, authorizations or registrations disclosed on Schedule 3.03 of the Disclosure Schedule of Buyer and NewCo (collectively, the "Buyer Governmental Filings and Approvals").

Section 3.04. Litigation. Except as disclosed in Schedule 3.04 of the Disclosure Schedule of Buyer and NewCo, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the Knowledge of Buyer or NewCo (as the case maybe), threatened against or affecting it, or any of its officers, directors, employees or agents, in their capacities as such, which, if adversely determined, would materially affect the ability of Buyer or NewCo (as the case maybe) to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Buyer or NewCo (as the case maybe) or any of its officers, directors, employees or agents, in their capacities as such, having, or which, insofar as reasonably can be foreseen in the future, would have any such effect.

Section 3.05. Sufficient Funds. At the Effective Time, Buyer will have sufficient funds and capital to carry out its obligations under this Agreement and to consummate the transactions contemplated hereby.

Section 3.06. Fees. Other than the financial advisory services performed for Buyer by Raymond James & Associates, Inc., neither Buyer, nor any of its officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Buyer in connection with this Agreement or the transactions contemplated hereby.

Section 3.07. Buyer SEC Reports. Since January 1, 1998, Buyer has filed, and will continue to file through the Closing Date, all reports and statements, together with any amendment required to be made with respect thereto, that it was, or will be, required to file with the SEC (except filings which are not material). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by the IRS, state and local taxing authorities, the Federal Reserve Board, the Commissioner or the FDIC in the regular course of the business of Buyer or any Buyer Subsidiary, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the Knowledge of Buyer, investigation into the business or operations of Buyer or any Buyer Subsidiary within the past two (2) years. There is no unresolved violation, criticism or exception by the Federal Reserve Board, the Commissioner, the FDIC or other agency, commission or entity with respect to any report or statement referred to herein that would reasonably be expected to have a Material Adverse Effect on Buyer on a consolidated basis.

Section 3.08. Governmental Approvals. To the Knowledge of Buyer, no fact or condition exists with respect to Buyer or any Buyer Subsidiary which Buyer has reason to believe may prevent or unduly delay it from obtaining any necessary approval of the Merger or any other transaction contemplated by this Agreement by any governmental authority.

Section 3.09. No Other Representation or Warranty. Except for the representations and warranties expressly contained in this Article III, neither Buyer nor NewCo (as the case maybe) has made any other representation or warranty (express or implied, oral or written).

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Buyer that:

Section 4.01. Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate, or otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. Company is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Material

Adverse Effect on Company. Company is duly registered as a bank holding company under the BHC.

Section 4.02. Authorization. Company has the corporate power and authority to enter into this Agreement and, subject to Stockholder Approval, to carry out the transactions contemplated hereby. The execution and delivery by Company of this Agreement and, subject to Stockholder Approval, the consummation by Company of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on the part of Company (including, but not limited to, the approval, authorization and recommendation to the stockholders of Company of this Agreement and the Merger by the board of directors of Company) and its stockholders and this Agreement constitutes the legal, valid and binding obligation of Company enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines). During its deliberations with respect to the approval and recommendation to the stockholders of Company of the Merger and this Agreement, the board of directors of Company received, orally or in writing, advice from William Blair & Company, L.L.C to the effect that the Per Share Merger Consideration is fair to the stockholders of Company from a financial point of view.

Section 4.03. Conflicts. Subject to the second sentence of this Section 4.03, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby, will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any property or assets of Company or any Company Subsidiary under any provision of the certificate of incorporation or by-laws of Company or similar documents of any Company Subsidiary, or any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any Company Subsidiary, or their respective properties, other than any of the foregoing which (i) individually or in the aggregate do not have a Material Adverse Effect on Company or any Company Subsidiary, (ii) will be cured or waived prior to the Closing Date or (iii) except as disclosed in Schedule 4.03 of the Disclosure Schedule of Company, which was delivered by Company to Buyer on the date hereof (the "Disclosure Schedule of Company"). No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or the consummation by Company of the transactions contemplated hereby the absence of which would have a Material Adverse Effect upon Company or any Company Subsidiary except for: (a) the Regulatory Applications and all consents, approvals and authorizations associated therewith; (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (c) any anti-trust filings, consents, waivers or approvals; (d) the filing of the Proxy Statement with the SEC as required under Section 6.04 hereof; and (e) the filings, approvals, authorizations or registrations disclosed on Schedule 4.03 of the Disclosure Schedule of Company (the "Company Governmental Filings and Approvals").

Section 4.04. Antitakeover Provisions Inapplicable. This Agreement has been unanimously approved by the board of directors of Company. No "business combination," "moratorium," "control share," other state antitakeover statute or regulation, nor the Rights Agreement, (i) prohibits or restricts the ability of Company to perform its obligations under this Agreement or its ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof, or (iii) would subject Buyer, NewCo, the Company or the Surviving Corporation to any material impediment or condition in connection with the exercise of any of its rights under this Agreement.

Section 4.05. Capitalization. (a) As of the date hereof, the authorized capital stock of Company consists of (i) 7,500,000 shares of common stock, $0.01 par value per share ("Company Common Stock"), of which 3,450,825 shares are issued and outstanding and 952,978 shares are held as treasury shares; and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share, none of which are issued and outstanding, but 7,500 shares of which are reserved for issuance pursuant to the terms and conditions of the Rights Agreement dated July 28, 1997, between Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agreement"). All of the issued and outstanding shares of Company Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of Company Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of Company. All of the outstanding shares of Company Common Stock have been issued in compliance with all federal and state securities laws.

(b) As of the date hereof, Company has reserved 30,903 shares of Company Common Stock for issuance under various stock option and stock incentive plans disclosed in Disclosure Schedule 4.05 of the Disclosure Schedule of Company for the benefit of the employees, directors, former employees and former directors of Company (collectively, the "Company Stock Option Plan") pursuant to which options covering 551,952 shares of Company Common Stock (each, a "Company Stock Option") are outstanding and unexercised as of the date hereof. As of the date hereof, 1,107 shares of Company Common Stock are issued and outstanding under Company's Bank Incentive Plan disclosed in Disclosure Schedule 4.05 of the Disclosure Schedule of Company. Except as set forth in the Rights Agreement and in this Section 4.05, there are no shares of capital stock or other equity securities of Company outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Company, or contracts, commitments, understandings, or arrangements by which Company is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

Section 4.06. Company Financial Statements; Material Changes. Company has heretofore delivered to Buyer its audited, consolidated financial statements for the years ended December 31, 2002, December 31, 2001 and December 31, 2000, and its unaudited, consolidated financial statements for the six (6) months ended June 30, 2003 (the "Company Financial Statements"), and the Reports of Income and Reports of Condition for the Bank for the years ended December 31, 2002, December 31, 2001, and December 31, 2000, and for the six (6) months ended June 30, 2003 (the "Bank Reports"). The Company Financial Statements (a) are true and complete in all material respects; (b) have been prepared in accordance with GAAP and comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC; and (c) fairly present the consolidated financial position of Company as of the dates thereof and the consolidated results of its operations, statement of stockholders' equity and statement of cash flows for the periods then ended, except as may be indicated in the notes thereto and subject to normal year-end non-material audit adjustments in amounts consistent with past experience in the case of the unaudited Company Financial Statements. The Bank Reports (x) are true and complete in all material respects; (y) have been prepared in accordance with GAAP as modified by banking regulations; and (z) fairly represent the financial position of the Bank as of the dates thereof and the results of its operations, statement of stockholder's equity and statement of cash flows for the periods then ended, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of the Bank Report dated June 30, 2003. Except as otherwise disclosed in Disclosure Schedule 4.06 of the Disclosure Schedule of Company, since June 30, 2003, to the date hereof, Company, on a consolidated basis, has not undergone or suffered any changes in its condition (financial or otherwise), properties, assets, liabilities, business or operations which have resulted, in any case or in the aggregate, in a Material Adverse Effect on Company. As of the date hereof, to the Company's Knowledge, no facts or circumstances have been discovered from which it reasonably appears that there is a significant risk and reasonable probability that Company or any of its Subsidiaries will suffer or experience a Material Adverse Effect.

Section 4.07. Company Subsidiaries. (a) Company owns all of the issued and outstanding capital stock of the Bank, which is the only Subsidiary directly held by Company, and will own all of such shares as of the Closing Date. The Bank owns all of the issued and outstanding capital stock of Company Investments, which is the only Subsidiary of the Bank, and will own all of such shares as of the Closing Date (hereafter, the Subsidiaries of Company are referred to collectively as, the "Company Subsidiaries" and singularly as a "Company Subsidiary"). Each Company Subsidiary and the capitalization of each Company Subsidiary is set forth in Schedule 4.07(a) of the Disclosure Schedule of Company. Except as set forth in Schedule 4.07(a) of the Disclosure Schedule of Company, neither Company nor any Company Subsidiary owns directly or indirectly any debt or equity securities, or other proprietary interest in any other corporation, joint venture, partnership, entity, association or other business. Except as provided in Section 55 of the National Bank Act with respect to the Bank, all of the issued and outstanding shares of the capital stock of each Company Subsidiary have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of capital stock of any Company Subsidiary are subject to any preemptive rights of the current or past stockholders of such Company Subsidiary. No capital stock of any Company Subsidiary is or may become required to be issued (other than to Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of such Company Subsidiary. There are no contracts, commitments, understandings or arrangements relating to the rights of Company or any Company Subsidiary to vote or to dispose of shares of the capital stock of any Company Subsidiary. All of the shares of capital stock of any Company Subsidiary are owned free and clear of any claim, lien or encumbrance.

(b) The Bank is a national banking association and is duly organized, validly existing and in good standing under the laws of the United States, and is duly qualified to do business and in good standing with the OCC and in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the failure to so qualify, either individually or in the aggregate, would not have a Material Adverse Effect on Company or the Bank. The Bank has the corporate power and authority necessary for it to own, operate or lease its assets, properties and business and to carry on its business substantially as they have been and are now being conducted.

(c) The conversion of the Bank from mutual to stock form of organization and the concurrent holding company formation along with its conversion from a federal savings association to a national banking association (the "Conversion") was conducted and effectuated in accordance with all applicable laws, rules and regulations, and pursuant to all terms and conditions of applicable regulatory approvals. Neither Company, the Bank nor Company Investments incurred or is liable for any Tax liability as a result of the Conversion. The Bank is a member in good standing of the Federal Reserve Bank System. All eligible deposit accounts issued by the Bank are insured by the FDIC through the Savings Association Insurance Fund to the full extent permitted under applicable laws. The Company has no Knowledge of any special assessments with respect to those deposits insured by the Savings Association Insurance Fund. The liquidation account established by the Bank in connection with the Conversion has been maintained since its establishment in accordance with applicable laws and the records with respect to said account are complete and accurate in all material respects. None of the transactions contemplated by this Agreement would constitute a complete liquidation of the Bank so as to require the distribution of such liquidation account of the Bank to any existing or former savings or demand account holders of the Bank.

(d) Company Investments is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite power and authority, corporate, or otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. Company Investments holds all licenses and registrations and is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Material Adverse Effect on Company, the Bank or Company Investments.

(e) Except as previously disclosed herein or in the Disclosure Schedule of Company, Schedule 4.07(e) of the Disclosure Schedule of Company sets forth a true and complete list of all Affiliates of the Company, including all special purpose entities, limited purpose entities and qualified special purpose entities, in which Company or any Company Subsidiary or any officer or director of Company or any Company Subsidiary has an economic or management interest.
Schedule 4.07(e) of the Disclosure Schedule of Company also sets forth a true and complete list of all material transactions, arrangements and other relationships between or among any such Affiliates, the Company, any Company Subsidiary and any officer or director of Company or any Company Subsidiary that are not reflected in the consolidated financial statements of Company (each, a "Company Off Balance Sheet Transaction"), along with the following information with respect to each such Company Off Balance Sheet Transaction: (i) the business purpose, activities, and economic substance; (ii) the key terms and conditions; (iii) the potential material risk to Company or any Company Subsidiary; (iv) the amount of any guarantee, line of credit, standby letter of credit or commitment or any other type of arrangement that could require Company or any Company Subsidiary to fund any obligations under any such transaction; and (v) any other information that would reasonably be expected to have a Material Adverse Effect on Company or any Company Subsidiary.

(f) Schedule 4.07(f) of the Disclosure Schedule of Company lists all Intercompany Agreements. All Intercompany Agreements are in compliance with Federal Reserve Act Sections 23A and 23B and Federal Reserve Board Regulation W and all other applicable laws, rules and regulations.

Section 4.08. Company Filings. Company has previously made available, or will make available prior to the Effective Time, to Buyer true and complete copies of its (a) proxy statements relating to all meetings of the stockholders of Company (whether special or annual) during the calendar years 2000, 2001, 2002 and 2003 and (b) all other reports, as amended, or filings, as amended, required to be filed under the Securities Exchange Act, by Company with the SEC since
January 1, 2000, including on Forms 10-K, Forms 10-Q and Forms 8-K.

Section 4.09. Company Reports. Since January 1, 1998, Company and each Company Subsidiary has filed, and will continue to file through the Closing Date, all reports and statements, together with any amendment required to be made with respect thereto, that it was, or will be, required to file with (a) the SEC, including Forms 10-K, Forms 10-Q and Forms 8-K, and proxy statements, (b) the Federal Reserve Board, (c) the OCC, (d) the FDIC, (e) the NASD and (f) any applicable state banking, insurance, securities, or other regulatory authorities (except filings which are not material). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by the IRS, state and local taxing authorities, the Federal Reserve Board, the OCC or the FDIC or any other governmental entity in the regular course of the business of Company or any Company Subsidiary, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the Knowledge of Company, investigation into the business or operations of Company or any Company Subsidiary within the past five (5) years. There is no unresolved violation, criticism or exception by the Federal Reserve Board, the OCC, the FDIC, the IRS or any local taxing authorities, or other agency, commission or entity with respect to any report, examination or statement referred to herein.

Section 4.10. Compliance with Laws. (a) Except as disclosed in Schedule 4.10 of the Disclosure Schedule of Company, the businesses of Company and the Company Subsidiaries are not being conducted in violation of any law, rule, order, ordinance or regulation of any governmental entity, including any laws rules, orders, ordinances or regulations affecting financial institutions or bank holding companies (including, but not limited to, the Gramm-

Leach-Bliley Act, the BHC, the National Bank Act, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001, the Bank Secrecy Act and all other laws, rules, orders, ordinances and regulations pertaining to the deposit or the investment of funds, the lending of money, the collection of interest, fiduciaries, the extension of credit and electronic and internet banking and privacy), federal and state securities laws, laws and regulations relating to financial statements and reports, equal credit opportunity and fair lending, truth-in-lending, truth-in-savings, real estate settlement procedures, usury, fair credit reporting, fair debt collection, sales of annuities, insurance or securities, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the properties occupied or used by Company or any Company Subsidiary, except for possible violations which either singly or in the aggregate do not and, insofar as reasonably can be foreseen in the future, will not have a Material Adverse Effect on Company or any Company Subsidiary.

(b) The policies, programs and practices of Company and the Company Subsidiaries relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with all applicable laws, orders, regulations, public policies and ordinances governing employment and terms and conditions of employment. There are no disputes, claims, or charges, pending or, to the Knowledge of Company, threatened, against Company or any Company Subsidiary alleging breach of any express or implied employment contract or commitment, or material breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and, to the Knowledge of Company, there is no basis for any valid claim or charge with regard to such matters.

(c) Except as disclosed in Schedule 4.10 of the Disclosure Schedule of Company, no investigation or review by the Federal Reserve Board, the FDIC, the OCC or any regulator of Company or any Company Subsidiary with respect to Company or any Company Subsidiary is pending or, to the Knowledge of Company, threatened, nor has any governmental entity indicated to Company or any Company Subsidiary an intention to conduct the same, other than normal bank regulatory examinations and those the outcome of which will not have a Material Adverse Effect on Company or any Company Subsidiary.


(d) Each of Company and the Company Subsidiaries is, where applicable, in substantial compliance with the applicable provisions of the CRA. Except as disclosed in Schedule 4.10 of the Disclosure Schedule of Company, neither Company nor the Company Subsidiaries have any written or oral agreements with nongovernmental Persons regarding CRA activities (each, a "CRA Agreement," and collectively, the "CRA Agreements"). Company and each Company Subsidiary is in compliance with the terms of each CRA Agreement, if any. As of the date of this Agreement, except as disclosed in Schedule 4.10 of the Disclosure Schedule of Company, neither Company nor any Company Subsidiary has been advised or given notice of (i) the existence of any fact or circumstance or set of facts or circumstances which, if true, would cause Company or any Company Subsidiary to fail to be in substantial compliance with the provisions of CRA, or (ii) any protest filed against Company or a Company Subsidiary under CRA or the existence of any fact that would cause Company or a Company Subsidiary to believe any transaction involving Company or a Company Subsidiary will be the subject of a CRA protest. The Bank has not received a CRA rating from the applicable regulatory authority which is less than "satisfactory" since January 1, 1998.

Section 4.11. Litigation. Except as disclosed in Schedule 4.11 of the Disclosure Schedule of Company, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the Knowledge of Company, threatened against Company or any Company Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which is seeking damages in excess of $50,000 against Company, any Company Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, or which would materially affect the ability of Company to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Company or any Company Subsidiary or any of their respective officers, directors, employees or agents, in their capacities as such, having, or which, insofar as reasonably can be foreseen in the future, would have any such effect.

Section 4.12. Licenses. Company and the Company Subsidiaries hold all charters, licenses, certificates, permits, franchises and all patents, trademarks, service marks, trade names, copyrights or rights thereto, and adequate authorizations, approvals, consents, clearances and orders or registrations with all appropriate federal, state or other authorities that are material to the conduct of their respective businesses as now conducted and as currently proposed to be conducted (the "Company Licenses"), except for such Company Licenses the failure of which to hold will not have a Material Adverse Effect on Company or any Company Subsidiary.

Section 4.13. Taxes. (a) Except as disclosed in Schedule 4.13 of the Disclosure Schedule of Company, Company and the Company Subsidiaries have each timely filed all Tax and information returns required to be filed (all such returns being true and complete in all material respects) and have paid (or Company has paid on behalf of the Company Subsidiaries), or have accrued on their respective books and set up an adequate reserve for the payment of, all Taxes reflected on such returns in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all income and other Taxes anticipated to be payable in respect of periods through the end of the calendar month next preceding the date hereof. Neither Company nor any Company Subsidiary is delinquent in the payment of any Tax, assessment or governmental charge. No deficiencies for any Taxes have been proposed, asserted or assessed against Company or any Company Subsidiary that have not been resolved or settled and no requests for waivers of the time to assess any such Tax are pending or have been agreed to. As more fully described in Schedule
4.13 of the Disclosure Schedule of Company, the income tax returns of Company and the Company Subsidiaries have not been audited by the IRS for at least one
(1) year or the Illinois Department of Revenue for at least three (3) years. Neither Company nor any Company Subsidiary is a party to any action or proceeding by any governmental authority for the assessment or the collection of Taxes. Deferred Taxes of Company and the Company Subsidiaries have been accounted for in accordance with GAAP consistently applied. Company and the Company Subsidiaries have properly accrued for all real estate taxes.

(b) Company has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code) where Company was not the common parent of the group. Neither Company nor any Company Subsidiary is, or has been, a party to any Tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than Company or any Company Subsidiary.

(c) Company and each Company Subsidiary have each withheld amounts from its employees, the stockholders of Company or holders of public deposit accounts in material compliance with the Tax withholding provisions of applicable federal, state and local laws, filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security and unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made and notified all employees, stockholders and holders of public deposit accounts of their obligations to file all forms, statements or reports with it in accordance with applicable federal, state and local Tax laws.

(d) Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income tax within the meaning of Section 6662 of the Code. Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(A)(ii) of the Code. Neither Company nor any Company Subsidiary has any Liability for Taxes owed by any Person (other than Company or a Company Subsidiary), including, without limitation, (i) as a transferee, assignee or other successor or (ii) pursuant to a Tax sharing agreement or other contract. Company has neither agreed to nor is required to make any adjustment under Section 481 of the Code (or any comparable provision of state, local or foreign law) by reason of a change in accounting methods or otherwise.

(e) Neither Company nor any Company Subsidiary has participated in any transaction required to be disclosed pursuant to Treasury Regulations Section 1.6011-4. Neither Company nor any Company Subsidiary has acted as a tax shelter organizer for the purposes of Code Section 6111 and Section 6112. Except as disclosed on Schedule 4.13, neither Company nor any Company Subsidiary has invested in any transactions requiring registration under Code Section 6111 or requiring list maintenance under Section 6112.

Section 4.14. Insurance. Company and the Company Subsidiaries maintain insurance with an insurer which in the reasonable judgment of management of Company is sound and reputable, on their respective assets, and upon their respective businesses and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured against by prudent corporations engaged in the same or similar businesses. Company and the Company Subsidiaries maintain in effect all insurance required to be carried by law or by any agreement by which they are bound. All material claims under all policies of insurance maintained by Company and the Company Subsidiaries have been filed in due and timely fashion. Neither Company nor any Company Subsidiary has had an insurance policy canceled by the issuer of the policy within the past five (5) years. Schedule 4.14 of the Disclosure Schedule of Company contains a description of all individual claims in excess of $125,000, and aggregate annual claims of more than $250,000, filed by Company or any Company Subsidiary since July 27, 1998.

Section 4.15. Loans; Investments. (a) Except as otherwise disclosed in Schedule
4.15 of the Disclosure Schedule of Company, each Material Loan (and each other loan, though not material individually, that is material to Company or any Company Subsidiary when aggregated with (i) similar types of loans or (ii) other non-Material Loans to the same obligor and its Affiliates) is evidenced by written documentation issued in the normal course of Company's or the Company Subsidiary's business and constitutes the legal, valid and binding obligation of Company or the Company Subsidiary and, to the Knowledge of Company, the obligor named therein, and is enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines; to the Knowledge of Company, no obligor named therein is seeking to avoid the enforceability of the terms of any such loan under any such laws or equitable principles or doctrines and no such loan is subject to any valid and enforceable defense, offset or counterclaim. All such loans originated by Company or any Company Subsidiary, and to the Knowledge of Company all such loans not originated by Company or any Company Subsidiary, were originated, serviced and purchased, if applicable, in material compliance with all applicable laws, rules and regulations and in accordance with customary lending standards of Company, the Company Subsidiary or the originator, as applicable, and the respective industry in which it operated and in the ordinary course of its respective business. Except as set forth in Schedule 4.15 of the Disclosure Schedule of Company, all such loans are, and at the Closing Date will be, free and clear of any security interest, lien, encumbrance or other charge, and Company and the Company Subsidiary have complied, and at the Closing Date will have complied, in all material respects, with all laws and regulations relating to such loans. Except as set forth on Schedule 4.15 of the Disclosure Schedule of Company, there are no loans or other assets of Company or any Company Subsidiary in excess of $250,000 that have been classified by examiners or others as "Other Assets Specially Mentioned," "Substandard," "Doubtful" or "Loss" as of June 30, 2003. Set forth on Schedule 4.15 of the Disclosure Schedule of Company is a complete list of the Bank's "Other Real Estate Owned" ("OREO") as of June 30, 2003.

(b) All guarantees of indebtedness owed to Company or any Company Subsidiary, including those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are legal, valid and enforceable with respect to Company or the applicable Company Subsidiary and, to the Knowledge of Company, the other party thereto, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines and except as would not have a Material Adverse Effect on Company.

(c) In originating, underwriting, servicing, collecting, and discharging loans, mortgages, land contracts, and contractual obligations relating thereto, either for its own account or for the account of others, each Company Subsidiary has complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures with respect to the same, except where the failure to comply would not have a Material Adverse Effect on Company.

(d) Except as set forth on Schedule 4.15 of the Disclosure Schedule of Company, neither Company nor any Company Subsidiary is a party to any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements.

(e) Except as set forth in Schedule 4.15 of the Disclosure Schedule of Company and except for pledges to secure public and trust deposits, none of the investments reflected in the Company Financial Statement, dated as of June 30, 2003, under the heading "Investment Securities," and none of the investments made by Company or any Company Subsidiary since June 30, 2003, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of Company or the Company Subsidiaries freely to dispose of such investment at any time. With respect to all material repurchase agreements to which Company or any Company Subsidiary is a party, Company or the Company Subsidiaries have a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Except as set forth in the Schedule 4.15 of the Disclosure Schedule of Company and except for transactions aggregating less than $100,000, neither Company nor any Company Subsidiary has sold or otherwise disposed of any assets in a transaction in which the acquirer of such assets or other person has the right, either conditionally or absolutely, to require Company or the Company Subsidiary to repurchase or otherwise reacquire any such assets. Set forth on
Schedule 4.15 of the Disclosure Schedule of Company is a complete and accurate list of each investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell owned by Company or any Company Subsidiary, showing as of June 30, 2003, the carrying values and the gross carrying values of the mortgage-backed and related securities and the estimated cost of the marketable equity securities.

(f) Each loan agreement, mortgage, pledge agreement or other similar document or commitment to extend credit to any executive officer or director of Company or any Company Subsidiary (each, an "Insider Loan") is in compliance with Federal Reserve Board Regulation O and all other applicable laws, rules and regulations.

Section 4.16. Allowance for Loan Losses. The allowance for loan losses shown on the Company Financial Statement, dated as of June 30, 2003 (and as shown on any financial statements to be delivered by Company to Buyer pursuant to Section
4.09 hereof), as of such date was (and will be as of such subsequent financial statement dates) in the reasonable judgment of Company's management adequate based upon the requirements of GAAP and all applicable federal and/or state regulatory authorities to financial institutions to provide for possible or specific losses, net of recoveries relating to loans previously charged off, on loans outstanding, and contained (or will contain) an additional amount of unallocated reserves for unanticipated future losses at a level considered adequate under the standards applied by applicable federal and/or state regulatory authorities to financial institutions.

Section 4.17. Company Benefit Plans. (a) Schedule 4.17 of the Disclosure Schedule of Company contains a list or a true and complete copy (or, a description with respect to any oral employee benefit plan, practice, policy or arrangement), including all amendments thereto, of each material compensation, consulting, restricted stock, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, recognition and retention, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation agreement or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of Company or any Company Subsidiary or their respective beneficiaries, including any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act, as amended ("ERISA"), which Company or the Bank maintains, to which Company or any Company Subsidiary contributes, or under which any employee, former employee, director or former director of Company or any Company Subsidiary is covered or has benefit rights and pursuant to which any material Liability of Company or any Company Subsidiary exists or, to the Knowledge of Company, is reasonably likely to occur (the "Company Benefit Plans"), and current summary plan description, trust agreement and insurance contracts, and the most recent actuarial reports and valuations, financial statements and IRS Form 5500 or 5500-C with respect thereto. Except as set forth in Schedule 4.17 of the Disclosure Schedule of Company, Company neither maintains nor has entered into any Company Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to any employee or former employee or director or former director of Company or any Company Subsidiary or their respective beneficiaries, or other provisions, which would cause an increase in the material Liability of Company, any Company Subsidiary or to Buyer as a result of the transactions contemplated by this Agreement or any related action thereafter (a "Change in Control Benefit"). The term "Company Benefit Plans" as used herein refers to all plans contemplated under the preceding sentences of this Section 4.17, provided that the term "Plan" or "Plans" is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3 (37) of ERISA. Except as disclosed in Schedule
4.17 of the Disclosure Schedule of Company, no Company Benefit Plan is a multi-employer plan within the meaning of Section 3(37) of ERISA. All payments and other compensation paid or payable by Company or any Company Subsidiary under this Agreement, the Company Benefit Plan or otherwise, to or for the benefit of any employee or director or former employee or director of Company or any Company Subsidiary, are in compliance with all applicable rules, regulations and bulletins promulgated by the OCC and the FDIC.

(b) Except as set forth on Schedule 4.17 of the Disclosure Schedule of Company, each of the Company Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code ("Company Qualified Plans") has been determined by the IRS to qualify under Section 401(a) of the Code, or an application for determination of such qualification has been timely made to the IRS prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of each such determination letter or pending application is included in Schedule 4.17 of the Disclosure Schedule of Company), and, to the Knowledge of Company, there exist no circumstances likely to materially adversely affect the qualified status of any such Company Qualified Plan. To the Knowledge of Company, all such Company Qualified Plans established or maintained by Company or any Company Subsidiary or to which Company or any

Company Subsidiary contribute are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing
Date) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such Company Qualified Plans. Neither Company nor any Company Subsidiary maintains a defined benefit pension plan which is subject to Title IV of ERISA. All accrued contributions and other payments required to be made by Company or any Company Subsidiary to the Company Benefit Plans through June 30, 2003, have been made or reserves adequate for such purposes as of June 30, 2003, have been set aside therefore and reflected in the Company Financial Statement, dated as of June 30, 2003. Neither Company nor any Company Subsidiary is in default in performing any of its respective contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract, and there are no outstanding Liabilities of any such Plan other than Liabilities for benefits to be paid to participants in such Plan and their beneficiaries in accordance with the terms of such Plan and the Liabilities of the Company Employee Stock Ownership Plan (the "ESOP") related to the loans outstanding thereunder and evidenced by a term note dated February 22, 2002, in the original principal amount of $1,500,000 (the "ESOP Loan"). Schedule 4.17 of the Disclosure Schedule of Company includes a true and correct copy of the term note and all agreements relating thereto.

(c) There is no pending or, to the Knowledge of Company, threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the Company Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by Company or any Company Subsidiary which allege violations of applicable state or federal law which are reasonably likely to result in a material Liability on the part of Company or any Company Subsidiary or any such Plan.

(d) Company and each Company Subsidiary and all other persons having fiduciary or other responsibilities or duties with respect to the Company Benefit Plans are and have since the inception of each such Plan been in substantial compliance with, and each such Plan is and has been operated in substantial accordance with, its provisions and in substantial compliance with the applicable laws, rules and regulations governing such Plan, including the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") and the IRS under ERISA, the Code or any other applicable law. No Company Benefit Plan has engaged in or been a party to a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975(c) of the Code) that is not subject to a statutory or other exemption under Section 408 of ERISA or Section 4975 of the Code. All Company Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Section 601 of ERISA.

(e) Neither Company nor any Company Subsidiary has incurred, nor to the Knowledge of Company is reasonably likely to incur, any material Liability under Title IV of ERISA in connection with any Plan subject to the provisions of Title IV of ERISA now or heretofore maintained or contributed to by Company or any Company Subsidiary.

(f) Except as set forth on Schedule 4.17 of the Disclosure Schedule of Company, neither Company nor any Company Subsidiary has made any payments, or is or has been a party to any agreement or the Company Benefit Plan, that under any circumstances could obligate Company or any Company Subsidiary to make payments that are or will not be deductible because of Section 280G of the Code.

(g) Subject to any requirements or prohibitions under the Health Insurance Portability and Accountability Act, Schedule 4.17 of the Disclosure Schedule of Company describes any obligation that Company or any Company Subsidiary has to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of retirees, other former employees or directors and dependents entitled to such coverages and their ages. As of January 1, 2003, the amounts payable by Company for all post-retirement health care benefits calculated pursuant to FASB 106 was $761,404, of which $596,769 is accrued for in "other liabilities" on Company's balance sheet for the period ending December 31, 2002. Since such date, no additional individuals have become eligible for post-retirement health care benefits from Company or any Company Subsidiary.

(h) Schedule 4.17 of the Disclosure Schedule of Company lists each officer of Company and each Company Subsidiary and each director of Company who is eligible to receive a Change in Control Benefit, showing the good faith estimate of Company of the amount of each such Change in Control Benefit, subject to the terms of the individual agreements between such officers and directors and Company giving rise to such Change in Control Benefits and the exceptions included on Schedule 6.09(e).

(i) Company and each Company Subsidiary have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Company Benefit Plan with the IRS, the Department of Labor, as prescribed by the Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which would be material to the financial condition of Company on a consolidated basis.

(j) The post retirement medical benefit plan currently maintained by Company has been amended to prohibit the admission of new participants.

Section 4.18. Compliance with Environmental Laws. (a) To the Knowledge of Company and except as set forth in Schedule 4.18 of the Disclosure Schedule of
Company: (i) the operations of Company and each Company Subsidiary comply in all material respects with all applicable Environmental Laws; (ii) none of the operations of Company or any Company Subsidiary, no assets currently or formerly owned or leased by Company or any Company Subsidiary and no Mortgaged Premises or Participating Facility are subject to any judicial or administrative proceedings alleging the violation of any past or present Environmental Law; nor are they the subject of any claims alleging damages to health or property, pursuant to which Company, any Company Subsidiary or any owner of a Mortgaged Premises or a Participating Facility would be liable in law or equity; (iii) none of the operations of Company or any Company Subsidiary, no assets currently owned or formerly owned by Company or any Company Subsidiary and no Mortgaged Premises or a Participating Facility are the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance, or any other substance into the environment, nor has Company or any Company Subsidiary, or any owner of a Mortgaged Premises or a Participating Facility been directed to conduct such investigation, formally or informally, by any governmental agency, nor have any of them agreed with any governmental agency or private person to conduct any such investigation; and (iv) neither Company nor any Company Subsidiary nor, any owner of a Mortgaged Premises or a Participating Facility has filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance, or any other substance into the environment.

(b) To the Knowledge of Company and except as disclosed in Schedule 4.18 of the Disclosure Schedule of Company, with respect to (i) the real estate owned (other than OREO) or leased by Company or any Company Subsidiary; (ii) OREO currently or, to the Knowledge of Company, formerly held by Company or any Company Subsidiary; and (iii) to the Knowledge of Company, any real estate formerly owned (other than OREO) or leased by Company or any Company Subsidiary (collectively, the "Company Premises"): (x) no part of the Company Premises has been used for the generation, manufacture, handling, storage, or disposal of Hazardous Substances; (y) the Company Premises do not contain, and have never contained, an underground storage tank; and (z) the Company Premises do not contain and are not contaminated by any quantity of a Hazardous Substance from any source.

(c) Company has delivered or made available to Buyer at least three (3) Business Days prior to the date hereof a true and complete copy of any Phase I environmental assessment performed since January 1, 1998 for or for the benefit of Company or any Company Subsidiary which exists with respect to any real property owned or leased by Company or any Company Subsidiary or securing loans by Company or any Company Subsidiary.

Section 4.19. Material Matters. The Disclosure Schedule of Company identifies, and shall be supplemented by Company, as required by Section 6.09 hereof, so as to contain at the Closing Date, in addition to the other instruments, documents, lists and other matters mentioned herein, each of the following documents, copies of which certified by an officer of Company to be true and correct copies of such documents, have been furnished to Buyer:

(a) A list of each outstanding Insider Loan, as well as a listing of all deposits or deposit surrogates, including the amount, type and interest being paid thereon, to which Company or any Company Subsidiary is a party under which it may (contingently or otherwise) have any Liability involving any executive officer or director of Company or any Company Subsidiary (which Company hereby represents and warrants is in compliance with Federal Reserve Board Regulation O and all other applicable laws, rules and regulations).

(b) A list of each outstanding letter of credit and each commitment to issue a letter of credit in excess of $200,000 to which Company or any Company Subsidiary is a party and/or under which it may (contingently or otherwise) have any Liability, including, but not limited to, those issued in connection with real estate construction.

(c) A list of each material contract or agreement (not otherwise included in the Disclosure Schedule of Company or specifically excluded therefrom in accordance with the terms of this Agreement) involving goods, services or occupancy and which (i) cannot be terminated on thirty (30) days (or less) written notice without penalty; and (ii) involves an annual expenditure by Company or any Company Subsidiary in excess of $300,000.

(d) A list of each contract or commitment (other than Permitted Liens as defined in Section 4.22(c)) hereof) affecting ownership of, title to, use of, or any interest in real estate which is currently owned by Company or any Company Subsidiary, and a list and description of all real estate owned, leased or licensed by Company or any Company Subsidiary.

(e) A list of all fees, salaries, bonuses and other forms of compensation including country club memberships, automobiles available for personal use, and credit cards available for personal use (which Company hereby represents and warrants that such practice is in compliance with Federal Reserve Board Regulation O and all other applicable laws, rules and regulations), provided by Company or any Company Subsidiary to any employee or officer or former employee or officer of Company or any Company Subsidiary who earned in excess of $100,000 in 2002 (or who is expected to earn in excess of $100,000 in 2003) or to any director or former director of Company or any Company Subsidiary.

(f) A list of each commitment made by Company or any Company Subsidiary to or with any director, officer or employee of Company or any Company Subsidiary extending for a period of more than three (3) months from the date hereof or providing for earlier termination only upon the payment of a penalty or equivalent thereto.

(g) A list of each contract or commitment providing for payment based in any manner upon outstanding loans, results, or profits of Company or any Company Subsidiary.

(h) A list of all powers of attorney granted by Company or any Company Subsidiary which are currently in force.

(i) A list of all current policies of insurance currently maintained by Company or any Company Subsidiary and a list and description of all individual claims in excess of $125,000, and aggregate annual claims of more than $250,000 of Company or any Company Subsidiary which have been filed with the companies providing insurance coverage for Company or any Company Subsidiary (except for routine claims for health benefits) between July 28, 2001, and the date of this Agreement.

(j) A list of all collective bargaining agreements to which Company or any Company Subsidiary is a party and all affirmative action plans or programs covering employees of Company or any Company Subsidiary, as well as all employee handbooks, policy manuals, rules and standards of employment promulgated by Company or any Company Subsidiary.

(k) A list of all leases or licenses with respect to real or personal property, whether as lessor, lessee, licensor or licensee, with annual rental or other payments due thereunder in excess of $300,000 to which Company or any Company Subsidiary is a party, which does not expire within six (6) months from the date hereof and cannot be terminated upon thirty
(30) days (or less) written notice without penalty.

(l) A list of all (x) consulting and professional services contracts which involve the payment of an amount equal to or in excess of $50,000 annually and
(y) employment agreements to which Company or any Company Subsidiary is a party.

(m) A list of all judgments, orders, injunctions, court decrees or settlement agreements arising out of or relating to the labor and employment practices or decisions of Company or any Company Subsidiary which, by their terms, continue to bind or affect Company or any Company Subsidiary.

(n) A list of all orders, decrees, memorandums, agreements or understandings with regulatory agencies binding upon or affecting the current operations of Company or any Company Subsidiary or any of their directors or officers in their capacities as such.

(o) A list of all trademarks, trade names, service marks, patents, or copyrights, whether registered, the subject of an application for registration or otherwise, which are owned by Company or any Company Subsidiary or licensed from a third party (including computer software programs, codes and related materials, but not including any retail software programs subject to "shrinkwrap" licenses);

(p) A list of all other agreements to which Company or any Company Subsidiary is a party (which cannot be terminated upon thirty (30) days (or less) written notice without penalty) which individually during its term could commit Company or any Company Subsidiary to an expenditure (either individually or through a series of installments) in excess of $300,000 or which create a material right, or benefit, to receive payments, goods or services not referred to elsewhere in this Section 4.19 including:

         (i) all agreements of guaranty or indemnification running to any Person;

         (ii) all agreements containing any covenant limiting the right of Company or any Company Subsidiary to engage in any line of business or to compete with any Person;

         (iii) all agreements with respect to licenses, permits and similar matters that are necessary to the operations of Company or any Company Subsidiary (including agreements with respect to outsourced credit programs, computer software programs, source codes and related materials, but not including any retail software programs subject to "shrinkwrap" licenses);

         (iv) all agreements which require the consent or approval of any other party in order to consummate the Merger;

         (v) all agreements relating to the servicing of loans and all mortgage forward commitments and similar agreements pursuant to which Company or any Company Subsidiary sells to others mortgages which it originates;

         (vi) all contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities and all interest rate swap agreements or other agreements relating to the hedging of interest rate risks and all agreements or arrangements described in Section 4.15(d) hereof;

         (vii) all contracts or agreements (with the exception of the Freddie Mac Seller's Guide), including contracts or agreements pursuant to which Company or any Company Subsidiary has sold, transferred, assigned or agreed to service any loan, which provide for any recourse or indemnification obligation on the part of Company or any Company Subsidiary; the name and address of each person which might or could be entitled to recourse against or indemnification from Company or any Company Subsidiary; and the monetary amount of each actual or potential recourse or indemnification obligation under each such contract or agreement;

         (viii) all agreements providing data processing services or operational support to Company or any Company Subsidiary;

         (ix) all agreements relating to the servicing of deposit products and checking accounts, but not including any agreements with deposit customers entered into in the ordinary course of business; and

         (x) all credit card association membership agreements and all ATM and debit card network agreements.

Section 4.20. Defaults. There has not been any material default in any obligation to be performed by Company or any Company Subsidiary under any material contract or commitment that, individually or in the aggregate, would have a Material Adverse Effect on Company, and neither Company nor any Company Subsidiary has waived, and will not waive prior to the Closing Date, any material right under any material contract or commitment which will have a Material Adverse Effect on Company. To the Knowledge of Company, no other party to any material contract or commitment is in material default in any material obligation to be performed by such party which will have a Material Adverse Effect on Company.

Section 4.21. Materiality. For purposes of Sections 4.19 and 4.20, a contract, commitment or agreement is material if it involves the payment by or liability (contingent or otherwise) of Company or any Company Subsidiary in any amount in excess of $300,000 or if such contract together with other related contracts involving less than $300,000 and not listed in the Disclosure Schedule of Company for that reason, exceed $600,000 in the aggregate.

Section 4.22. Operations Since June 30, 2003. Between June 30, 2003, and the date hereof, there has not been, except as set forth on Schedule 4.22 of the Disclosure Schedule of Company:

         (a) Any increase in the compensation payable or to become payable by Company or any Company Subsidiary to any executive officer or director;


         (b) except for the payment of the regular quarterly cash dividend of $0.08 per share, (i) any payment of dividends by Company or any Company Subsidiary or (ii) any distribution by any of them, whether directly or indirectly, of any assets of any kind whatsoever, except for any such payment or distribution from any Company Subsidiary to Company, on or in redemption or as the purchase price of, any of their respective capital stocks, or (iii) any prepayment of any indebtedness to any stockholder of Company;

         (c) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of or on any asset, tangible or intangible, of Company or any Company Subsidiary, except the following (each of which, whether arising before or after the date hereof, is herein referred to as a "Permitted Lien"): (i) liens arising out of judgments or awards in respect of which Company or any Company Subsidiary is in good faith prosecuting an appeal or proceedings for review and in respect of which it has secured a subsisting stay of execution pending such appeal or proceedings; (ii) liens for Taxes, assessments, and other governmental charges or levies, the payment of which is not past due, or as to which Company or any Company Subsidiary is diligently contesting in good faith and by appropriate proceedings either the amount thereof or the liability therefore or both; (iii) deposits, liens or pledges to secure payments of worker's compensation, unemployment insurance, pensions, or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of Company or any Company Subsidiary or the merchantability or the value of such property or interest therein for the purpose of such business; (v) purchase money mortgages or other purchase money or vendor's liens or security interests (including finance leases), provided that no such mortgage, lien or security interest shall extend to or cover any other property of Company or any Company Subsidiary other than that so purchased; and
         (vi) pledges and liens given to secure deposits and other liabilities of Company or any Company Subsidiary arising in the ordinary course of banking business;

         (d) any creation or assumption of material indebtedness (including the extension or renewal of any existing indebtedness, or the increase thereof), by Company or any Company Subsidiary for borrowed money, or otherwise, other than in the ordinary course of business, none of which (except those which are being disputed in good faith) is in default;

         (e) the establishment of any new, or increase in the formula for contributions to or benefits under any existing, retirement, pension, profit sharing, stock bonus, savings or thrift plan, or any similar plan of deferred compensation, whether funded or unfunded and whether qualified or unqualified (within the meaning of the Code) by Company or any Company Subsidiary;

         (f) any action by Company or any Company Subsidiary seeking any cancellation of, or decrease in the insured limit under, or increase in the deductible amount or the insured's retention (whether pursuant to coinsurance or otherwise) of or under, any policy of insurance maintained directly or indirectly by Company or any Company Subsidiary on any of their respective assets or businesses, including fire and other hazard insurance on its assets, automobile liability insurance, general public liability insurance, and directors and officers liability insurance; and if an insurer takes any such action, Company shall promptly notify Buyer;

         (g) any change in Company's independent auditors, historic methods of accounting (other than as required by past practices or regulatory accounting principles), or in its system for maintaining its equipment and real estate;

         (h) any purchase, whether for cash or secured or unsecured obligations (including finance leases), by Company or any Company Subsidiary of any fixed asset which either (i) has a purchase price individually or in the aggregate in excess of $75,000 or (ii) is outside of the ordinary course of business;

         (i) any sale or transfer of any asset in excess of $150,000 of Company or any Company Subsidiary or outside of the ordinary course of business with the exception of loans and marketable securities sold in the ordinary course of business at market prices;

         (j) any cancellation or compromise of any debt to, claim by or right of, Company or any Company Subsidiary except in the ordinary course of business;

         (k) any amendment, modification or termination of any material contract or commitment (as defined in Section 4.21 above) to which Company or any Company Subsidiary is a party, other than in the ordinary course of business;

         (l) any Material Adverse Effect on Company or any Company Subsidiary;
         and

         (m) any change in the types of products or services offered by Company or any Company Subsidiary.

Section 4.23. Corporate Records. The corporate record books, transfer books and stock ledgers of Company and each Company Subsidiary are complete and accurate in all material respects and reflect all meetings, consents and other material actions of the organizers, incorporators, stockholders, boards of directors and committees of the boards of directors of Company and each Company Subsidiary, and all transactions in their respective capital stocks, since their respective inceptions.

Section 4.24. Undisclosed Liabilities. All material Liabilities have, in the case of Company and each Company Subsidiary, been reflected, disclosed or reserved against in the Company Financial Statement (or the footnotes thereto), dated as of June 30, 2003, in accordance with GAAP, and Company and the Company Subsidiaries have no other Liabilities except (a) Liabilities incurred since June 30, 2003 in the ordinary course of business or (b) as disclosed in the
Schedule 4.24 of the Disclosure Schedule of Company.

Section 4.25. Assets. (a) Company and each Company Subsidiary have good, sufficient and marketable title to their real properties, including any leaseholds and ground leases, and their other assets and properties, all as reflected as owned by Company or any Company Subsidiary in the Company Financial Statement, dated as of June 30, 2003, except for (i) assets and properties disposed of since such date in the ordinary course of business and (ii) Permitted Liens. Substantially all of the buildings, structures, fixtures and appurtenances comprising part of the real properties of Company and each Company Subsidiary (whether owned or leased by Company or any Company Subsidiary) are in good operating condition and have been adequately maintained, reasonable wear and tear excepted. Title to all real property listed as being owned by Company and each Company Subsidiary on Schedule 4.25 of the Disclosure Schedule of Company is held in fee simple. Neither the Company nor any Company Subsidiary has any ownership interest in any other real property. Except for Permitted Liens, the Bank owns the building which constitutes the Bank's main office and all other office buildings which it occupies free and clear of any and all liens, charges, encumbrances, security interest and/or equities. Company and each Company Subsidiary have title or other rights to all their other assets sufficient in all material respects for the conduct of their respective businesses as currently conducted, and, except for the Permitted Liens, free, clear and discharged of, and from any and all liens, charges, encumbrances, security interests and/or equities which would have a Material Adverse Effect on Company.

(b) All leases pursuant to which Company or any Company Subsidiary, as lessee, leases real or personal property which are material to the business of Company on a consolidated basis are, to the Knowledge of Company, valid, effective, and enforceable against the lessor in accordance with their respective terms. All leases pursuant to which the Company or any Subsidiary leases real property are disclosed on Schedule 4.25 of the Disclosure Schedule of Company. There is not under any of such leases any existing default, or any event which with notice or lapse of time or both would constitute a default, with respect to either Company or any Company Subsidiary, or to the Knowledge of Company, the other party. Except as disclosed in Schedule 4.25 of the Disclosure Schedule of Company, none of such leases contains a prohibition against assignment by Company or any Company Subsidiary, by operation of law or otherwise, or any other provision which would preclude Company or any Company Subsidiary from possessing and using the leased premises for the same purposes and upon the same rental and other terms upon the consummation of the Merger as are applicable to the possession and use by Company or any Company Subsidiary as of the date of this Agreement. Except as disclosed in Schedule 4.25 of the Disclosure Schedule of Company, neither Company nor any Company Subsidiary has made a prior assignment for collateral purposes of any such lease.

Section 4.26. Trust or Agency Agreements. Neither the Company nor any Company Subsidiary is a party to any Trust or Agency Agreement. Neither Company nor any Company

Subsidiary has submitted an application for, obtained approval to exercise or exercised, fiduciary powers, as defined in 12 CFR Section 5.26 of the OCC's rules and regulations.

Section 4.27. Indemnification. To the Knowledge of Company, except as set forth in Schedule 4.27 of the Disclosure Schedule of Company, no action or failure to take action by any director, officer, employee or agent of Company or the Bank has occurred which would give rise to a claim or a potential claim by any such Person for indemnification from Company or any Company Subsidiary under the corporate indemnification provisions of Company or any Company Subsidiary in effect on the date of this Agreement.

Section 4.28. Insider Interests. To the Knowledge of Company, all outstanding loans and other contractual arrangements (including deposit relationships) between Company or any Company Subsidiary and any officer, director or employee of Company or any Company Subsidiary conform in all material respects to applicable laws and the rules and regulations and requirements of all applicable regulatory agencies and policies of Company and the Company Subsidiaries which were in effect when such loans and other contractual arrangements were entered into. No officer, director or employee of Company or any Company Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Company or any Company Subsidiary.

Section 4.29. Fees. (a) Other than the financial advisory services performed for Company by William Blair & Company, L.L.C., neither Company or any Company Subsidiary, nor any of their respective officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby.

(b) Each Person that has performed professional services for Company or a Company Subsidiary in connection with or arising or resulting from the Merger or the Related Mergers or in connection with any transaction or action taken with respect to the Merger, the Related Mergers or otherwise contemplated by this Agreement (including but not limited to all professional services performed in connection with the negotiation and preparation of this Agreement and the preparation of the Proxy Statement) ("Transaction Services"), other than Crowe, Chizek and Company LLP, has executed a side letter in which (i) each Person lists the fixed or maximum amount of Transaction Fees such Person will charge either Company or a Company Subsidiary, as applicable, in connection with the Transaction Services performed for Company or a Company Subsidiary, as applicable and (ii) each Person therein represents, warrants and covenants that under no circumstances will the Transaction Fees charged to Company or a Company Subsidiary, as applicable, in consideration for the performance of the Transaction Services be greater than the amount of the Transaction Expenses listed in such side letter. A copy of each such side letter has been provided to Buyer. The maximum amount of Transaction Expenses that Company and the Company Subsidiaries will be liable for or obligated to pay in consideration for all Persons' performance of the Transaction Services are equal to the sums disclosed in Schedule 4.29 of the Disclosure Schedule of Company.

Section 4.30. Disclosure. None of the information supplied by Company for inclusion in the Proxy Statement to be delivered to the stockholders of Company as required by Section 6.04 hereof will at the time of the Company Meeting (as defined in Section 6.04 hereof), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.31. Governmental Approvals. To the Knowledge of Company, no fact or condition exists with respect to Company or any Company Subsidiary which Company has reason to believe may prevent or unduly delay Buyer from obtaining any necessary approval of the Merger or any other transaction contemplated by this Agreement by any governmental authority.

Section 4.32. No Other Representation or Warranty. Except for the representations and warranties expressly contained in this Article IV, Company has not made any other representation or warranty (express or implied, oral or written).

                                    ARTICLE V
                                    COVENANTS

Section 5.01. Conduct of Business by Company Until the Closing Date. During the period commencing on the date hereof and continuing until the Closing Date, Company agrees (except as expressly contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing) that:

         (a) Except as contemplated by this Agreement, Company and each Company Subsidiary will carry on their respective businesses in compliance with all applicable laws, rules and regulations (including but not limited to the USA Patriot Act of 2001) and in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted, maintain their respective books in accordance with past practices, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going business shall be unimpaired at the Closing Date. In accordance with its past practice, Company shall be permitted to continue to take all actions necessary to prepare for and obtain an audit of its financial statements for the year ended December 31, 2003, and to continue to take all actions necessary to prepare for filing all required Tax returns and SEC reports for such year; provided, however, that Company will coordinate its efforts with Buyer and Buyer's accountants and other professional advisors to the extent such coordination will not materially delay, hinder or interfere with the preparation of such audited financial statements, Tax returns and SEC reports.

         (b) Company will, and will cause each Company Subsidiary to, use its reasonable best efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger and the Related Mergers and will promptly cooperate with and furnish information to Buyer, in connection with any such requirements imposed upon any of them in connection with the Merger and the Related Mergers, including information utilized in the preparation of the Regulatory Applications in connection with the Merger and the Related Mergers.

         (c) Company will, and will cause each Company Subsidiary to, use its reasonable best efforts to obtain (and to cooperate with Buyer in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made in connection with the consummation of the transactions contemplated hereby. Company will not, nor will it permit any Company Subsidiary to, knowingly or willfully take any action that would adversely affect the ability of such party to perform its obligations under this Agreement.

         (d) Except for the regular quarterly cash dividend of $0.08 per share, Company will not declare or pay any dividends on or make other distributions in respect of capital stock.

         (e) Company will not, and will not permit any Company Subsidiary to, sell, lease or otherwise dispose of any assets, except in the ordinary course of business, which are material, individually or in the aggregate, to the business or financial condition of Company or a Company Subsidiary.

         (f) Company will not, and will not permit any Company Subsidiary to, acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.

         (g) Company will not, and will not permit any Company Subsidiary to, issue, sell, authorize or propose the issuance of, or purchase or propose the purchase of, permit the conversion of or otherwise acquire or transfer for any consideration any shares of the capital stock of any class of Company or any Company Subsidiary or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, or to increase or decrease the number of shares of capital stock by split-up, reclassification, reverse split, stock dividend or change in par or stated value, except as contemplated herein; provided, however, that Company may issue shares of Company Common Stock in connection with the exercise of any outstanding Company Stock Option and continue repurchasing shares of Company Common Stock in accordance with its existing stock repurchase program, however, no such purchases, other than those made at no greater than the then current market price as reported on Nasdaq, shall be made without the prior permission of the Chief Financial Officer of Buyer.

         (h) Company will not, and will not permit any Company Subsidiary to, incur any indebtedness for money borrowed or issue or sell any debt securities other than in the ordinary course of business or consistent with past practices as to inter-company borrowings or permit or suffer the imposition on any shares of stock held by Company or by any Company Subsidiary of any lien, charge or encumbrance.

         (i) Except as disclosed on Schedule 5.01(i) to the Disclosure Schedule of Company, Company will not, and will not permit any Company Subsidiary to, grant to any director, officer or employee any increase in compensation (except in accordance with existing policies, plans or agreements), or pay any bonus (except in accordance with existing policies, plans or agreements) or change of control payment or increase in any severance or termination pay, or enter into or amend any employment or severance agreement with any such person, except as contemplated herein.

         (j) Except as provided otherwise in this Agreement or as disclosed in
         Schedule 5.01(j) to the Disclosure Schedule of Company, neither Company nor any Company Subsidiary will enter into any material lease or license with respect to any property, whether real or personal, or any other contract, agreement or commitment for goods or services which has a term which extends beyond six (6) months after the date hereof or involves the payment by Company or any Company Subsidiary of more than $50,000 in the aggregate.

         (k) Company will not, and will not permit any Company Subsidiary to, adopt or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, whether written or oral, except as contemplated herein. Notwithstanding the foregoing, Company or a Company Subsidiary may amend any Company Benefit Plan to fully vest and accelerate benefits thereunder as contemplated herein.

         (l) Company will, and will cause each Company Subsidiary to, use its reasonable best efforts to maintain the respective properties and assets of Company and each Company Subsidiary in their present state of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance currently in effect, including the insurance of accounts with the FDIC. Company will, and will cause each Company Subsidiary to, take all requisite action (including the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters which, to the Knowledge of Company, could reasonably give rise to a claim prior to the Closing Date.

         (m) Company will not, and will not permit any Company Subsidiary to, amend its certificate or articles of incorporation, articles of association or by-laws, except as contemplated herein.

         (n) Company will not, and will not permit any Company Subsidiary to:
         (i) with respect to existing customers of Company or any Company Subsidiary, enter into, renew or increase any loan or credit commitment (including letters of credit) to, or invest or agree to invest in any Person or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "Lend to") in an amount in excess of $2,500,000 under the Bank's multi-family housing lending program, or otherwise in excess of $1,000,000 or in any amount which, when aggregated with any and all loans or credit commitments of Company and/or any Company Subsidiary to such Person, would be in excess of $2,500,000 or $1,000,000 (as the case may be); provided, however, that Company and any Company Subsidiary may make, renew or increase any loan to an existing customer without Buyer's consent provided such renewal or increase is made in accordance with the Bank's past practices and provided further, such customer has not been on the "watch list", "problem loan list", "renegotiated restructuring list", "90 day non-accrual list" or similar internal report of the Bank or any regulatory authority during the two (2) previous years; (ii) Lend to any Person (other than an existing customer of Company or any Company Subsidiary) an amount in excess of $1,000,000 or in any amount which, or when aggregated with any and all loans or credit commitments of Company and all Company Subsidiaries, if any, to such Person, would be in excess of $1,000,000; (iii) Lend to any Person other than in accordance with lending policies as in effect on the date hereof, provided that in the case of clauses (i) and (iii) Company or the Bank may make any such loan in the event (A) Company or the Bank has delivered to Buyer a notice of its intention to make such loan and such information as Buyer may reasonably require in respect thereof and (B) Buyer shall not have reasonably objected to such loan by giving written or facsimile notice of such objection within two (2) Business Days following the delivery to Buyer of the notice of intention and information as aforesaid; or (iv) Lend to any Person any of the loans or other extensions of credit to which or investments in which may be classified by any regulatory authority as "Non-Performing", "Other Loans of Concern", "Substandard", "Doubtful", "Loss" or are on a "watch list", "problem loan list", "renegotiated restructuring list", "90 day non-accrual list" or similar internal report of Company or the Bank; provided, however, that nothing in this subsection shall prohibit Company or the Bank from honoring any contractual obligation in existence on the date of this Agreement.

         (o) Company will not, and will not permit the Bank to, materially restructure or change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or execute individual investment transactions of greater than $250,000 for U.S. Treasury Securities, and mortgage backed securities and $250,000 for all other investment instruments.

         (p) Company will not, and will not permit any Company Subsidiary to, enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risks.

         (q) Except as disclosed in Schedule 5.01(q) of the Disclosure Schedule of Company, Company will not, and will not permit any Company Subsidiary to, change the products or services offered by Company or any Company Subsidiary, offer new deposit or lending products or make any material changes to its Website or internet banking activities. Company will cause each Company Subsidiary to follow existing deposit procedures, including those relating to the setting of interest rates.

         (r) Company will not, and will not permit the Bank to, enter into, increase or renew any loan or credit commitment (including letters of credit) to any executive officer or director of Company or any Company Subsidiary, any holder of at least five percent (5%) of the equity securities of Company or any Company Subsidiary, or any Person controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing prohibited by 12 U.S.C. 371c and 12 U.S.C. 371c-1. For purposes of this Section, "control" shall have the meaning associated with that term under 12 U.S.C. 371c.

         (s) Company will promptly advise Buyer orally and in writing of any event or series of events which has resulted in or is reasonably likely to result in a Material Adverse Effect on Company or any Company Subsidiary or which may adversely affect the satisfaction of any conditions to the consummation of the Merger.

         (t) Company will not, and will not permit any Company Subsidiary to, amend or modify any lease agreement to which Company or any Company Subsidiary is a party.

         (u) Company will, and will cause each Company Subsidiary to, use its best efforts to cooperate with Buyer with respect to the planning and implementation of the conversion of the systems of Company and Company Subsidiaries into the system of Buyer which shall be effectuated after the Closing Date.

Section 5.02. Affiliate Agreement. (a) Simultaneously with the execution of this Agreement, Company is delivering to Buyer a copy of the Affiliate Agreement substantially in the form attached hereto as Exhibit 5.02 executed by each of the directors of Company and Paul A. Larsen, Executive Vice President of Company (the "Affiliate Agreement"). The Affiliate Agreement requires, among other things, that each signer vote his/her shares of Company Common Stock in favor of this Agreement and the Merger.

(b) Company shall use its reasonable best efforts to cause all other executive officers of Company who own shares of Company Common Stock and Michael and Francis Halikias to enter into an Affiliate Agreement with Buyer within ten (10) Business Days of the date hereof.

(c) To the extent any Company Stock Option is exercised prior to the Effective Time, Company shall, with Buyer's written approval, and after the mailing of the Proxy Statement described in Section 6.04, use its reasonable best efforts to repurchase a number of shares of Company Common Stock equal to the number of shares of Company Common Stock issued upon the exercise of such Company Stock Option.

(d) The board of directors of Company and the committee established under the Company Stock Option Plans shall take such actions or make such determinations as may be allowed under such plans to effect the provisions of this Section 5.02, including amending the

Company Stock Option Plans so that each unexercised Company Stock Option, whether vested or not, will, at the Effective Time, be converted into cash equal to the Option Spread.

Section 5.03. Indemnification. Except as may be limited by applicable law, Buyer hereby agrees to maintain all rights of indemnification currently provided by Company or any Company Subsidiary in favor of their current and former employees, directors, officers and agents on terms no less favorable than those provided in the certificate of incorporation or articles of incorporation or of association or by-laws of Company or any Company Subsidiary or otherwise in effect on the date of this Agreement or as otherwise required by Delaware law for a period of not less than three (3) years from the Effective Time with respect to matters occurring prior to the Effective Time. In the event Buyer or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other Person and is not the resulting, continuing, or surviving corporation or entity of such reorganization, consolidation, merger, or transaction, or (ii) liquidates, dissolves, or transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that such surviving corporation or transferee and its successors and assigns assume the obligations set forth in this Section 5.03. Buyer agrees that, prior to or at the Effective Time, Company may secure, at its expense, prior acts and omissions coverage under its directors and officers liability insurance for current and former employees, officers, directors and agents of Company and the Company Subsidiaries for a period of at least three (3) years following the Effective Time which insurance shall contain at least the same coverage and amounts, and contains terms and conditions not less advantageous as that coverage currently provided by Company and the Company Subsidiaries. After said three (3) year period, Buyer will use its reasonable best efforts to secure such insurance coverage for another three (3) years; provided, however, that Buyer shall not be obligated to purchase such coverage if the cost is in excess of that which is commercially reasonable, which in no event shall exceed $300,000; provided further that Company may purchase such coverage prior to the Effective Time if the cost is commercially reasonable but in no event in excess of $300,000.

Section 5.04. Certain Actions. Neither Company nor any Company Subsidiary nor any of the Representatives (as defined below) (i) shall solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to a Takeover Proposal or a potential Takeover Proposal with respect to Company or any Company Subsidiary or (ii) shall (A) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or proposal, or (B) enter into any agreement, arrangement, or understanding (whether written or oral), regarding any proposal or transaction providing for or requiring Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, or compensating Company or any Company Subsidiary under any of the instances described in this clause. Company shall immediately instruct and otherwise use its reasonable best efforts to cause Company's and each Company Subsidiary's respective directors, officers, employees, agents, advisors (including any investment banker, attorney, or accountant retained by Company or any Company Subsidiary), consultants and other representatives (the "Representatives") to comply with such prohibitions. Any action described in clauses (i) and (ii) of this Section
5.04 and in the following sentence taken by a Representative shall be deemed to be an action taken by Company. Any breach of an

Affiliate Agreement shall be deemed to be a breach by Company of this Section
5.04. Company shall immediately cease and cause to be terminated, and shall cause the Representatives to cease or terminate, any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to such activities. Company shall promptly notify Buyer orally and in writing in the event Company or any of the Representatives receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries. This Section 5.04 shall not prohibit accurate disclosure by Company in any document, including the Proxy Statement, or other disclosure in each case to the extent required by applicable law if, pursuant to advice given by Barack Ferrazzano Kirschbaum Perlman & Nagelberg L.L.C. ("BFKPN"), disclosure is required under applicable law as to the transactions contemplated hereby. Notwithstanding the foregoing, Company may provide information at the request of or enter into negotiations with a third party with respect to an unsolicited Takeover Proposal (defined below) if the board of directors of Company determines, in good faith, that the exercise of its fiduciary duties to the stockholders of Company under applicable law, after consultation with and considering the advice of BFKPN, requires it to take such action, and provided further, that Company may not, in any event, provide to such third party any information which it has not provided to Buyer. Company shall promptly notify Buyer orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries or proposals, along with a summary of the advice provided by BFKPN.

Section 5.05. Title Matters. As soon as practical after the date hereof and at least thirty (30) days prior to the Effective Time, Company shall, at its own expense, obtain and deliver to Buyer:

         (a) With respect to the real estate described on Schedule 4.25 of the Disclosure Schedule of Company (other than real estate subject to leases or real estate acquired in a foreclosure or similar action), an owner's preliminary report on title covering a date subsequent to the date hereof, issued by a title insurance company reasonably acceptable to Buyer, which preliminary report shall contain a commitment of such title insurer to issue an owner's title insurance policy on ALTA 1992 Owner's Form B insuring the fee simple title of Company or the Bank in such real estate in an amount equal to the value of such real estate as shown on Company's books and records subject only to (i) Permitted Liens; and (ii) such other matters as may be disclosed in such preliminary report that are reasonably approved in writing by Buyer.

         (b) Surveys certified in accordance with current ALTA land survey standards by a registered land surveyor licensed in the state in which such real estate is located as of a date subsequent to the date hereof of the real estate described in Schedule 4.25 of the Disclosure Schedule of Company showing with respect to such real estate: (i) the legal description; (ii) all buildings, structures and improvements thereon and all "setback" lines, restrictions of record and other restrictions that have been established by any applicable zoning or building code or ordinance and all easements or rights of way; (iii) no encroachments upon such parcel by buildings, structures, improvements or easements; (iv) legal access to such parcel from a public street;
         (v) no easements which materially and adversely affect the use of such parcel or the improvements located thereon, and (vi) the flood plain in which such real estate is located, if any.

         (c) At least (5) Business Days prior to the Closing Date, Company shall, at its own expense, obtain and deliver to Buyer owner's title insurance policies dated the Closing Date on ALTA 1992 Owner's Form B with an extended coverage endorsement guaranteeing over the standard exceptions to title customarily contained in such policies, covering the real estate covered by the commitments referred to in Schedule 4.25 of the Disclosure Schedule of Company hereof issued by the insurer which issued such commitments, insuring the fee simple estate of Company or the Bank (or such other entity reasonably acceptable to Buyer) in the real estate in the amount not less than the same amount as the commitment therefor, subject only to Permitted Liens and the matters set forth in Schedule 4.25 of the Disclosure Schedule of Company hereof.

Section 5.06. Environmental Investigation. (a) Buyer shall engage or caused to be engaged an environmental consultant to conduct a preliminary ("Phase I") environmental assessment of each of the parcels of real estate used in the operation of the businesses of Company and any Company Subsidiary and any other real estate owned by Company or any Company Subsidiary. The fees and expenses of the consultant with respect to the Phase I assessments shall be paid by Company. The consultant shall complete and deliver the Phase I assessments not later than forty-five (45) days after the date of this Agreement. If in the reasonable opinion of Buyer any material adverse environmental conditions are found, suspected, or would tend to be indicated by the report of the consultant, then the parties shall obtain from one or more mutually acceptable consultants or contractors, as appropriate, an estimate of the cost of any further environmental investigation, sampling, analysis, remediation, or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations.

(b) Upon receipt of the estimate of the costs of all follow-up work to the Phase I assessments or any subsequent investigation phases that may be conducted, the parties shall attempt to agree upon a course of action for further investigation and remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the report of the consultant. All post-Phase I investigations or assessments (the cost of which shall be paid by Company), all work plans for any post-Phase I assessments or remediation, and any removal or remediation actions that may be performed, shall be mutually satisfactory to Buyer and Company. If the work plans or removal or remediation actions would cost more than $1,000,000 (individually or in the aggregate) to complete, Buyer and Company shall discuss a mutually acceptable modification of this Agreement. Buyer and Company shall cooperate in the review, approval, and implementation of all work plans.

(c) If the parties are unable to agree upon a course of action for further investigation and remediation of an environmental condition or issue raised by an environmental assessment and/or a mutually acceptable modification to this Agreement, and the condition or issue is not one for which it can be determined to a reasonable degree of certainty that the risk and expense to which Buyer, its Subsidiaries, Company or any Company Subsidiary would be subject as owner of the property involved can be quantified, in good faith, and limited to an amount less than $1,000,000, then Buyer may abandon this Agreement by the earlier to occur of (i) sixty (60) days after the receipt of the Phase I assessments, or
(ii) the receipt of all consents and approvals of government regulatory authorities as legally required to consummate the Merger and the expiration of all statutory waiting periods.

Section 5.07. Buyer's Conduct Prior to Closing. During the period commencing on the date hereof and continuing until the Closing Date, Buyer agrees (except as contemplated by this Agreement or to the extent that Company shall otherwise consent in writing) that:

(a) Buyer will, and will cause its Subsidiaries to, use commercially reasonable efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to Company which is public in nature in connection with such requirements imposed upon any of them in connection with the Merger.

(b) Buyer will, and will cause its Subsidiaries to, use commercially reasonable efforts to obtain (and to cooperate with Company in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. Buyer will not, nor will it permit any of the its Subsidiaries to, knowingly or willfully take any action that would adversely affect its ability to perform its obligations under this Agreement.



                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS


Section 6.01. Inspection of Records; Confidentiality. (a) Company shall (i) afford Buyer and Buyer's accountants, counsel and other representatives, full access during normal business hours during the period prior to the Closing Date to all of its and the Company Subsidiaries' respective properties, books, contracts, commitments and records, including all attorneys' responses to auditors' requests for information, and accountants' work papers, developed by any of them or their accountants or attorneys but not including any corporate records relating to any Takeover Proposal or any information that cannot be disclosed pursuant to that certain confidentiality agreement between Company and Midwest Banc Holdings, Inc. dated June 11, 2002 and that certain Agreement and Plan of Reorganization between such parties dated as of November 1, 2002; (ii) permit Buyer and its respective representatives to discuss such information directly with Company's officers, directors, employees, attorneys and accountants; (iii) permit Buyer to perform various accounting procedures, testing or analysis as Buyer deems reasonably appropriate. During such period, Company shall use its best efforts to furnish promptly to Buyer all other information concerning the business, properties and personnel of Company and the Company Subsidiaries as Buyer may reasonably request. Any failure to comply with this covenant shall be disregarded if promptly corrected without material adverse consequences to Buyer. The availability or actual delivery of information shall not affect the representations, warranties, covenants, and agreements of Company that are contained in this Agreement or in any certificates or other documents delivered pursuant hereto. Nothing contained in this Section 6.01(a) shall be construed as prohibiting Buyer from terminating this

Agreement if there is a material change after the date of this Agreement to the information disclosed in the initial Disclosure Schedule of Company.

(b) Company and Buyer agree that certain information ("Confidential Information") has been disclosed, will be disclosed, or will be discovered concerning Company and Buyer and their respective employees, representatives, owners, agents, customers, assets and other non-specified items/issues, which is either non-public, confidential or proprietary in nature, including customer lists and accounts, in the form not only of written information but also information which may be transmitted orally, visually, electronically, on computer disk, or by other means by any Person or any representative or advisor of Company or Buyer or one or more of their respective representatives, agents, individuals, entities or interested/non-interested parties containing or based on, the information prepared for the purpose of the discussions and transactions contemplated between Company and Buyer herein. Company and Buyer agree that all the Confidential Information prepared in the course of or for the purpose of the discussions between Company and Buyer and the consummation of the transactions contemplated herein shall not be used by Buyer or Company or their respective agents, representatives, individuals or entities in any manner whatsoever or for any purpose unless specified herein or agreed to in writing by the parties. Buyer and Company will each keep confidential all such information (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) in accordance and subject to the terms of the Confidentiality Agreement, dated June 10, 2002, between Buyer and Company, with Company assuming the same obligations with respect to Confidential Information received by Company from Buyer as Buyer has with respect to any Confidential Information received by Buyer from Company. In the event of a conflict or an inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement shall govern. No investigation by Buyer or Company shall affect the representations and warranties of the other and each such representation and warranty shall survive any such investigation.

(c) Company shall allow a representative of Buyer to attend as an observer all meetings of the board of directors and committees of the board of directors of Company and any Company Subsidiary and any meeting of the loan committee and asset liability management committee of Company or any Company Subsidiary. Company shall give reasonable notice to Buyer of any such meeting and, if known, the agenda for or business to be discussed at such meeting. Company shall provide to Buyer all information provided to the directors on all such boards in connection with all such meetings or otherwise provided to the directors, and shall provide any other financial reports or other analysis prepared for senior management of Company or any Company Subsidiary, in each case excluding information which is privileged or is subject to any restriction on disclosure, including as described in Section 6.01(a) hereof. It is understood by the parties that Buyer's representative will not have any voting rights with respect to matters discussed at these meetings and that Buyer is not managing the business or affairs of Company or any Company Subsidiary. All information obtained by Buyer at these meetings shall be treated in confidence as provided in Section 6.01(b) hereof. Notwithstanding the foregoing, Buyer shall not be permitted to attend any portion of a meeting and Company shall not be required to provide Buyer with any materials, in violation of applicable law or that relates to a Takeover Proposal (except for information to be provided as required by Section 6.04 hereof), or that involve matters protected by the attorney-client privilege.

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

Section 6.02. Cooperation. Each party covenants that it will use its reasonable best efforts to consummate the transactions contemplated by this Agreement as soon as practicable, unless this Agreement is terminated as provided herein and that it will not willfully or intentionally breach this Agreement. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Buyer or Company, as the case may be, shall take all such necessary action. Each party shall use its reasonable best efforts to preserve for itself and each other party each available legal privilege with respect to confidentiality of their negotiations and related communications including the attorney-client privilege.

Section 6.03. Regulatory Applications. Buyer shall use its reasonable best efforts to file within thirty (30) days from the date hereof all applications, notices, requests for authorization or other documents with the appropriate federal or state bank regulatory authorities, including, but not limited to, the OBRE, the OCC, the Federal Reserve Board and the FDIC, necessary to consummate the Merger, the Related Mergers and all other transactions contemplated by this Agreement (the "Regulatory Applications"). Company shall cooperate and assist (and shall cause each Company Subsidiary to cooperate and assist) with Buyer in all respects with respect to the preparation and filing of all Regulatory Applications. Buyer shall use reasonable efforts to respond as promptly as practicable to all inquiries received concerning the Regulatory Applications and to satisfy all conditions that may be required for the approval or authorization of the Regulatory Applications; provided, however, that Buyer shall have no obligation to accept non-standard conditions or restrictions with respect to the approval or authorization of the Regulatory Applications if it shall reasonably be determined by Buyer in its sole discretion that such conditions or restrictions would have a Material Adverse Effect on Company, any Company Subsidiary, Buyer or the Surviving Corporation. In the event of an adverse or unfavorable determination by any regulatory authority, or in the event the Merger or Related Mergers are challenged or opposed by any administrative or legal proceeding, whether by the United States Department of Justice or otherwise, the determination of whether or to what extent to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be made solely by Buyer in its sole discretion. Buyer shall deliver a copy of all public portions of all Regulatory Applications and all non-public portions of Regulatory Applications that relate to Company or any Company Subsidiary to Company in advance of filing them in order to provide Company with the opportunity to review and comment upon the same; provided, however, Buyer shall have no obligation to accept such comments. Buyer shall deliver a final copy of the public portions of all Regulatory Applications containing information applicable to Company or a Company Subsidiary to Company promptly after such applications are filed with the appropriate regulatory authority. Buyer shall advise Company periodically of the status of the Regulatory Applications.

Section 6.04. Company Stockholder Approval. Company shall call a meeting of the stockholders of Company to be held as soon as reasonably practicable after the date of this Agreement for the purpose of voting upon this Agreement and the Merger (the "Company

Meeting"). In connection with the Company Meeting, (a) Company shall cause its counsel to prepare a proxy statement for use in connection with the Company Meeting with the assistance of Buyer and Chapman and Cutler LLP, counsel to Buyer (the "Proxy Statement"), and Company shall mail the Proxy Statement to the stockholders of Company; provided, however, that the Proxy Statement shall not be mailed to the stockholders of Company until: (i) the Proxy Statement has been filed by Company with the SEC pursuant to the Securities Exchange Act and the rules and regulations promulgated thereunder; and (ii) William Blair & Company, L.L.C. has delivered to the board of directors of Company for inclusion in the Proxy Statement an opinion, dated the mailing date, to the effect that the Per Share Merger Consideration is fair to the stockholders of Company from a financial point of view (the "Fairness Opinion"); (b) the board of directors of Company shall recommend to the stockholders of Company the approval of this Agreement and the Merger; and (c) the board of directors of Company shall otherwise use its reasonable best efforts to the extent consistent with its fiduciary duties to obtain the approval of this Agreement and the Merger by the stockholders of the Company. Company shall cause its counsel to prepare the Proxy Statement in compliance with all applicable federal and state laws, rules, regulations and ordinances and shall mail the Proxy Statement to the stockholders of Company in compliance with all applicable federal and state laws rules, regulations and ordinances. Subject to the requirements of applicable laws, nothing contained in this Section 6.04 shall limit Company's obligation to hold and convene the Company Meeting (regardless of whether the unanimous recommendation of the board of directors of Company shall have been withdrawn or modified).

Section 6.05. Financial Statements and Reports. From the date of this
Agreement and prior to the Effective Time and to the extent permitted by applicable law: Company will deliver to Buyer: (a) not later than ninety (90) days after the end of any fiscal year, its Annual Report on Form 10-K (and all schedules and exhibits thereto) for the fiscal period then ended prepared in conformity with GAAP and the rules and regulations of the SEC; (b) not later than thirty (30) days after the end of any calendar quarter, the Reports of Condition and Income filed with the OCC by the Bank which shall be prepared in accordance with the rules and regulations of the OCC; (c) not later than forty-five (45) days after the end of each quarter, its Report on Form 10-Q for such quarter as filed with the SEC which shall be prepared in conformity with GAAP and the rules and regulations of the SEC; and (d) any and all other material reports filed with the SEC, the FDIC, the Federal Reserve Board or the OCC or any other federal or state regulatory agency within three (3) Business Days of the filing of any such report.

Section 6.06. Notice. At all times prior to the Closing Date, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Sections 7.01, 7.02 and 7.03 hereof. In the event that any party becomes aware of the occurrence or impending occurrence of any event which would constitute or cause a breach by it of any of the representations and warranties or agreements or covenants contained herein in any material respect, or would have constituted or caused a breach by it of the representations and warranties or agreements or covenants contained herein in any material respect, had such an event occurred or been known prior to the date hereof, said party shall immediately give detailed and written notice thereof to the other party, and shall, unless the same has been waived in writing by the other party, use its reasonable efforts to remedy the same, provided that such efforts, if not successful, shall not be deemed to satisfy any condition precedent to the Merger.

Section 6.07. Press Releases. At all times prior to the Closing Date, each party shall mutually agree with the other prior to the issuance of any press release or other information to the press or any third party for general circulation with respect to this Agreement or the transactions contemplated hereby; provided, however, that Buyer and Company shall issue a mutually agreed upon press release promptly following the execution of this Agreement which shall be prepared and filed in accordance with Rule 165 under the Securities Act, Rule 14a-12 of the Securities Exchange Act and Regulation FD of the Securities Exchange Act; provided, further Buyer and Company shall agree to a mutually agreeable form of notice to the employees of Company, the Bank and Company Investments promptly following the execution of this Agreement.

Section 6.08. Delivery of Supplements to Disclosure Schedules. Five (5) Business Days prior to the Closing Date, each party will supplement or amend its Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty made by the disclosing party which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties contained in Article III and Article IV hereof in order to determine the fulfillment of the conditions set forth in Section 7.01(a) and Section 7.02(a) hereof, the Disclosure Schedules of Company and Buyer shall be deemed to include only that information contained therein as of the date of this Agreement unless changes thereto are agreed upon by the parties hereto in writing.

Section 6.09. Resolution of Company Benefit Plans. Company and Buyer shall cooperate in effecting the following treatment of the Company Benefit Plans, except as mutually agreed upon by Buyer and Company prior to the Effective Time:

         (a) Except as otherwise provided herein, any Company Benefit Plan sponsored by Company or any Company Subsidiary may or may not, in Buyer's sole discretion, be continued after the Effective Time without a termination or discontinuance thereof as a result of the Merger, subject to the power reserved to the Surviving Corporation or any applicable Subsidiary of the Surviving Corporation under each such plan to subsequently amend or terminate the plan, which amendments or terminations shall comply with applicable law. All participants under the ESOP and the Company Profit Sharing and Savings Plan shall at the Effective Time, be fully vested in all benefits thereunder upon the termination of each such plan at the Effective Time.


         (b) At or as promptly as practicable after the Effective Time as Buyer shall reasonably determine, Buyer shall provide, or cause any of its Subsidiaries to provide, to each employee of Company and any Company Subsidiaries as of the Effective Time ("Company Employees") the opportunity to participate in each employee benefit plan and program maintained by Buyer or its Subsidiaries for similarly-situated employees (the "Buyer Benefit Plans") provided that with respect to such Buyer Benefit Plans,

         Company Employees shall be given credit for service with Company or any Company Subsidiary in determining eligibility for and vesting in benefits thereunder, but not for purposes of benefit accrual; provided further that Company Employees shall not be subject to any waiting periods or pre-existing condition exclusions under the Buyer Benefit Plans to the extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under the Company Benefit Plans; and provided further that to the extent that the initial period of coverage for Company Employees under any Buyer Benefit Plan that is an "employee welfare benefit plan" as defined in
         Section 3(1) of ERISA is not a full 12-month period of coverage, Company Employees shall be given credit under the applicable Buyer Benefit Plans for any deductibles and co-insurance payments made by such Company Employees under the Company Benefit Plans during the balance of such 12-month period of coverage. Nothing in the preceding sentence shall obligate Buyer to provide or cause to be provided any benefits duplicative to those provided under any Company Benefit Plan continued pursuant to Section 6.09(a) hereof, including extending participation in any Buyer Benefit Plan which is an "employee pension benefit plan" under ERISA with respect to any portion of the year during which benefits are accrued to Company Employees under the ESOP or the Company Profit Sharing and Savings Plan. Except as otherwise provided in this Agreement, the power of Buyer, a Company Subsidiary or any Subsidiary of Buyer to amend or terminate any benefit plan or program, including any Company Benefit Plan shall not be altered or affected. Moreover, this Agreement shall not confer upon any Company Employee any rights or remedies hereunder and shall not constitute a contract of employment or create any rights, to be retained or otherwise, in employment at Buyer, a Company Subsidiary or any Subsidiary of Buyer.

         (c) As of the Effective Time, the ESOP shall be terminated in accordance with its terms. Prior to the Effective Time, Company shall be permitted to make such changes to the ESOP as it deems appropriate to carry out the provisions of the ESOP and this Section 6.09(c) and shall file a request for determination with the IRS with respect to the termination of the ESOP. Company shall submit to Buyer for its review and comment such ESOP changes before they are made and the request for determination before it is filed with the IRS. Buyer acknowledges that approval of the Merger by the stockholders of Company shall constitute a "change in control" under the ESOP and that, pursuant to the terms thereof, the ESOP Trustee may sell a sufficient number of unallocated shares of Company Common Stock to repay the then outstanding ESOP Loan in full, and that the ESOP Trustee may sell such shares to Company. As soon as practicable after receipt of a favorable determination letter from the IRS with respect to the termination, the assets of the ESOP shall be distributed to the participants and beneficiaries or transferred pursuant to an eligible rollover distribution as a participant or beneficiary may direct (including a rollover into a qualified plan of Buyer, if approved by Buyer, in which the individual is then participating). Prior to the Effective Time, Company and each Company Subsidiary shall be entitled to make contributions to the ESOP for purposes of making prepayments on the ESOP Loan, provided such prepayments are fully deductible by Company or the Company Subsidiary under Section 404 of the Code (without regard to the carryover provisions of Section 404) and otherwise in compliance with Section 415 of the Code and do not adversely affect the tax qualified status of the ESOP under Section 401(a) and 4975 of the Code.

         (d) Each Company Employee terminated involuntarily by Buyer or any of its Subsidiaries on or after the Effective Time who is an "Eligible Employee" (as defined in Buyer's severance pay plan effective as of December 1, 1999, as amended from time to time) and not subject to an eligibility exclusion thereunder shall be eligible to receive severance payments from Buyer (including outplacement services) pursuant to any severance pay plan offered by Buyer to its employees at that time, provided, however, any former officer of Company or any Company Subsidiary who is terminated involuntarily by Buyer or any of its Subsidiaries for any reason except for cause within thirty (30) days of the Effective Time shall receive severance payments from Buyer (provided no such payment shall exceed one year's salary) equal to two
         (2) month's salary plus one (1) week's salary for every year of service. Notwithstanding the foregoing sentence, each Company Employee shall be eligible for severance payments pursuant to this Section 6.09(d) (including outplacement services) only if such Company Employee is not a party to a written employment agreement or a change of control and non compete agreement with Company or any Company Subsidiary or who is not eligible for severance payments under any other contract or agreement. The Director Retirement Plan between Company and its directors shall be terminated at the Effective Time and the maximum benefits payable thereunder shall be paid in a cash lump sum to the directors. The good faith estimate of Company of the amount of the maximum benefits payable under the Director Retirement Plan with respect to the transactions contemplated hereunder and the recipients thereof are set forth on Schedule 6.09(e) of the Disclosure Schedule of Company, subject to the exceptions included on Schedule 6.09(e). At the Effective Time, Buyer shall make lump-sum payments equal to the present value of the cost of post retirement health care benefits for retired health plan participants who have agreed to receive such payments, and the present value of the cost of post-retirement health care benefits for eligible directors under the Director Retirement Plan who have agreed to receive such payments, which amount shall be based on the life expectancy of the participant and future cost of living adjustments as calculated in amounts determined by an actuary mutually acceptable to Buyer and Company. Company agrees to use its reasonable best efforts to assist Buyer in persuading such participants to accept such lump-sum payments. Buyer agrees to continue to provide after the Closing these post-retirement health care benefits to any participant who chooses not to accept such payments. Company agrees to use its reasonable best efforts to assist Buyer in persuading the directors that have Director's Compensation Agreements to accept a cash lump-sum payment for the periodic payments due thereunder. Buyer agrees to continue to pay after the Closing these periodic payments to any director who chooses not to accept such lump sum payment. The good faith estimate of Company of the amount of the maximum amount payable by Buyer to directors under the Director's Compensation Agreements, including amounts payable to individual directors, are set forth on
         Schedule 6.09(e) of the Disclosure Schedule of Company, subject to the exceptions included on Schedule 6.09(e). Company shall be permitted to make payments (to the extent accrued) under its bonus plan in existence on the date hereof.

         (e) Buyer agrees to assume and honor (i) the Bank Incentive Plan and Trusts, (ii) the employment and change of control agreements, (iii) the employee retention agreements, (iv) the consulting agreements, and (v) all other written agreements with current and former employees and directors as set forth on the Disclosure Schedule of Company according to their terms with such modifications as set forth in the Disclosure Schedule of Company. Buyer hereby acknowledges that the Merger and the Closing constitute a change of control for purposes of the above-mentioned agreements. Company shall take such actions regarding certain payments to the executive officers of Company as are set forth in Schedule 6.09(e) of the Disclosure Schedule of Company. The good faith estimate of Company of the amount of each change of control payment payable in cash with respect to the transactions contemplated hereunder and the recipient thereof is set forth on Schedule 6.09(e) of the Disclosure Schedule of Company, subject to the exceptions included on Schedule 6.09(e).

         (f) As of the Effective Time, the Company Profit Sharing and Savings Plan shall be terminated in accordance with its terms. Prior to the Effective Time, Company shall be permitted to make such changes to the Company Profit Sharing and Savings Plan as it deems appropriate to carry out the provisions of the Company Profit Sharing and Savings Plan and this Section 6.09(f) and shall file a request for determination with the IRS with respect to the termination of the Company Profit Sharing and Savings Plan. Company shall submit to Buyer for its review and comment such Company Profit Sharing and Savings Plan changes before they are made and the request for determination before it is filed with the IRS. As soon as practicable after receipt of a favorable determination letter from the IRS with respect to the termination, the assets of the Company Profit Sharing and Savings Plan shall be distributed to the participants or beneficiaries or transferred pursuant to an eligible rollover distribution as a participant or beneficiary may direct (including a rollover into a qualified plan of Buyer, if approved by Buyer, in which the individual is then participating).


         (g) On the Closing Date, Buyer shall pay each employee of Company and any Company Subsidiary who is employed by Company or any Company Subsidiary on the Closing Date and who is not a Data Process Employee a one-time lump-sum cash bonus payment in an amount equal to 10% of such employee's respective base salary as of the Closing Date, subject to all applicable withholding. Buyer shall pay each Data Process Employee a one-time lump-sum cash bonus payment in an amount equal to 10% of such Data Process Employee's respective base salary as of the Closing Date, subject to all applicable withholding, on the earlier to occur of
         (i) the date of completion of Company's data processing system conversion, as determined in Buyer's sole discretion; (ii) the date on which such Data Process Employee is involuntarily terminated by Buyer or one of its Subsidiaries, as the case may be; or (iii) June 30, 2004, provided that such Data Process Employee is employed by Buyer or one of its Subsidiaries on such date. In the event that any Data Process Employee or non-Data Process Employee who is entitled to receive a bonus as provided above is paid on an hourly basis, the amount payable to such individual shall be in an amount equal to (i) 10% of such individual's gross income set forth in his or her respective W-2 for 2003 in the event such amount is then available, or
         (ii) if such amount is not available, 10% of such individual's projected gross income for 2003, as determined in Buyer's reasonable discretion.

Section 6.10. Conforming Entries. (a) Company recognizes that Buyer and its Subsidiaries may have adopted different loan, accrual, reserve and accounting policies and practices (including loan classifications and levels of reserves for possible loan losses). Subject to applicable law, Company shall consult and cooperate with Buyer with respect to conforming the loan, accrual and reserve policies and practices of Company and the Company Subsidiaries to those policies of Buyer and its Subsidiaries for financial accounting and/or Tax reporting purposes, as specified in each case in writing from Buyer to Company, based upon such consultation and subject to the conditions in Section 6.10(c) hereof.

(b) Subject to applicable law, Company shall consult and cooperate with Buyer with respect to determining, as specified in a written notice from Buyer to Company, based upon such consultation and subject to the conditions in Section 6.10(c), the amount and the timing for recognizing for financial accounting and/or Tax reporting purposes Company's Transaction Fees and all other expenses of the Merger and the restructuring charges relating to or to be incurred in connection with the Merger.

(c) Subject to applicable law, Company and Company Subsidiaries shall (i) establish and take such reserves and accruals and make such conforming entries to conform the loan, accrual, reserve and accounting policies of Company and Company Subsidiaries to the policies of Buyer and its Subsidiaries and (ii) recognize the Transaction Expenses and all other expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger, in each case for financial accounting and/or income Tax reporting purposes at such times as are reasonably requested by Buyer, but in no event prior to three (3) Business Days prior to the Closing Date; provided, however, that on the date such reserves and accruals are to be taken, such entries are made and such charges and expenses are recognized, Buyer shall certify to Company that all conditions to Buyer's and NewCo's obligations to effect the transactions contemplated in this Agreement as set forth in Sections 7.1 and 7.3 hereof (subject to the receipt of the Company's officer certificate pursuant to Section 7.1(j) and the lapse of any waiting or similar period of time) have been satisfied or waived; and provided, further, that, notwithstanding any other provision of this Section 6.10, Company and the Company Subsidiaries shall not
(i) be required to take any action pursuant to this Section 6.10 for financial reporting purposes that is not permitted under regulatory reporting requirements or guidance.

(d) No reserves, accruals, conforming entries or charges or expenses taken or recognized at the written request of Buyer in accordance with this Section 6.10 may be a basis to assert a violation or a breach of a representation, warranty or covenant of Company herein or the failure of any condition to any of Buyer's obligations under this Agreement.

Section 6.11. Stockholder Equity Statement. Five (5) Business Day prior to the Closing Date (the "Determination Date"), Company shall prepare and deliver to Buyer a computation of Company's Stockholder Equity as of the Determination Date, and shall include a schedule setting forth in detail the calculations made to determine such Stockholder Equity (the "Stockholder Equity Statement"). Buyer may dispute any part of the Stockholder Equity

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

Statement by notifying Company in writing of such dispute at any time prior to the Effective Time (the "Dispute Notice"). If Company and Buyer are unable to resolve such dispute within three (3) Business Days of the Dispute Notice (the "Joint Resolution Period"), Company and Buyer shall jointly select within three
(3) Business Days of the expiration of the Joint Resolution Period a nationally recognized independent accounting firm not presently engaged by either Buyer or Company or any of their respective Subsidiaries (the "Dispute Arbitrator") to act as an arbitrator to resolve within ten (10) Business Days after such selection all points of dispute with regard to the Stockholder Equity Statement. Buyer and Company agree to cooperate with the Dispute Arbitrator as reasonably required in order to resolve any such dispute. Any resolution to the points of dispute with respect to the Stockholder Equity Statement determined by the Dispute Arbitrator shall be final and binding upon Buyer and Company solely for the purposes of this Section 6.11. Each party shall be responsible for the payment of its own fees and expenses in resolving any such disputes, and the fees and expenses of the Dispute Arbitrator shall be borne equally by Company and Buyer.



                                   ARTICLE VII
                                   CONDITIONS


Section 7.01. Conditions to the Obligations of Buyer and NewCo. Notwithstanding any other provision of this Agreement, the obligation of Buyer and NewCo to consummate the Merger is subject to the following conditions precedent (except as those which Buyer and NewCo may choose to waive):

         (a) The representations and warranties of Company contained in Sections 4.01, 4.02, 4.03 and 4.04 of this Agreement shall have been true and correct in all respects as of the date of this Agreement and as of the Closing Date (except for such representations and warranties that are expressly made as of some other specified date, which shall have been true as of that date); all other representations and warranties of Company contained in this Agreement, when read without regard to any qualification as to materiality or Material Adverse Effect contained within such representations and warranties, shall have been true and correct in all respects as of the date of this Agreement and as of the Closing Date (except for such representations and warranties that are expressly made as of some other specific date, which need be true and correct only as of such other date) with only such exceptions as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

         (b) Company shall have performed all obligations and shall have complied with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date, except where any such non-performance or non-compliance would not have a Material Adverse Effect on Buyer, Company, any Subsidiary of Buyer, any Company Subsidiary or the Surviving Corporation.

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

         (c) There shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger or any Related Merger by any federal or state government or governmental agency or instrumentality or court, which would prohibit Buyer's ownership or operation of all or a material portion of Company's business or assets, or would compel Buyer to dispose of or hold separate all or a material portion of Company's business or assets, as a result of this Agreement, or which would render Buyer or Company unable to consummate the transactions contemplated by this Agreement.

         (d) Since the date hereof, neither Company nor any Company Subsidiary shall have suffered a Material Adverse Effect.


         (e) To the extent any material lease, license, loan, or financing agreement or other contract or agreement to which Company or any Company Subsidiary, as the case may be, is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained.



         (f) Buyer shall have received proof satisfactory to it that Company has paid all Transaction Expenses.


         (g) If as of the Effective Time, Company or any Company Subsidiary is a party to any agreement with, or directive or order issued by, the Federal Reserve Board, the FDIC, the OCC or any other bank regulatory authority, which imposes any material restrictions or requirements not applicable to national banking associations generally with respect to the conduct of Company or the Company Subsidiaries' business, Buyer shall have received written confirmation from each bank regulatory authority which has entered into such an agreement with Company or a Company Subsidiary or which has issued such a directive or order, in form and substance reasonably satisfactory to Buyer, to the effect that such agreement, directive or order will not be binding on in any way to Company, a Company Subsidiary, Buyer or any Subsidiary of Buyer following the Effective Time.

         (h) Buyer shall have received evidence reasonably satisfactory to it that the Rights Agreement and the Rights associated therewith have been terminated.

         (i) Buyer shall have received a certificate signed by the President and Chief Executive Officer and Chief Financial Officer of Company, dated as of the Closing Date, certifying that the conditions set forth in Sections 7.01(a), (b) and (d) hereof have been satisfied.

         (j) Buyer shall have received the written resignations, effective as of the Effective Time, of each director and officer of Company and each Company Subsidiary identified in writing by Buyer to Company not less than ten (10) Business Days prior to the Closing Date.

         (k) Buyer shall have received an opinion of Company's counsel substantially in the form of Exhibit 7.01(k) attached hereto.

         (l) The aggregate number of Dissenting Shares shall not exceed fifteen percent (15%) of the issued and outstanding shares of Company Common Stock immediately prior to the Effective Time.

         (m) The Aggregate Merger Consideration payable hereunder shall not exceed $102,500,000.

         (n) The Stockholder Equity of Company disclosed on the Stockholder Equity Statement shall not be less than $47,331,850, and no dispute to the Stockholder Equity Statement made by Buyer, if any, pursuant to
         Section 6.11 hereof shall be unresolved.

Section 7.02. Conditions to the Obligations of Company. Notwithstanding any other provision of this Agreement, the obligation of Company to consummate the Merger is subject to the following conditions precedent (except as those which Company may choose to waive):

         (a) The representations and warranties of Buyer and NewCo contained in Sections 3.01, 3.02 or 3.03 of this Agreement shall have been true and correct in all respects as of the date of this Agreement (except for such representations and warranties that are expressly made as of some other specific date, which shall have been true as of that date) and as of the day of the Closing; all other representations and warranties of Buyer and NewCo contained in this Agreement, when read without regard to any qualification as to materiality or Material Adverse Effect contained within such representations and warranties, shall have been true and correct in all respects as of the date of this Agreement and as of the day of the Closing (except for such representations and warranties that are expressly made as of some other specific date, which need be true and correct only as of such other date) with only such exceptions as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Buyer or NewCo.

         (b) Buyer and NewCo shall have performed all of their respective obligations and shall have complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or before the Closing Date, except where any such non-performance or noncompliance, individually or in the aggregate, would not materially affect Buyer's or NewCo's ability to perform their respective obligations hereunder.

         (c) Company shall have received a certificate signed jointly by the Chief Executive Officer and Chief Financial Officer of Buyer and NewCo, dated as of the Closing Date, certifying that the conditions set forth in Sections 6.02(a) and (b) have been satisfied.

         (d) Company shall have received an opinion of Buyer's counsel substantially in the form of Exhibit 7.02(d) attached hereto.

Section 7.03. Conditions to the Obligations of the Parties. Notwithstanding any other provision of this Agreement, the obligations of Buyer on the one hand, and Company on the other hand, to consummate the Merger are subject to the following conditions precedent (except as those which Buyer and Company may chose to waive in writing):

         (a) No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger or the Related Mergers shall have been issued and shall remain in effect.

         (b) The receipt of all Governmental Approvals and the expiration of all required waiting periods.

         (c) The receipt of the Stockholder Approval.

                                  ARTICLE VIII
                         TERMINATION; AMENDMENT; WAIVER

Section 8.01. Termination. This Agreement may be terminated at any time prior to the Closing Date:

         (a) By mutual written consent of the board of directors of Buyer (acting on behalf of itself and NewCo) and the board of directors of Company; or

         (b) By Buyer (acting on behalf of itself and NewCo) or Company if there shall have been a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this Agreement is illegal, invalid or unenforceable (unless the enforcement thereof is waived by the affected party) or denying any regulatory application the approval of which is a condition precedent to any party's obligations hereunder; or

         (c) At any time on or before the date specified in Section 8.01(i) hereof, by Buyer (acting on behalf of itself and NewCo) or Company in the event that any of the conditions precedent to the obligations of the other to the Merger, other than the condition precedent in Section 7.03(c) hereof, are rendered impossible to be satisfied or fulfilled by said date (other than by reason of a breach by the party seeking to terminate); or

         (d) By Buyer (acting on behalf of itself and NewCo) or Company, in the event of a material breach by the other of any representation, warranty, covenant or agreement contained herein or any schedule or document delivered pursuant hereto, which breach would result in the failure to satisfy the closing condition set forth in Section 7.01(a) or 7.01(b), in the case of Buyer and NewCo, or Section 7.02(a) or 7.02(b) in the case of Company, and which breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by the non-breaching party to the party committing such breach; or

         (e) By Buyer (acting on behalf of itself and NewCo) if the board of directors of Company fails to recommend approval of this Agreement to Company's stockholders or Company's board of directors withdraws such favorable recommendation or changes, alters or modifies such favorable recommendation in a manner adverse to Buyer, or shall have materially breached its obligations under this Agreement by reason of a failure to call a Company Meeting in accordance with Section 6.04 hereof; or

         (f) By either Buyer (acting on behalf of itself and NewCo) or Company if the stockholders of Company do not approve this Agreement after a vote taken thereon at a meeting duly called for such purpose (or at any adjournment thereof); or

         (g) By Buyer (acting on behalf of itself and NewCo) if the stockholders of Company fail to vote on this Agreement at a duly convened meeting of the stockholders of Company held prior to the Termination Date, unless such vote has been prevented by any injunction or other order or decree entered or enforced by any Person; or

         (h) By Buyer (acting on behalf of itself and NewCo) in the manner provided within the terms of Section 5.06 hereof; or

         (i) By either Buyer or Company on or after March 31, 2004 (the "Termination Date"), in the event the Merger has not been consummated by such date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein).

In the event either Buyer or Company elects to effect any termination pursuant to Section 8.01(b) through 8.01(i) above, it shall give written notice to the other specifying the basis for such termination.

Section 8.02. Expenses. Except as provided elsewhere herein, Buyer and Company shall each bear and pay all costs and expenses incurred by it and its respective Affiliates or on its or its respective Affiliates behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own Representatives and the Representatives of its respective Affiliates.

Section 8.03. Effect of Termination. Buyer (on behalf of itself and NewCo) shall be entitled to a one time payment of $5,000,000 in cash from Company, as an agreed upon break-up fee and not as a penalty and as the sole and exclusive remedy of Buyer and NewCo against Company and all parties to the Affiliate Agreements, payable on demand in immediately available funds, upon the occurrence of any of the following:

         (a) a termination of this Agreement by Buyer pursuant to Section 8.01(e); or

         (b) a termination of this Agreement by Buyer or Company pursuant to
         Section 8.01(f); provided, however, that prior thereto or within eighteen (18) months after such termination Company or any Company Subsidiary (i) shall have entered into an agreement amounting to a Takeover Proposal or arising in connection with a Takeover

         Proposal; (ii) a Takeover Proposal shall have occurred (other than as contemplated by and in connection with this Agreement); or (iii) the board of directors of Company shall have authorized or approved a Takeover Proposal or shall have publicly announced an intention to authorize or approve or shall have recommended that the stockholders of Company approve or accept any Takeover Proposal (other than as contemplated by and in connection with this Agreement); or

         (c) a termination of this Agreement by Buyer pursuant to Section
         8.01(g).

If Company fails to promptly pay to Buyer any fee due under this Section 8.03, then Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including, but not limited to, the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A., from the date such fee was required to be paid.

Section 8.04. Survival of Agreements. In the event of termination of this Agreement by either Buyer or Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect except that the agreements contained in Sections 6.01, 8.02, 8.03, 8.04 and Article IX hereof shall survive the termination hereof. Notwithstanding the prior sentence or Section 8.03, in the event of termination of this Agreement caused by (a) willful breach by a party of any agreement, covenant, or undertaking of such party contained herein or in any exhibit hereto; or (b) any uncured material misrepresentations or breach of warranty in any material respect by a party herein; or (c) the failure of any condition set forth in Article VII hereof which has failed because a party did not exercise good faith and commercially reasonable efforts towards the fulfillment of such condition, then the other party shall in addition to any other rights herein (including those described in Section 8.02 and Section 8.03 hereof) be entitled to all its legal and equitable remedies with respect to such termination and the causes thereof.

Section 8.05. Amendment. This Agreement may be amended by the parties hereto by action taken by the board of directors of Buyer and the board of directors of Company at any time before or after approval hereof by the stockholders of Company or Buyer, as the sole stockholder of NewCo but, after such approval, no amendment shall be made which changes the form of consideration or adversely affects or decreases the value of the consideration to be received by the stockholders of Company or which in any other way adversely affects the rights of such stockholders of Company without the further approval of such Company stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of Buyer, Company and NewCo. Buyer, Company and NewCo may without approval of their respective boards of directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby.

Section 8.06. Waiver. Any term, provision or condition of this Agreement may be waived in writing at any time by the party which is, or the stockholders of which are, entitled to the benefits hereof. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, agreement, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, agreement, covenant, representation or warranty of this Agreement. No investigation, review or audit by Buyer of Company, or by Company of Buyer, prior to or after the date hereof shall stop or prevent Buyer or Company, as the case may be, from exercising any right hereunder or be deemed to be a waiver of any such right.


                                   ARTICLE IX
                               GENERAL PROVISIONS


Section 9.01. Survival. All representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement shall not survive the Effective Time; provided that all of the agreements, covenants and obligations of Buyer and Company set forth herein which are contemplated to be performed after the Effective Time shall survive the Effective Time.

Section 9.02. Delivery of Disclosure Schedules. The Disclosure Schedules of each of Buyer and Company referred to in this Agreement shall consist of the information, agreements and other documentation described and referred to in this Agreement as being included in the Disclosure Schedules with respect to such party, which Disclosure Schedules were delivered by each of Buyer and Company to the other not less than one calendar day before the date of this Agreement. Disclosure of any fact or item in any Disclosure Schedule or Exhibit hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section to which its relevance is reasonably apparent.

Section 9.03. Notices. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given to any party or parties (a) upon delivery to the address of the party or parties as specified below if delivered in person or by courier or if sent by certified or registered mail (return receipt requested), or (b) upon dispatch if transmitted by telecopy or other means of facsimile transmission and such transmission is confirmed successfully by the transmitting machine, provided that such transmission is received during normal business hours and that any transmission received outside of normal business hours shall be deemed to be received at the start of normal business hours commencing immediately after the dispatch of the transmission, in each case addressed as follows:


if to Buyer:  Steven H. Shapiro
              Executive Vice President
              First Midwest Bancorp, Inc.

                300 Park Boulevard
                Suite 400
                Itasca, Illinois 60143
                Telephone: (630) 875-7345
                Telecopier: (630) 875-7360

copy to:        Douglas R. Hoffman
                Chapman and Cutler LLP
                111 West Monroe Street
                Chicago, Illinois 60603-4080
                Telephone: (312) 845-3000
                Telecopier: (312) 701-2361

if to Company:  James L. Roberts
                President and Chief Executive Officer
                CoVest Bancshares, Inc.
                749 Lee Street
                Des Plaines, Illinois 60016-6469
                Telephone: (847) 294-6500
                Telecopier: (847) 824-4204

copy to:        Dennis R. Wendte
                Barack Ferrazzano Kirschbaum
                Perlman & Nagelberg L.L.C.
                333 West Wacker Drive
                Suite 2700
                Chicago, IL 60606
                Telephone: (312) 984-3188
                Telecopier: (312) 984-3150


Section 9.04. Specific Enforceability. The parties recognize and hereby acknowledge that it is impossible to measure in money the damages that would result to a party by reason of the failure of either of the parties to perform any of the obligations imposed on it by this Agreement and that in any event damages would be an inadequate remedy in this instance. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof, the party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists and shall waive or not assert any requirement to post bond in connection with seeking specific performance.

Section 9.05. Applicable Law; Jurisdiction. (a) This Agreement shall be construed and interpreted according to the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

(b) In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal or state court located in Cook County, Illinois (and elsewhere with respect to appellate courts with jurisdiction over such matter) in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and consents to service of process by notice as provided in Section 9.03 of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in Cook County, Illinois.

Section 9.06. Severability. If any term, provision, covenant, or restriction contained in this Agreement is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

Section 9.07. Entire Agreement; Binding Effect; Non-Assignment; Counterparts. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement between the parties hereto and supersedes all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; and (b) is not intended to confer upon any other Person any rights or remedies hereunder except as specifically provided herein. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that Buyer may assign its rights hereunder to an Affiliate of Buyer without the prior written consent of any other party hereto; provided further, that such an assignment by Buyer shall not relieve Buyer from any Liability if such Affiliate fails to perform this Agreement. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

Section 9.08. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy or dispute that may arise under this Agreement is likely to involve complicated and difficult issues and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing Waiver, (ii) each such party understands and has considered the implications of this Waiver, (iii) each such party makes this Waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the Mutual Waivers and Certifications of this Section 9.08.





            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

In Witness Whereof, the undersigned have caused this Agreement and Plan of Merger to be executed as of the day and year first above written.

                                                 First Midwest
                                                 Bancorp, Inc.


                                                 By /s/ John M. O'Meara
                                                    ----------------------------
                                                    Name: John O'Meara
                                                         -----------------------
                                                    Its: President and Chief
                                                         -----------------------
                                                    Executive Officer
                                                    ----------------------------

                                                 First Midwest Acquisition
                                                 Subsidiary, Inc.

                                                 By /s/John M. O'Meara
                                                    ----------------------------
                                                    Name: John O'Meara
                                                         -----------------------
                                                    Its: President
                                                         -----------------------

                                                 CoVest Bancshares, Inc.

                                                 By /s/James Roberts
                                                    ----------------------------
                                                    Name: James Roberts
                                                         -----------------------
                                                    Its: President and Chief
                                                         -----------------------
                                                    Executive Officer
                                                    ----------------------------

                                                                         ANNEX B

                  [WILLIAM BLAIR & COMPANY, L.L.C. LETTERHEAD]


                                                    October 31, 2003



Board of Directors
CoVest Bancshares, Inc.
749 Lee Street
Des Plaines, IL 60016

Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock (other than First Midwest Bancorp, Inc.) (collectively, the "Stockholders") of CoVest Bancshares, Inc. (the "Company") of the $27.45 per share in cash (the "Merger Consideration") proposed to be paid to the Stockholders pursuant to the Agreement and Plan of Merger dated as of September 11, 2003 (the "Merger Agreement") by and among First Midwest Bancorp, Inc. ("First Midwest"), First Midwest Acquisition Subsidiary, Inc., a wholly owned subsidiary of First Midwest ("Merger Sub"), and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, the Company will be merged into Merger Sub (the "Merger") and each share of common stock of the Company, $0.01 par value per share, will be converted into the right to receive the Merger Consideration upon consummation of the Merger.

      We are familiar with the Company, having provided certain investment-banking services to the Company from time to time, including participation in strategic planning meetings with the Company's Board of Directors and review of merger-and-acquisition opportunities.

      In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) the Merger Agreement and a draft of the Company's proxy statement to be used in connection with the Merger; (b) certain audited historical financial statements of the Company for the five years ended December 31, 2002; (c) the unaudited financial statements of the Company for the six months ended June 30, 2003; (d) certain internal business, operating and financial information and the senior management-prepared financial forecast of the Company for 2003 (the "Forecast"); (e) information regarding publicly available financial terms of certain other recently announced or completed banking- and thrift-industry merger-and-acquisition transactions we deemed relevant; (f) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (g) current and historical market prices and trading volumes of the common stock of the Company; and (h) certain other publicly available information on the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment-banking procedures and considerations as we have deemed relevant. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of the Company.

      In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Forecast provided by senior management. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have been advised by the senior management of the Company that the Forecast examined by us has been reasonably prepared and reflects the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that (i) the Forecast will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company's financial statements or other information made available to us. We express no opinion with respect to the Forecast or the estimates and judgments on which they are based. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion except as provided in the Merger Agreement. We have relied as to all legal matters on advice of counsel to the Company, and have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company.

      William Blair & Company has been engaged in the investment-banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company and First Midwest for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.


      We are expressing no opinion herein as to the price at which the common stock of the Company will trade at any future time or as to the effect of the Merger on the trading price of the common stock of the Company. Such trading price may be affected by a number of factors, including but not limited to (i) dispositions of the common stock of the Company by stockholders within a short period of time after the announcement date of the Merger, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or in the financial-services market, (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (vi) timely completion of the Merger on terms and conditions that are acceptable to all parties at interest.

      Our investment-banking services and our opinion were provided for the use and benefit of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the stockholders of the Company of the Merger Consideration in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the stockholders by the Company with respect to the Merger.

      Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Stockholders.

                                    Very truly yours,



                                    /s/ William Blair & Company, L.L.C.
                                    ----------------------------------------
                                    WILLIAM BLAIR & COMPANY, L.L.C.

                                                                         ANNEX C

                               SECTION 262 OF THE
                        DELAWARE GENERAL CORPORATION LAW


      SECTION 262. APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.


      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, (other than a merger effected pursuant to Section 251(g) of this title) 252, 254, 257, 258, 263 or 264 of this title:


      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.


      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;


          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;


          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:



      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or



      (2) If the merger or consolidation was approved pursuant to Section 228 or 253 of this title, then either a constituent corporation, before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
(i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.



      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.



      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in

Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.



      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.



      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.



      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.



      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.



      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.



      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                       000000 0000000000 0 0000
COVEST BANCSHARES, INC.
                                                       000000000.000 ext
                                                       000000000.000 ext
                                                       000000000.000 ext
                                                       000000000.000 ext
                                                       000000000.000 ext
MR A SAMPLE                                            000000000.000 ext
DESIGNATION (IF ANY)                                   000000000.000 ext
ADD 1
ADD 2                                                  HOLDER ACCOUNT NUMBER
ADD 3
ADD 4
ADD 5
ADD 6

                                                       C 1234567890 J N T

                                                       [   ] Mark this box with
                                                       an X if you have made
                                                       changes to your name or
                                                       address details above.


SPECIAL MEETING PROXY CARD

PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS -- DECEMBER 4, 2003

The undersigned stockholder(s) of CoVest Bancshares, Inc., a Delaware corporation (the "Company"), does (do) hereby constitute and appoint Frank A. Svoboda, Jr. and James L. Roberts, and each of them, the true and lawful attorney of the undersigned with full power of substitution, to appear and act as the proxy or proxies of the undersigned at the Special Meeting of Stockholders of the Company to be held at the Casa Royale Banquets at 783 Lee Street, Des Plaines, Illinois, on Thursday, December 4, 2003, at 9:00 a.m. and at any adjournment thereof, and to vote all the shares of the Company standing in the name of the undersigned, or which the undersigned may be entitled to vote, as fully as the undersigned might or could do if personally present, as set forth below.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" APPROVAL OF THE AGREEMENT AND PLAN OF MERGER.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

                         [MAP OF CASA ROYALE BANQUETS]

Holder Account Number C1234567890           J N T

PROXY -- COVEST BANCSHARES, INC.


[A] ISSUES

The Board of Directors recommends a vote "FOR" the following resolutions.

                                                       FOR    AGAINST   ABSTAIN

1. Approval of the principal terms of the Agreement   [   ]    [   ]     [   ]
and Plan of Merger, dated as of September 11, 2003, by and among the Company, First Midwest Bancorp, Inc. ("First Midwest"), and First Midwest Acquisition
Subsidiary, Inc., which provides for, among other things, the merger of the Company with and into First Midwest.

2. Any other matter which may properly come before the Meeting or any adjournment thereof in the discretion of the proxy holder.


Mark this box with an X if you plan                   [   ]
to attend the meeting

[B] AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in corporation's name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box   Signature 2 - Please keep signature within the box   Date (mm/dd/yyyy)
[                                                ]   [                                                 ]  [               ]


                              6UPX HHH PPPP 0026681

--------------------------------------------------------------------------------
ADMISSION TICKET

Dear Stockholder,

You are cordially invited to attend a Special Stockholders' Meeting being held at 9:00 A.M. on Thursday, December 4, 2003 at Casa Royale Banquets, 783 Lee Street, Des Plaines, Illinois. Free parking is available.

If you are unable to attend, please vote, sign exactly as your name appears, date, and promptly mail the above proxy card in the postage paid envelope provided. You may send in your vote using the above proxy card whether or not you attend the Special Stockholders' Meeting, or you may choose to cast your vote at the meeting.

MR A SAMPLE                                              Holder Account Number
DESIGNATION  (IF ANY)

ADD 1                                                    C 1234567890 J N T
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6